EXHIBIT 10.44

EXECUTION COPY

CREDIT AGREEMENT

Dated as of October 14, 2005

among

KEYSTONE AUTOMOTIVE INDUSTRIES, INC.,

as Borrower,

THE LENDERS NAMED HEREIN

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

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4.2	Authority; Compliance With Other Agreements and Instruments and Government Regulations	52
4.3	No Governmental Approvals Required	53
4.4	Subsidiaries	53
4.5	Financial Statements	54
4.6	No Other Liabilities; No Material Adverse Changes	54
4.7	Title to and Location of Property	54
4.8	Intangible Assets	54
4.9	Public Utility Holding Company Act	55
4.10	Litigation	55
4.11	Binding Obligations	55
4.12	No Default	55
4.13	ERISA	55
4.14	Regulation U; Investment Company Act	56
4.15	Disclosure	56
4.16	Tax Liability	56
4.17	Hazardous Materials	56
4.18	Security Interests	56
4.19	Employee Matters	57
4.20	Fiscal Periods	57
4.21	Solvency	57

Article 5. AFFIRMATIVE COVENANTS (OTHER THAN INFORMATION AND REPORTING REQUIREMENTS)		58
5.1	Payment of Obligations	58
5.2	Payment of Taxes and Other Potential Liens	58
5.3	Preservation of Existence	58
5.4	Maintenance of Properties	58
5.5	Maintenance of Insurance	59
5.6	Compliance With Laws	60
5.7	Inspection and Appraisal Rights	60
5.8	Keeping of Records and Books of Account	60
5.9	Compliance With Agreements	60
5.10	Use of Proceeds	61
5.11	Hazardous Materials Laws	61
5.12	Financial Condition	61
5.13	Future Subsidiaries; Additional Security Documentation	62
5.14	Operating Accounts	62

Article 6. NEGATIVE COVENANTS		63
6.1	Payment of Indebtedness	63
6.2	Capital Expenditures	63
6.3	Other Indebtedness	63
6.4	Merger, Consolidation, Transfer of Assets	64
6.5	Guaranties	65
6.6	Loans, Advances, Investments	65
6.7	Pledge of Assets	66

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6.8	Hostile Tender Offers	67
6.9	ERISA	67
6.10	Change in Nature of Business	67
6.11	Change of Fiscal Periods	67
6.12	Amendments of Subordinated Obligations Documents	67
6.13	Sale-Leasebacks	67
6.14	Transactions With Affiliates	67

Article 7. INFORMATION AND REPORTING REQUIREMENTS		68
7.1	Financial and Business Information	68
7.2	Compliance Certificates	70

Article 8. CONDITIONS		71
8.1	Initial Advances	71
8.2	Any Advance	73

Article 9. EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT		75
9.1	Events of Default	75
9.2	Remedies Upon Event of Default	77

Article 10. THE ADMINISTRATIVE AGENT		80
10.1	Appointment and Authorization	80
10.2	Administrative Agent and Affiliates	80
10.3	Proportionate Interest in any Collateral	80
10.4	Lenders’ Credit Decisions	80
10.5	Action by Administrative Agent	81
10.6	Liability of Administrative Agent	82
10.7	Indemnification	83
10.8	Successor Administrative Agent	83
10.9	No Obligations of Borrower	84

Article 11. MISCELLANEOUS		85
11.1	Cumulative Remedies; No Waiver	85
11.2	Amendments; Consents	85
11.3	Costs, Expenses and Taxes	86
11.4	Nature of Lenders’ Obligations	87
11.5	Survival of Representations and Warranties	87
11.6	Notices	88
11.7	Execution of Loan Documents	88
11.8	Binding Effect; Assignment	88
11.9	Right of Setoff	91
11.10	Sharing of Setoffs	91
11.11	Indemnity by Borrower	91
11.12	Nonliability of the Lenders	93
11.13	No Third Parties Benefited	94
11.14	Confidentiality	94
11.15	Further Assurances	94

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11.16	Integration	94
11.17	Governing Law	95
11.18	Severability of Provisions	95
11.19	Headings	95
11.20	Time of the Essence	95
11.21	Foreign Lenders and Participants	95
11.22	Hazardous Material Indemnity	96
11.23	Purported Oral Amendments	97
11.24	Arbitration	97
11.25	Replacement of Lenders	100
11.26	USA Patriot Act Notice	100

Exhibits

A	–	Assignment and Acceptance
B	–	Compliance Certificate
C	–	Note
D	–	Pricing Certificate
E	–	Request for Borrowing
F	–	Request for Continuation/Conversion
G	–	Request for Letter of Credit
H	–	Security Agreement
I	–	Seller Subordination Agreement
J	–	Subsidiary Guaranty

Schedules

1.1	Lender Commitments/Pro Rata Shares
2.5	Existing Letters of Credit
4.4	Subsidiaries
4.7A	Existing Liens and Rights of Others
4.7B	Location of Property; Deposit Accounts
4.8	Intangible Assets; Restrictions on Use
4.10	Material Litigation
4.17	Hazardous Materials Matters
4.20	Fiscal Periods
6.3	Existing Indebtedness
6.5	Guaranties
6.6	Existing Investments

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CREDIT AGREEMENT

Dated as of October 14, 2005

This CREDIT AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”) is entered into by and among KEYSTONE AUTOMOTIVE INDUSTRIES, INC., a California corporation (“Borrower”), each lender whose name is set forth on the signature pages of this Agreement and each lender that may hereafter become a party to this Agreement pursuant to Section 11.8 (each a “Lender” and collectively, “Lenders”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article 1.

DEFINITIONS AND ACCOUNTING TERMS

1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means any transaction, or any series of related transactions, consummated after the Closing Date, by which Borrower and/or any of its Subsidiaries directly or indirectly (a) acquires any ongoing business or all or substantially all of the assets of any firm, partnership, joint venture, limited liability company, corporation or division thereof, whether through purchase of assets, merger or otherwise, (b) acquires in one transaction or as the most recent transaction in a series of transactions control of securities of a Person engaged in an ongoing business representing more than 50% of the ordinary voting power for the election of directors or other governing position if the business affairs of such Person are managed by a board of directors or other governing body or (c) acquires control of more than 50% of the ownership interest in any partnership, joint venture, limited liability company, business trust or other Person that is not managed by a board of directors or other governing body.

“Acquisition Consulting Agreement” means any management, consulting or similar service agreement entered into by and between Borrower or any Subsidiary, as the buyer, and any seller of a Target in connection with a Permitted Acquisition.

“Administrative Agent” means Wells Fargo when acting in its capacity as the Administrative Agent under any of the Loan Documents, or any successor Administrative Agent.

“Administrative Agent’s Office” means the Administrative Agent’s address as set forth on the signature pages of this Agreement, or such other address as the Administrative Agent hereafter may designate by written notice to Borrower and the Lenders.

“Advance” means any advance made or to be made by any Lender to Borrower as provided in Article 2.

“Affiliate” means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that, in any event, any Person that owns, directly or indirectly, 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation that has more than 100 record holders of such securities, or 10% or more of the partnership or other ownership interests of any other Person that has more than 100 record holders of such interests, will be deemed to be an Affiliate of such corporation, partnership or other Person. Notwithstanding the foregoing, for purposes of this Agreement and the other Loan Documents, none of Wells Fargo & Company, Wells Fargo or any of their respective Subsidiaries shall be deemed an “Affiliate” of Borrower or any Subsidiary of Borrower despite Wells Fargo & Company’s ownership of certain equity interests in Borrower.

“Aggregate Effective Amount” means, as of any date of determination and with respect to all Letters of Credit then outstanding, the sum of (a) the aggregate effective face amounts of all such Letters of Credit not then paid by Issuing Lender, plus (b) the aggregate amounts paid by Issuing Lender under such Letters of Credit not then reimbursed to Issuing Lender by Borrower pursuant to Section 2.5(d) and not the subject of one or more Advances made pursuant to Section 2.5(e) or (f).

“Alternate Base Rate” means, as of any date of determination, the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the higher of (a) the Prime Rate in effect on such date and (b) the Federal Funds Rate in effect on such date plus 1/2 of 1% (50 basis points).

“Alternate Base Rate Advance” means an Advance that bears interest in relation to the Alternate Base Rate as provided in Section 3.1(b).

“Applicable Alternate Base Rate Margin” means, with respect to any Alternate Base Rate Advance and any Swing Line Loan, the interest rate margin set forth below (expressed in basis points per annum) opposite the Applicable Pricing Level for that Pricing Period:

Applicable Pricing Level	Margin
I	0

II	0

III	0

IV	25

V	25

“Applicable Commitment Fee Margin” means, for each Pricing Period, the margin set forth below (expressed in basis points per annum) opposite the Applicable Pricing Level for that Pricing Period:

Applicable Pricing Level	Margin
I	20

II	22.5

III	25

IV	32.5

V	37.5

“Applicable Letter of Credit Fee Rate” means, as of any date of determination, the then effective Applicable LIBOR Rate Margin.

“Applicable LIBOR Rate Margin” means, with respect to any LIBOR Rate Advance, the interest rate margin set forth below (expressed in basis points per annum) opposite the Applicable Pricing Level for that Pricing Period:

Applicable Pricing Level	Margin
I	75

II	100

III	125

IV	150

V	175

“Applicable Pricing Level” means, for each Pricing Period, the pricing level set forth below opposite the Leverage Ratio as of the last day of the Fiscal Quarter most recently ended prior to the commencement of that Pricing Period:

Pricing Level	Leverage Ratio
I	Less than 1.00 to 1.00

II	Greater than or equal to 1.00 to 1.00, but less than 1.50 to 1.00

III	Greater than or equal to 1.50 to 1.00, but less than 2.00 to 1.0

IV	Greater than or equal to 2.00 to 1.00, but less than 2.25 to 1.0

V	Greater than or equal to 2.25 to 1.0

provided that (i) in the event that Borrower does not deliver a Pricing Certificate with respect to any Pricing Period prior to the commencement of such Pricing Period, then until (but only until) such Pricing Certificate is delivered the Applicable Pricing Level for that Pricing Period shall be Pricing Level V, and, subject to clause (iii) of this proviso, if upon delivery of such Pricing Certificate a change is warranted in the Applicable Pricing Level for such Pricing Period, such change shall be effective on the first Banking Day of the first calendar month beginning after delivery of such Pricing Certificate, and (iii) if any Pricing Certificate is subsequently determined to be in error, then any resulting change in the Applicable Pricing Level shall be made retroactively to the beginning of the relevant Pricing Period. Changes in the Applicable Pricing Level shall occur irrespective of the presence or absence of an Event of Default, and the changes resulting from time to time in the Applicable LIBOR Rate Margin or the Applicable Alternate Base Rate Margin shall apply and be payable cumulatively with, not in lieu of, any Default Rate then applicable.

“Approved Foreign Exchange Agreements” means one or more Foreign Exchange Agreements between Borrower and one or more of the Lenders, in each case, on terms mutually acceptable to Borrower, the Lender or Lenders party thereto, and the Administrative Agent.

“Approved Interest Rate Protection Agreements” means one or more Interest Rate Protection Agreements between Borrower and one or more of the Lenders, with respect to the Indebtedness evidenced by the Notes, which Interest Rate Protection Agreements, in each case, shall be on terms mutually acceptable to Borrower, the Lender or Lenders party thereto, and the Administrative Agent.

“Assignment and Acceptance” means an assignment and acceptance agreement substantially in the form of Exhibit A.

“Banking Day” means any Monday, Tuesday, Wednesday, Thursday or Friday, other than a day on which banks are authorized or required to be closed in California, or New York.

“Borrowing” means Advances of the same Type made, converted or continued on the same date and, in the case of LIBOR Rate Advances, as to which a single LIBOR Period is in effect.

“Capital Expenditure” means any expenditure that is treated as a capital expenditure under GAAP, including any expenditure that is required to be capitalized in accordance with GAAP that relates to an asset subject to a Capital Lease.

“Capital Lease” means, as to any Person, a lease of any Property by that Person as lessee that is, or should be in accordance with GAAP (including Financial Accounting Standards Board Statement No. 13, as amended or superseded from time to time), recorded as a “capital lease” on the balance sheet of that Person prepared in accordance with GAAP.

“Capital Lease Obligations” means all monetary obligations of a Person under any Capital Lease.

“Cash Equivalents” means (a) Government Securities and repurchase agreements with respect to Government Securities, in each case having a maturity of not more than twelve (12) months from the date of acquisition; (b) other readily marketable obligations that (i) are issued or guaranteed as to principal and interest by the United States of America, or any agency thereof, and (ii) mature at or prior to the later of the date twelve (12) months from the date of acquisition or the Maturity Date; (c) short-term certificates of deposit issued by any bank organized under the laws of the United States of America or any state thereof or under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, in each case, if such bank has a short-term debt rating of not less than P-2 or A-2 or their equivalents by Moody’s or S&P, respectively; (d) short-term certificates of deposit issued by, and so-called eurodollar “call deposits” at, any financial institution organized under the United States of America or any state thereof the laws of any OECD country or a political subdivision of any OECD country or any foreign subsidiary or affiliate of any such financial institution, if any investments issued by such financial institution or such foreign subsidiary or affiliate, as applicable, have a rating of not less than Baa3 or BBB- or their equivalents, or P-3 or A-3 or their equivalents, as applicable, by Moody’s or S&P, respectively; (e) commercial paper or finance company paper that is rated not less than P-2 or A-2 or their equivalents by Moody’s or S&P, respectively; and (f) money market funds invested primarily in investments identified in clause (a) through (e) of this definition.

“Cash Interest Expense” means Interest Expense that is paid or currently payable in cash.

“Cash Taxes” means, with respect to any fiscal period, the aggregate of all income taxes, as determined in accordance with GAAP, of Borrower and its Subsidiaries, to the extent the same are paid in cash during such period.

“Certificate” means a certificate signed by a Senior Officer or Responsible Official (as applicable) of the Person providing the certificate.

“Change in Control” means any of the following events: (a) the sale, lease, transfer or other disposition, in one or a series of related transactions, of all or substantially all of the assets of Borrower and its Subsidiaries taken as a whole, (b) any transaction or series of related transactions (i) in which any Unrelated Person or two or more Unrelated Persons acting in concert acquire beneficial ownership (within the meaning of Rule 13d-3(a)(2) under the Securities Exchange Act of 1934, as amended), directly or indirectly, of 50% or more of the outstanding capital stock of Borrower entitled to vote for the election of directors (“Voting Stock”), (ii) in which any such Unrelated Person or Unrelated Persons acting in concert acquire beneficial ownership of 20% or more of the Voting Stock subsequent to the Closing Date and Continuing Directors cease for any reason to constitute 50% or more of the board of directors of Borrower, or (c) any transaction or series of related transactions constituting a “change in control” or similar occurrence under documentation evidencing or governing Indebtedness of Borrower and/or any of its Subsidiaries of $5,000,000 or more, which gives the holder(s) of such Indebtedness the right to accelerate or otherwise require payment of such Indebtedness prior to the maturity date thereof. For purposes of the foregoing, the term “Unrelated Person” means any Person other than (x) a Subsidiary of Borrower or (y) an employee stock ownership plan or other employment benefit plan covering the employees of Borrower and its Subsidiaries.

“Closing Date” means the time and Banking Day on which the conditions set forth in Section 8.1 are satisfied or waived. The Administrative Agent shall notify Borrower and the Closing Date Lenders of the date that is the Closing Date.

“Closing Date Lenders” means Wells Fargo, JPMorgan Chase Bank, N.A., and any other lender party to this Agreement as of the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended or replaced and as in effect from time to time.

“Collateral” means all of the collateral covered by the Collateral Documents.

“Collateral Documents” means, collectively, the Security Agreement, and, if applicable, any other security agreement, pledge agreement, deed of trust, mortgage, notice to or acknowledgment of a registrar or depositary institution, control agreement or other collateral security agreement executed and delivered by Borrower, any of its Subsidiaries or any other Person (and executed by any third party whose signature is necessary) to secure the Obligations.

“Commercial Letter of Credit” means each Letter of Credit issued to support the purchase of goods by Borrower or any of its Subsidiaries which is determined to be a commercial letter of credit by Issuing Lender.

“Commercial Letter of Credit Agreement” means a commercial letter of credit agreement to be executed by Borrower either as originally executed or as it may from time to time be supplemented, modified, amended, extended, restated or supplanted.

“Commitment” means, with respect to each relevant Lender, the commitment, if any, of such Lender to make Advances (expressed as the maximum aggregate amount of the Advances to be made by such Lender hereunder), as such commitment may be (a) reduced from time to time pursuant to Section 2.7, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.8 and (c) increased pursuant to Section 2.8. The initial amount of each Lender’s Commitment is set forth on Schedule 1.1 or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $75,000,000.

“Compliance Certificate” means a certificate in the form of Exhibit B, properly completed and signed by the chief financial officer of Borrower.

“Continuation,” “Continue” and “Continued” each refers to a continuation of LIBOR Rate Advances from one LIBOR Period to the next LIBOR Period pursuant to Section 2.4(c).

“Continuing Director” means, as of any date of determination, an individual (a) who is a member of the board of directors of Borrower on the date hereof, or (b) who has been nominated to be a member of such board of directors by a majority of the other Continuing Directors then in office.

“Contractual Obligation” means, as to any Person, any provision of any outstanding security issued by that Person or of any material agreement, instrument or undertaking to which that Person is a party or by which it or any of its Property is bound.

“Conversion,” “Convert” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.4(a) or 2.4(b).

“Credit Exposure” is defined in Section 11.8.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, as amended from time to time, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws from time to time in effect affecting the rights of creditors generally.

“Default” means any event that, with the giving of any applicable notice or passage of time specified in Section 9.1, or both, would be an Event of Default.

“Default Rate” means the interest rate prescribed in Section 3.7.

“Designated Deposit Account” means a deposit account to be maintained by Borrower with Wells Fargo or one of its Affiliates, as from time to time designated by Borrower by written notification to the Administrative Agent.

“Designated Eurodollar Market” means, with respect to any LIBOR Rate Advance, the London Eurodollar Market.

“Disposition” means the sale, transfer or other disposition in any single transaction or series of related transactions of any asset, or group of related assets, of Borrower or any of its Subsidiaries other than (a) cash, Cash Equivalents, Investments (other than permitted Investments in a Subsidiary), inventory or other assets sold or otherwise disposed of in the ordinary course of business of Borrower or any of its Subsidiaries, (b) equipment sold or otherwise disposed of where substantially similar equipment in replacement thereof has theretofore been acquired, or thereafter within 90 days is acquired, by Borrower or any of its Subsidiaries and (c) obsolete assets no longer useful in the business of Borrower or any of its Subsidiaries whose carrying value on the books of Borrower or such Subsidiary is less than $1,000,000 in any Fiscal Year.

“Disqualified Stock” means any capital stock, warrants, options or other rights to acquire capital stock (but excluding any debt security which is convertible, or exchangeable, for capital stock), which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the Maturity Date.

“Distribution” means, with respect to any equity interest or Security issued by a Person, or any warrant or right to acquire any equity interest or Security of a Person, (a) the retirement, redemption, purchase, or other acquisition for value by such Person of any such equity interest or Security, including any purchases of treasury stock (each, a “Share Repurchase”), (b) the declaration or (without duplication) payment by such Person of any dividend in cash or in Property (other than in common stock or common member interests, as the case may be, of such Person) on or with respect to any such equity interest or Security, and (c) any other payment by such Person constituting a distribution under applicable Laws with respect to such equity interest or Security.

“Dollars” or “$” means United States of America dollars.

“EBITDA” means, with respect to any Rolling Period, the sum of (a) Net Income for that period, plus (b) Interest Expense of Borrower and its Subsidiaries for that period, plus (c) the aggregate amount of federal and state taxes on or measured by income of Borrower and its Subsidiaries for that period (whether or not payable during that period), plus (d) depreciation and amortization expense of Borrower and its Subsidiaries for that period, plus (e) any non-cash, extraordinary loss, minus (f) any non-recurring gain, minus (g) any non-cash, recurring gain, plus (h) non-cash compensation related equity interests granted to employees and directors, in an aggregate amount not to exceed $750,000 for any Fiscal Year, in each case as determined in accordance with GAAP, consistently applied, and, in the case of items (b), (c), (d), (e), (f), (g), and (h) only to the extent reflected in the determination of Net

Income for that period; provided that if Borrower or any Subsidiary has made a Permitted Acquisition during such Rolling Period, EBITDA shall be calculated as if the Permitted Acquisition had been made on the first day of such Rolling Period taking into account the results of operations of the applicable Target, provided further that, in such event, the applicable Target’s “EBITDA” for that portion of the Rolling Period prior to the date of such Permitted Acquisition shall be calculated in a manner consistent with the historical calculation of EBITDA of Borrower and its Subsidiaries.

“Eligible Assignee” means (a) another Lender, (b) with respect to any Lender, any Affiliate of that Lender, (c) any commercial bank having total assets of $250,000,000 or more, (d) any (i) savings bank, savings and loan association or similar financial institution or (ii) insurance company engaged in the business of writing insurance which, in either case (A) has total assets of $250,000,000 or more, (B) is engaged in the business of lending money and extending credit under credit facilities similar to those extended under this Agreement and (C) is operationally and procedurally able to meet the obligations of a Lender hereunder to the same degree as a commercial bank and (e) any other financial institution (including a mutual fund or other fund) having total assets of $250,000,000 or more which meets the requirements set forth in subclauses (B) and (C) of clause (d) above; provided that each Eligible Assignee must either (x) be organized under the Laws of the United States of America, any State thereof or the District of Columbia or (y) be organized under the Laws of the Cayman Islands or any country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of such a country, and (1) act hereunder through a branch, agency or funding office located in the United States of America and (2) be exempt from withholding of tax on interest and deliver the documents related thereto pursuant to Section 11.21.

“ERISA” means the Employee Retirement Income Security Act of 1974, and any regulations issued pursuant thereto, as amended or replaced and as in effect from time to time.

“ERISA Affiliate” means, with respect to any Person, any Person (or any trade or business, whether or not incorporated) that is under common control with that Person within the meaning of Section 414 of the Code.

“Eurodollar Market” means a regular established market located outside the United States of America by and among banks for the solicitation, offer and acceptance of Dollar deposits in such banks.

“Eurodollar Obligations” means eurocurrency liabilities, as defined in Regulation D or any comparable regulation of any Governmental Agency having jurisdiction over any Lender.

“Event of Default” shall have the meaning provided in Section 9.1.

“Existing Credit Agreement” means that certain Credit Agreement dated as of February 1, 2002 by and between Borrower and Wells Fargo, as amended to the date hereof.

“Existing Letters of Credit” means all letters of credit issued under the Existing Credit Agreement and outstanding on the Closing Date, as more particularly described on Schedule 2.5.

“Facility” means the revolving credit facility provided hereunder in respect of the aggregate Commitments.

“Facility Usage” means, as of any date of determination, the sum of (a) the aggregate principal amount of funded Indebtedness then outstanding under the Notes plus (b) the Aggregate Effective Amount under all outstanding Letters of Credit plus (c) the then aggregate Swing Line Outstandings.

“Federal Funds Rate” means, as of any date of determination, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H.15(519)”) for such date opposite the caption “Federal Funds (Effective)”. If for any relevant date such rate is not yet published in H.15(519), the rate for such date will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotation”) for such date under the caption “Federal Funds Effective Rate”. If on any relevant date the appropriate rate for such date is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such date will be the arithmetic mean of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that date by each of three leading brokers of Federal funds transactions in New York City selected by the Administrative Agent. For purposes of this Agreement, any change in the Alternate Base Rate due to a change in the Federal Funds Rate shall be effective as of the opening of business on the effective date of such change.

“Fee Letter” is defined in Section 3.3(a).

“Fiscal Quarter” means a fiscal quarter of Borrower and its Subsidiaries consisting of the 13 or 14 weeks ending near the last Friday in June, September, December, and March , as determined by Borrower.

“Fiscal Year” means a fiscal year of Borrower and its Subsidiaries consisting of 52 or 53 weeks ending near the last Friday in March as determined by Borrower.

“Fixed Charge Coverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (a) EBITDA for the Rolling Period ending on that date minus (i) the aggregate amount of Cash Taxes actually paid during that Rolling Period (whether or not incurred during that period), (ii) the aggregate amount of Maintenance Capital Expenditures actually made by Borrower and its Subsidiaries (without duplication) during that Rolling Period, (iii) the aggregate amount of Distributions (other than Share Repurchases) made by Borrower and its Subsidiaries during that Rolling Period and (iv) from and after the date (if any) on which Borrower shall have made Share Repurchases in an aggregate amount in excess of the Share Repurchases Bucket (the “Trigger Date”), the aggregate amount of all Share Repurchases made by Borrower during any Rolling Period ending after the Trigger Date to the extent such Share Repurchases are not included in the Share Repurchases Bucket to (b) the sum of (i) Cash Interest Expense of Borrower and its Subsidiaries for the Rolling Period ending on that date plus (ii) the aggregate amount of regularly scheduled amortization payments (or imputed principal component payments in the case of Capital Lease Obligations) for that Rolling Period on Indebtedness of Borrower and its Subsidiaries.

“Foreign Exchange Agreement” means a written agreement between Borrower and one or more financial institutions providing for forward foreign exchange transactions, currency swap transactions, currency options, spot contracts, or other similar transactions (including any options to enter into any of the foregoing), including, by way of illustration, any International Foreign Exchange Master Agreement.

“Foreign Subsidiary” means a Subsidiary of Borrower organized under the Laws of a country other than the United States of America or under the Laws of a territory (but not a State) of the United States of America (including Puerto Rico, Guam and the U.S. Virgin Islands).

“GAAP” means, as of any date of determination, accounting principles (a) set forth as generally accepted in then currently effective Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants, (b) set forth as generally accepted in then currently effective Statements of the Financial Accounting Standards Board or (c) that are then approved by such other entity as may be approved by a significant segment of the accounting profession in the United States of America. The term “consistently applied,” as used in connection therewith, means that the accounting principles applied are consistent in all material respects with those applied at prior dates or for prior periods.

“Government Securities” means readily marketable (a) direct full faith and credit obligations of the United States of America or obligations guaranteed by the full faith and credit of the United States of America and (b) obligations of an agency or instrumentality of, or corporation owned, controlled or sponsored by, the United States of America that are generally considered in the securities industry to be implicit obligations of the United States of America.

“Governmental Agency” means (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body or (c) any court or administrative tribunal of competent jurisdiction.

“Guaranties” means the unlimited continuing guaranties executed by the Guarantors in favor of the Administrative Agent and for the benefit of the Lenders, in form and substance satisfactory to the Administrative Agent.

“Guarantors” means, collectively, each Subsidiary of Borrower that may now or hereafter exist other than Tax Preferred Subsidiaries and Inactive Subsidiaries.

“Guaranty Obligation” means, as to any Person, any (a) guarantee by that Person of Indebtedness of, or other obligation performable by, any other Person, (b) contingent reimbursement obligations, including a Letter of Credit reimbursement obligation, or (c) assurance given by that Person to an obligee of any other Person with respect to the performance of an obligation by, or the financial condition of, such other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item of such other Person or any “keep-well”, “take-or-pay”, “through put” or other arrangement of whatever nature given for the purpose of assuring or holding harmless such obligee against loss with respect to any obligation of such other Person; provided, however, that the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation in respect of Indebtedness shall be deemed to be an amount equal to the stated or determinable amount of the related Indebtedness (unless the Guaranty Obligation is limited by its terms to a lesser amount, in which case to the extent of such amount) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith. The amount of any other Guaranty Obligation shall be deemed to be zero unless and until the amount thereof has been (or in accordance with Financial Accounting Standards Board Statement No. 5 should be) quantified and reflected or disclosed in the financial statements (or notes thereto) of Borrower or any applicable Subsidiary.

“Hazardous Materials” means oil or petrochemical products, poly-chlorinated biphenyls, asbestos, urea formaldehyde, flammable explosives, radioactive materials, hazardous wastes, toxic substances or related materials, including any substances considered “hazardous substances,” “hazardous wastes,” “hazardous materials,” “infectious wastes”, “pollutant substances”, “solid waste” or “toxic substances” under any Hazardous Materials Laws.

“Hazardous Materials Laws” means all Laws pertaining to the treatment, transportation or disposal of Hazardous Materials on or about any Real Property owned or leased by Borrower or any of its Subsidiaries, or any portion thereof, including without limitation the following: the Federal Water Pollution Control Act (33 U.S.C. § 1251, et seq.), the Federal Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901, et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. § 9601, et seq.) and the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, as amended (44 U.S.C. § 1801, et seq.), the Toxic

Substances Control Act, 15 U.S.C. § 2601 et seq., the California Health and Safety Code (Section 25100, et seq.), the California Water Code and the California Administrative Code, in each case as such Laws are amended from time to time.

“Inactive Subsidiary” means a Subsidiary of Borrower that (a) is not engaged in any active or passive business and (b) holds total assets of $10,000 or less.

“Indebtedness” means, as to any Person (without duplication), (a) indebtedness of such Person for borrowed money or for the deferred purchase price of Property (excluding trade and other accounts payable in the ordinary course of business), including any Guaranty Obligation for any such indebtedness, (b) indebtedness of such Person of the nature described in clause (a) that is non-recourse to the credit of such Person but is secured by assets of such Person, to the extent of the fair market value of such assets as determined in good faith by such Person, (c) Capital Lease Obligations of such Person, (d) indebtedness of such Person arising under bankers’ acceptance facilities or under facilities for the discount of accounts receivable of such Person, (e) any direct or contingent obligations of such Person under letters of credit issued for the account of such Person and (f) any net obligations of such Person under Interest Rate Protection Agreements or, in the case of Borrower, under any Foreign Exchange Agreement.

“Intangible Assets” means assets that are considered intangible assets under GAAP, including customer lists, goodwill, covenants not to compete, copyrights, trade names, trademarks and patents.

“Interest Expense” means, with respect to any Person and for any fiscal period, the sum of (a) all interest, fees, charges and related expenses (in each case as such expenses are calculated according to GAAP) paid or payable (without duplication) for that fiscal period by that Person to a lender in connection with borrowed money (including any obligations for fees, charges and related expenses payable to the issuer of any letter of credit) or the deferred purchase price of assets that are considered “interest expense” under GAAP, plus (b) the portion of rent paid or payable (without duplication) for that fiscal period by that Person under Capital Lease Obligations that should be treated as interest in accordance with Financial Accounting Standards Board Statement No. 13.

“Interest Rate Protection Agreement” means a written agreement between Borrower and one or more financial institutions providing for “swap”, “cap”, “collar” or other interest rate protection with respect to any Indebtedness.

“Investment” means, when used in connection with any Person, any investment by or of that Person, whether by means of purchase or other acquisition of stock or other Securities of any other Person or by means of a loan, advance creating a debt, capital contribution, guaranty or other debt or equity participation or interest in any other Person, including any partnership, limited liability company and joint venture interests of such Person. The amount of any Investment shall be the amount actually invested (minus any return of capital with respect to such Investment which has actually been received in cash or has been converted into cash), without adjustment for subsequent increases or decreases in the value of such Investment.

“Issuing Lender” means Wells Fargo, when acting in its capacity as Issuing Lender under any of the Loan Documents (including such other Persons that may act as agent for and on behalf of Wells Fargo) or any successor Issuing Lender.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents.

“L/C Exposure” of any Lender at any time shall equal its Pro Rata Share of the Aggregate Effective Amount at such time.

“Lender” means each Closing Date Lender and each lender that may hereafter become a party to this Agreement pursuant to Section 11.8.

“Letter of Credit” means any of the Commercial Letters of Credit or Standby Letters of Credit issued by the Issuing Lender under the Facility pursuant to Section 2.5 (including the Existing Letters of Credit), either as originally issued or as the same may be supplemented, modified, amended, extended, restated or supplanted.

“Letter of Credit Agreements” means, collectively, the Standby Letter of Credit Agreement, the Commercial Letter of Credit Agreement and any and all similar documents to be executed and delivered by Borrower from time to time in connection with the Issuing Lender’s issuance of Letters of Credit.

“Letter of Credit Expiration Date” means the day that is two (2) Banking Days prior to the Maturity Date then in effect (or, if such day is not a Banking Day, the next preceding Banking Day).

“Leverage Ratio” means, as of any date of determination, the ratio of (a) Total Funded Debt as of that date to (b) EBITDA for the Rolling Period ending on that date.

“LIBOR” means, with respect to any LIBOR Rate Advance comprising part of the same Borrowing, a rate per annum equal to the quotient (rounded upward if necessary to the nearest 1/16th of one percent), of (a) the rate per annum appearing on the Bloomberg British Bankers Association LIBOR Rates Page (or any successor publication) on the second LIBOR Banking Day prior to the first day of the applicable LIBOR Period at or about 11:00 a.m. (London time) (or as soon thereafter as practicable) (for delivery on the first day of such LIBOR Period) for a term comparable to such LIBOR Period, divided by (b) one minus the Reserve Requirement for such LIBOR Rate Advance in effect from time to time. If for any reason rates are not available as provided in clause (a) of the preceding sentence, the rate to be used in clause (a) shall be the rate per annum (rounded upward if necessary to the nearest 1/16th of one percent), at which Dollar deposits are offered to the Administrative Agent in the Designated Eurodollar Market on the second LIBOR Banking Day prior to the commencement of such LIBOR Period at or about 11:00 a.m. (for delivery on the first day of such LIBOR Period) for a term comparable to such LIBOR Period and in an amount approximately equal to the amount of such LIBOR Rate Advance.

“LIBOR Banking Day” means any Banking Day on which dealings in Dollar deposits are conducted by and among banks in the Designated Eurodollar Market.

“LIBOR Lending Office” means, as to each Lender, its office or branch so designated by written notice to Borrower and the Administrative Agent as its LIBOR Lending Office. If no LIBOR Lending Office is designated by a Lender, its LIBOR Lending Office shall be its office at its address for purposes of notices hereunder.

“LIBOR Period” means, as to each LIBOR Rate Advance comprising part of the same Borrowing, the period commencing on the date specified by Borrower pursuant to Section 2.1(c) and ending 1, 2, 3 or 6 months (or, with the written consent of all of the Lenders, any other period) thereafter, as specified by Borrower in the applicable Request for Borrowing or Request for Continuation/Conversion provided that:

(a) The first day of any LIBOR Period shall be a LIBOR Banking Day;

(b) Any LIBOR Period that would otherwise end on a day that is not a LIBOR Banking Day shall be extended to the immediately succeeding LIBOR Banking Day unless such LIBOR Banking Day falls in another calendar month, in which case such LIBOR Period shall end on the immediately preceding LIBOR Banking Day; and

(c) No LIBOR Period for any LIBOR Rate Advance shall extend beyond the Maturity Date.

“LIBOR Rate Advance” means an Advance that bears interest at a rate determined in relation to LIBOR as provided in Section 3.1(c).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, lien or charge of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, affecting any Property, including any conditional sale or other title retention agreement, any lease in the nature of a security interest, and/or the filing of any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the UCC or comparable Law of any jurisdiction with respect to any Property.

“Loan Documents” means, collectively, this Agreement, the Notes, the Collateral Documents, the Letter of Credit Agreements, the Swing Line Documents, any Subordination Agreement, the Approved Foreign Exchange Agreements, any Request for Borrowing, any Request for Letter of Credit (and any corresponding application and/or reimbursement agreement with respect to any Letter of Credit), any Compliance Certificate, any Pricing Certificate, any Approved Interest Rate Protection

Agreement, and any other agreements of any type or nature hereafter executed and delivered by Borrower or any of its Subsidiaries to the Administrative Agent or to any Lender in any way relating to or in furtherance of this Agreement, in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated, extended or supplanted.

“Maintenance Capital Expenditures” means, with respect to any fiscal period of any Obligor, the Capital Expenditures of such Obligor other than Capital Expenditures incurred in connection with the initial consummation of a Permitted Acquisition.

“Margin Stock” means “margin stock” as such term is defined in Regulation U.

“Material Adverse Effect” means any set of circumstances or events which (a) has had or would reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of any Loan Document, (b) has been or would reasonably be expected to be material and adverse to the business, assets or condition (financial or otherwise), or operations of Borrower and its Subsidiaries, taken as a whole, or (c) has materially impaired or would reasonably be expected to materially impair the ability of Borrower and the other Obligors, taken as a whole, to perform their collective Obligations under the Loan Documents.

“Material Non-TP Foreign Subsidiary” means a Foreign Subsidiary that (a) holds total assets with a book value of more than $1,000,000 and (b) is not a Tax Preferred Subsidiary.

“Maturity Date” means the earlier of (a) October 14, 2010 and (b) the termination or cancellation of the Facility (and all of the Commitments pertaining thereto) pursuant to the terms of this Agreement.

“Maximum Facility Amount” means, as of any date of determination, the then applicable aggregate amount of the Commitments.

“Monthly Payment Date” means the first Banking Day of each calendar month.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which Borrower or any of its ERISA Affiliates contributes or is obligated to contribute.

“Net Income” means, with respect to any fiscal period, the net income of Borrower and its Subsidiaries for that period, determined in accordance with GAAP, consistently applied.

“New Lender” is defined in Section 2.8(d).

“Note” means any of the promissory notes made by Borrower to a Lender evidencing Advances under that Lender’s Commitment, substantially in the form of

Exhibit C, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

“Obligations” means all present and future obligations of every kind or nature of Borrower or any Obligor at any time and from time to time owed to the Lenders, the Administrative Agent and the Issuing Lender, under any one or more of the Loan Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated, or contingent or noncontingent (including payments of principal, interest and fees and other charges), including obligations of performance as well as obligations of payment, and including interest that accrues after the commencement of any proceeding under any Debtor Relief Law by or against any Obligor.

“Obligors” means, collectively, Borrower and its Subsidiaries (other than Tax Preferred Subsidiaries and Inactive Subsidiaries) and, in each case where any of the foregoing is a partnership, each general partner thereof.

“Party” means any Person other than Lenders and/or Administrative Agent, which now or hereafter is a party to any of the Loan Documents.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereof established under ERISA.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, which is subject to Title IV of ERISA and is maintained by Borrower or to which Borrower contributes or has an obligation to contribute.

“Permitted Acquisition” means an Acquisition which satisfies the following conditions:

(a) the purpose of the Acquisition shall be to acquire a business in a similar or related line of business to that of Borrower;

(b) the Administrative Agent shall have received from Borrower (no later than five (5) Banking Days prior to the intended date of consummation of such Acquisition) a written description of the terms and conditions of such Acquisition;

(c) with respect to Acquisitions involving purchase prices of greater than $20,000,000, the Target shall have had a positive EBITDA (calculated in substantially the same manner as set forth in the definition of “EBITDA” contained herein) during the twelve months prior to the Acquisition;

(d) Borrower shall provide to the Administrative Agent (no later than five (5) Banking Days prior to the intended date of consummation of such Acquisition) a certification from a Senior Officer of Borrower, in form and substance reasonably satisfactory to the Administrative Agent, certifying that after giving effect to the Acquisition, no covenant of this Agreement shall be violated and (i) if such

Acquisition occurs on or prior to September 30, 2008, that, after giving effect to such Acquisition, the Leverage Ratio shall be less than or equal to 2.75 to 1.00, or (ii) if such Acquisition occurs after September 30, 2008, that, after giving effect to such Acquisition, the Leverage Ratio shall be less than or equal to 2.50 to 1.00, such Leverage Ratio to be calculated giving pro forma effect to such Acquisition;

(e) concurrently with the closing of the Acquisition, the Administrative Agent shall have received from Borrower and each applicable Subsidiary (after giving effect to such Acquisition), (i) the documents, instruments and other matters described in Section 5.13, and (ii) if requested by the Administrative Agent, with respect to Acquisitions involving purchase prices greater than $20,000,000, such legal opinions, from counsel reasonably acceptable to the Administrative Agent, covering (A) such matters as were generally covered in the opinions delivered to the Administrative Agent at the Closing Date and (B) such other matters as the Administrative Agent may reasonably request as a result of any special or unique characteristics of the Target, its jurisdiction of formation or where it conducts its business and/or the nature of the Acquisition;

(f) any Seller Debt payable by Borrower and its Subsidiaries with respect to or as a result of such Acquisition shall qualify as Permitted Seller Debt;

(g) all amounts payable under Acquisition Consulting Agreements entered into by Borrower and/or its Subsidiaries in connection with such Acquisition shall be, in each case, unsecured obligations and shall qualify as Subordinated Obligations except that amounts payable under such Acquisition Consulting Agreements for consulting, management or similar services, shall only need to satisfy in all material respects clauses (b), (c) and (d) of the definition of Subordinated Obligations (“Permitted Acquisition Consulting Agreements”); and

(h) the Acquisition shall comply in all material respects with all applicable Laws.

“Permitted Acquisition Indebtedness” is defined in Section 6.3(d).

“Permitted Acquisition Consulting Agreements” is defined in clause (g) of the definition of Permitted Acquisition.

“Permitted Acquisition Consulting Payments” means consulting, management and similar service payments under Permitted Acquisition Consulting Agreements. The amount of Permitted Acquisition Consulting Payments payable under any Permitted Acquisition Consulting Agreement for any period of determination shall be the highest aggregate amount (whether liquidated, contingent or both) payable under such agreement for such period as reasonably determined by the Administrative Agent.

“Permitted Encumbrances” means:

(a) Inchoate Liens incident to construction on or maintenance of Property; or Liens incident to construction on or maintenance of Property now or hereafter filed of record for which adequate reserves have been set aside (or deposits made pursuant to applicable Law) and which are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to an impending risk of loss or forfeiture;

(b) Liens for taxes and assessments on Property which are not yet delinquent; or Liens for taxes and assessments on Property for which adequate reserves have been set aside and are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to an impending risk of loss or forfeiture;

(c) defects and irregularities in title to any Property which in the aggregate do not materially impair the fair market value or use of the Property for the purposes for which it is or may reasonably be expected to be held;

(d) easements, exceptions, reservations, or other agreements for the purpose of pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, drainage, irrigation, water, and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, and other like purposes affecting Property which in the aggregate do not materially burden or impair the fair market value or use of such Property for the purposes for which it is or may reasonably be expected to be held;

(e) easements, exceptions, reservations, or other agreements for the purpose of facilitating the joint or common use of Property in or adjacent to a shopping center or similar project affecting Property which in the aggregate do not materially burden or impair the fair market value or use of such Property for the purposes for which it is or may reasonably be expected to be held;

(f) rights reserved to or vested in any Governmental Agency to control or regulate, or obligations or duties to any Governmental Agency with respect to, the use of any Property;

(g) rights reserved to or vested in any Governmental Agency to control or regulate, or obligations or duties to any Governmental Agency with respect to, any right, power, franchise, grant, license, or permit;

(h) present or future zoning laws and ordinances or other laws and ordinances restricting the occupancy, use, or enjoyment of Property;

(i) statutory Liens, other than those described in clauses (a) or (b) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith, provided that, if delinquent, adequate reserves have been set aside with respect thereto and, by reason of nonpayment, no Property is subject to an impending risk of loss or forfeiture;

(j) covenants, conditions, and restrictions affecting the use of Property which in the aggregate do not materially impair the fair market value or use of the Property for the purposes for which it is or may reasonably be expected to be held;

(k) rights of tenants under leases and rental agreements covering Property entered into in the ordinary course of business of the Person owning such Property;

(l) Liens consisting of pledges or deposits to secure obligations under workers’ compensation laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;

(m) Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business, provided the aggregate value of all such pledges and deposits (excluding the property subject to such lease) in connection with any such lease does not at any time exceed 10% of the annual fixed rentals payable under such lease;

(n) Liens consisting of deposits of Property to secure bids made with respect to, or performance of, contracts (other than contracts creating or evidencing an extension of credit to the depositor);

(o) Liens consisting of any right of offset, or statutory liens in favor of financial institutions and their affiliates on bank deposit accounts and securities accounts maintained in the ordinary course of business so long as such bank deposit accounts are not established or maintained for the purpose of providing such right of offset or Lien;

(p) Liens consisting of deposits of Property to secure statutory obligations of Borrower; and

(q) Liens consisting of deposits of Property to secure (or in lieu of) surety, appeal or customs bonds.

“Permitted Seller Debt “ means, collectively, and with respect to any applicable Acquisition, Seller Debt, provided each of the following conditions is satisfied:

(a) such Indebtedness is the sole Indebtedness incurred by Borrower and/or any of its Subsidiaries in connection with such Acquisition (other than any Indebtedness permitted pursuant to Section 6.3(a) or 6.3(i));

(b) such Indebtedness is evidenced by a promissory note or other written evidence of Indebtedness;

(c) the payee of such Indebtedness and Borrower and/or such Subsidiaries shall have executed and delivered to the Administrative Agent a Seller Subordination Agreement;

(d) the aggregate principal amount of all such Indebtedness shall not at any time exceed $5,000,000 outstanding;

(e) the aggregate principal amount of all such Indebtedness due and payable during any twelve (12) month period shall not at any time exceed $1,000,000; and

(f) such Indebtedness shall otherwise satisfy in all respects the provisions of clauses (b)(ii) and (iv) of the definition of “Subordinated Obligations.”

“Permitted Right of Others” means a Right of Others consisting of (a) an interest (other than a legal or equitable co-ownership interest, an option or right to acquire a legal or equitable co-ownership interest and any interest of a ground lessor under a ground lease), that does not materially impair the fair market value or use of Property for the purposes for which it is or may reasonably be expected to be held, (b) an option or right to acquire a Lien that would be a Permitted Encumbrance or other encumbrance permitted pursuant to Section 6.7, (c) the subordination of a lease or sublease in favor of a financing entity and (d) a license, or similar right, of or to Intangible Assets granted in the ordinary course of business.

“Person” means any individual or entity, including a trustee, corporation, limited liability company, general partnership, limited partnership, joint stock company, trust, estate, unincorporated organization, business association, firm, joint venture, Governmental Agency, or other entity.

“Pricing Certificate” means a certificate in the form of Exhibit D, properly completed and signed by the president or chief financial officer of Borrower.

“Pricing Period” means (a) the period commencing on the Closing Date and ending on November 15, 2005 and (b), subsequent to such date, (i) the period commencing on each November 16 and ending on the next following February 15, (ii) the period commencing on each February 16 and ending on the next following June 15, (iii) the period commencing on each June 16 and ending on the next following August 15, and (iv) the period commencing on each August 16 and ending on the next following November 15.

“Prime Rate” means the rate of interest most recently announced within Wells Fargo, at its principal office in San Francisco, California, as its “prime rate.” The “prime rate” is one of several base rates used by Wells Fargo and serves as the basis upon which effective rates of interest are calculated for loans and other credits making reference thereto. The “prime rate” is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo may designate. Any change in the Prime Rate shall take effect on the day the change is announced within Wells Fargo.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Pro Rata Share” of any amount pertaining to the Commitments or Letters of Credit means, with respect to any Lender at any time, the product of (i) a fraction the numerator of which is such Lender’s Commitment (or, if such Commitment shall have expired or been terminated, an amount equal to the sum of such Lender’s Advances and L/C Exposure), and the denominator of which is the aggregate Commitments or aggregate Advances and the then existing Aggregate Effective Amount, as the case may be, multiplied by (ii) such amount. Schedule 1.1 sets forth the Pro Rata Shares of the Closing Date Lenders as of the Closing Date.

“Proposal Letter” means that certain letter agreement dated as of July 6, 2005 from Wells Fargo to (and accepted by) Borrower regarding Wells Fargo’s proposal to provide a portion of the funding of the Facility to Borrower and the intended syndication of the Facility.

“Quarterly Payment Date” means each March 31, June 30, September 30 and December 31.

“Real Property” means, as of any date of determination, all real property then or theretofore owned, leased or occupied by Borrower or any Subsidiary.

“Regulation D” means Regulation D, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulation in substance substituted therefor.

“Regulation U” means Regulation U, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulation in substance substituted therefor.

“Request for Borrowing” means a written request for a Borrowing substantially in the form of Exhibit E, signed by a Responsible Official of Borrower, and properly completed to provide all information required to be included therein.

“Request for Continuation/Conversion” means a written request to Continue or Convert a Borrowing substantially in the form of Exhibit F, signed by a Responsible Official of Borrower, and properly completed to provide all information required to be included therein.

“Request for Letter of Credit” means a written request for a Letter of Credit substantially in the form of Exhibit G, signed by a Responsible Official of Borrower, and properly completed to provide all information required to be included therein.

“Required Lenders” means, (a) as of any date of determination if the Commitments are then in effect, Lenders having in the aggregate at least 66 2/3% of such aggregate Commitments, and (b) as of any date of determination if the Commitments have then been terminated and there is then any outstanding Indebtedness evidenced by the Notes, the Swing Line Documents and/or Letters of Credit, Lenders owed or holding in the aggregate at least 66 2/3% of then applicable Facility Usage, and in any event not less than two (2) Lenders unless at such time there shall be but one Lender.

“Requirement of Law” means, as to any Person, the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any Law, or judgment, award, decree, writ or determination of a Governmental Agency, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Reserve Requirement” means, with respect to any day in a LIBOR Period for a LIBOR Loan, the aggregate of the maximum of the reserve requirement rates (expressed as a decimal) in effect on such day for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Federal Reserve Board) maintained by a member bank of the Federal Reserve System. As used herein, the term “reserve requirement” shall include, without limitation, any basic, supplemental or emergency reserve requirements imposed on any Lender by any Governmental Agency.

“Responsible Official” means, as to any Person, (a) when used with reference to a Person other than an individual, a corporate officer of such Person, general partner of such Person, corporate officer of a corporate general partner of such Person, corporate officer of a corporate general partner of a partnership that is a general partner of such Person, manager or managing member (in the case of a Person that is a limited liability company), or any other responsible official thereof duly acting on behalf thereof, and (b) when used with reference to a Person who is an individual, such Person. The Lenders shall be entitled to conclusively rely upon any document or certificate that is signed or executed by a Responsible Official of Borrower or any Subsidiary as having been authorized by all necessary corporate, partnership, limited liability company and/or other action on the part of Borrower or such Subsidiary.

“Right of Others” means, as to any Property in which a Person has an interest, any legal or equitable right, title or other interest (other than a Lien) held by any other Person in that Property, and any option or right held by any other Person to acquire any such right, title or other interest in that Property, including any option or right to acquire a Lien; provided, however, that (a) no covenant restricting the use or disposition of Property of such Person contained in any Contractual Obligation of such Person and (b) no provision contained in a contract creating a right of payment or performance in favor of a Person that conditions, limits, restricts, diminishes, transfers or terminates such right shall be deemed to constitute a Right of Others.

“Rolling Period” means any period of four consecutive Fiscal Quarters of Borrower and its Subsidiaries.

“Security” means any capital stock, share, voting trust certificate, bond, debenture, note or other evidence of Indebtedness, limited partnership interest, member interest, or any warrant, option or other right to purchase or acquire any of the foregoing.

“Security Agreement” means the security agreement to be executed and delivered pursuant to Article 8 by Borrower and its Subsidiaries, in the form of Exhibit H, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

“Seller Debt” means, collectively and with respect to any applicable Acquisition, any deferred purchase price and/or earnout obligation payable by Borrower and/or any of its Subsidiaries with respect to or as a result of such Acquisition, provided, however, that any earnout obligation incurred by Borrower in connection with the Acquisition of Erik Veng USA, Inc. (contemplated to occur shortly after the Closing Date), shall not constitute “Seller Debt”.

“Seller Subordination Agreement” means a subordination agreement substantially in the form of Exhibit I.

“Senior Officer” means (a) the chief executive officer, (b) the president, (c) any executive vice president, (d) the chief financial officer or (e) the treasurer, in each case of any Person.

“Share Repurchase” is defined in the definition of “Distribution”.

“Share Repurchases Bucket” means Share Repurchases made by Borrower from and after the Closing Date in an aggregate amount not to exceed $10,000,000.

“Solvent” means, as of any date of determination, and as to any Person, that on such date: (a) the fair valuation of the assets of such Person is greater than the fair valuation of such Person’s probable liability in respect of existing debts; (b) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature; (c) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, which would leave such Person with assets remaining which would constitute unreasonably small capital after giving effect to the nature of the particular business or transaction (including, in the case of Borrower, the transactions occurring on the Closing Date); and (d) such Person is generally paying its debts as they become due. For purposes of the foregoing (1) the “fair valuation” of any assets means the amount realizable within a reasonable time, either through collection or sale, of such assets at their regular market value, which is the amount obtainable by a capable and diligent businessman from an interested buyer willing to purchase such assets within a reasonable time under ordinary circumstances; and (2) the term “debts” includes any legal liability whether matured or unmatured, liquidated or unliquidated, absolute, fixed, or contingent.

“Special LIBOR Circumstance” means the application or adoption after the Closing Date of any Law or interpretation, or any change therein or thereof after the Closing Date, or any change after the Closing Date in the interpretation or administration thereof by any Governmental Agency, central bank or comparable authority charged with the interpretation or administration thereof, or compliance by any Lender or its LIBOR Lending Office with any request or directive (whether or not having the force of Law) of any such Governmental Agency, central bank or comparable authority.

“Standby Letter of Credit” means each Letter of Credit that is not a Commercial Letter of Credit.

“Standby Letter of Credit Agreement” means the standby letter of credit agreement to be executed by Borrower either as originally executed or as it may from time to time be supplemented, modified, amended, extended, restated or supplanted.

“Stockholders’ Equity” means, as of any date of determination and with respect to any Person, the stockholders’ equity of that Person as of that date determined in accordance with GAAP; provided that there shall be excluded from Stockholders’ Equity any amount attributable to Disqualified Stock.

“Subordinated Obligations” means, as of any date of determination (without duplication), (a) any Permitted Seller Debt and (b) any Indebtedness of any Obligor on that date that (i) does not have any scheduled principal payment, mandatory principal payment or sinking fund payment due prior to the date that is one year after the Maturity Date other than payments reasonably acceptable to the Administrative Agent and the Required Lenders, (ii) is not secured by a Lien on any Property of Borrower or any Subsidiary, (iii) is subordinated by its terms in right of payment to the Obligations pursuant to a Subordination Agreement and (iv) is subject to such covenants, events of default, payment blockage and delayed acceleration as may be set forth in the applicable Subordination Agreement.

“Subordination Agreement” means either (a) a Seller Subordination Agreement or (b) a subordination agreement reasonably acceptable to the Administrative Agent and the Required Lenders.

“Subsidiary” means, as of any date of determination and with respect to any Person, any corporation, limited liability company or partnership (whether or not, in any case, characterized as such or as a “joint venture”), whether now existing or hereafter organized or acquired: (a) in the case of a corporation or limited liability company, of which a majority of the securities having ordinary voting power for the election of directors or other governing body (other than securities having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person and/or one or more Subsidiaries of such Person, or (b) in the case of a partnership, of which a majority of the partnership or other ownership interests are at the time beneficially owned by such Person and/or one or more of its Subsidiaries. Any reference in the Loan Documents to a “Subsidiary” or “Subsidiaries” shall, unless otherwise provided, be deemed to be a reference to a Subsidiary (or Subsidiaries, as the case may be) of Borrower.

“Subsidiary Guaranty” means the continuing guaranty of the Obligations required to be executed and delivered pursuant to Section 5.13 by the Guarantors, in the form of Exhibit J, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

“Swing Line” means the revolving line of credit established by the Swing Line Lender in favor of Borrower pursuant to Section 2.11.

“Swing Line Documents” means the promissory note and any other documents executed by Borrower in favor of the Swing Line Lender in connection with the Swing Line.

“Swing Line Lender” means Wells Fargo.

“Swing Line Loans” means loans made by the Swing Line Lender to Borrower pursuant to Section 2.11.

“Swing Line Outstandings” means, as of any date of determination, the aggregate principal Indebtedness of Borrower on all Swing Line Loans then outstanding.

“Tangible Net Worth” means, as of any date of determination (each, a “Test Date”), the sum of (a) Stockholders’ Equity of Borrower and its Subsidiaries on that Test Date, minus (b) the aggregate Intangible Assets of Borrower and its Subsidiaries on that Test Date that, in accordance with GAAP, are required to be reflected on the consolidated balance sheet of Borrower and its Subsidiaries as “intangible assets”, minus (c) any accounts or loans or advances owing to Borrower or any Subsidiary by an equityholder, officer, director, partner or Affiliate of Borrower or any Subsidiary on that Test Date, plus (d) the aggregate outstanding principal amount of all Subordinated Obligations on that Test Date plus (e) an amount equal to the aggregate amount of Share Repurchases made by Borrower during the period commencing on the Closing Date and ending on that Test Date; provided however, that the amount of Share Repurchases permitted to be included in the computation of “Tangible Net Worth” as of any Test Date shall not exceed the Share Repurchases Bucket.

“Target” means the Person whose stock, assets or business shall be acquired by, merged into or with, or consolidated with Borrower or any Subsidiary in an Acquisition.

“Tax Preferred Subsidiary” means a Subsidiary of Borrower that is (a) a corporation that is foreign (within the meaning of paragraphs (3), (4), (5) and (9) of Section 7701(a) of the Code) and (b) is a controlled foreign corporation (within the meaning of Section 957(a) of the Code) with respect to which Borrower (or any corporation which in addition to Borrower is a member of an affiliated group, within the meaning of Section 1504(a) of the Code, for which a consolidated return is filed pursuant to Section 1501 of the Code) is a United States shareholder within the meaning of Section 951(b) of the Code.

“Termination Date” means the date on which the Advances and all other Obligations under this Agreement and the other Loan Documents are indefeasibly paid in full, in cash in United States Dollars, and Borrower shall have no further right to borrow any moneys or obtain other credit extensions or financial accommodations under this Agreement or any of the other Loan Documents.

“Total Funded Debt” means, as of any date of determination, without duplication, the sum of (a) all principal Indebtedness of Borrower and its Subsidiaries for borrowed money (including Subordinated Obligations and any other subordinated indebtedness, debt Securities issued by Borrower and any of its Subsidiaries, the aggregate principal Indebtedness outstanding under the Notes and the Aggregate Effective Amount of all outstanding Letters of Credit) on that date, plus (b) the aggregate amount of the principal portion of all Capital Lease Obligations of Borrower and its Subsidiaries, plus (c) any Guaranty Obligations of Borrower and its Subsidiaries with respect to the Indebtedness of others of the types referred to in clauses (a) and (b) above.

“to the best knowledge of” means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by the Person (or, in the case of a Person other than a natural Person, known by a Responsible Official of that Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) would have been known by the Person (or, in the case of a Person other than a natural Person, would have been known by a Responsible Official of that Person).

“Type” refers to the distinction between Advances bearing interest at the Alternate Base Rate and Advances bearing interest at the LIBOR Rate.

“UCC” means the Uniform Commercial Code as the same may from time to time be enacted and in effect in the State of California; provided that, in the event by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the Administrative Agent’s (on behalf of the Lenders) Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of California, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

“Unmatured Surviving Obligations” means Obligations under this Agreement and the other Loan Documents that by their terms survive the termination of this Agreement or the other Loan Documents but are not, as of the date of determination, due and payable.

“Wells Fargo” means Wells Fargo Bank, National Association.

1.2 Use of Defined Terms. Any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class.

1.3 Accounting Terms; Covenant Calculations. All accounting terms not specifically defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, except as otherwise specifically prescribed herein. In the event that GAAP changes during the term of this Agreement such that the covenants contained in Sections 5.12 and 6.2 would then be calculated in a different manner or with different components, (i) Borrower and the Lenders agree to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating Borrower’s financial condition to substantially the same criteria as were effective prior to such change in GAAP and (ii) Borrower shall be deemed to be in compliance with the covenants contained in the aforesaid Sections if and to the extent that Borrower would have been in compliance therewith under GAAP as in effect immediately prior to such change, but if such amendment is not effective within 60 days after the date of such change, Borrower shall have the obligation, if requested by the Administrative Agent in writing, to deliver to the Administrative Agent together with the financial statements delivered pursuant to Section 7.1(a) or Section 7.1(b), reconciliation statements, reconciling the financial statements required to be delivered pursuant to those Sections to GAAP as in effect immediately prior to such change.

1.4 Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

1.5 Exhibits and Schedules. All Exhibits and Schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference. A matter disclosed on any Schedule shall be deemed disclosed on all Schedules.

1.6 References to “Borrower and its Subsidiaries”. Any references herein to “Borrower and its Subsidiaries” or the like shall refer solely to Borrower during such times, if any, as Borrower shall have no Subsidiaries.

1.7 Miscellaneous Terms. The term “or” is disjunctive; the term “and” is conjunctive. The term “shall” is mandatory; the term “may” is permissive. Masculine terms also apply to females; feminine terms also apply to males. The term “including” is by way of example and not limitation.

Article 2.

ADVANCES AND LETTERS OF CREDIT

2.1 Advances-General.

(a) Subject to the terms and conditions set forth in this Agreement, from time to time on any Banking Day during the period from the Closing Date through the Maturity Date, each Lender severally agrees to make Advances to Borrower under the Facility in such amounts as Borrower may request provided that, after giving effect to such Advances, (i) Facility Usage does not exceed the Maximum Facility Amount and (ii) as to each Lender, such Lender’s Pro Rata Share of Facility Usage does not exceed such Lender’s Commitment. All Advances shall be made by the Lenders ratably according to their respective Commitments.

Within the limits of each Lender’s Commitment in effect from time to time and subject to the foregoing, Borrower may borrow under this Section 2.1(a), prepay Advances pursuant to Section 3.1 and reborrow under this Section 2.1(a).

(b) Subject to the next sentence, each Borrowing shall be made pursuant to a Request for Borrowing which shall specify (i) the date of such requested Borrowing, (ii) the Type of Advances comprising such Borrowing, (iii) the amount of such Borrowing, and (iv) in the case of a Borrowing consisting of LIBOR Rate Advances, the LIBOR Period therefor. Unless the Administrative Agent has notified, in its sole and absolute discretion, Borrower to the contrary not less than three (3) days prior to the date of any Borrowing, a Borrowing may be requested by telephone by a Responsible Official of Borrower, in which case Borrower shall confirm such request by promptly delivering a Request for Borrowing (conforming to the preceding sentence) in person or by telecopier to the Administrative Agent. The Administrative Agent shall incur no liability whatsoever hereunder in acting upon any telephonic request for a Borrowing purportedly made by a Responsible Official of Borrower, and Borrower hereby agrees to indemnify the Administrative Agent from any loss, cost, expense or liability as a result of so acting.

(c) Promptly following receipt of a Request for Borrowing, the Administrative Agent shall notify each Lender by telephone, telecopier or electronic mail (and if by telephone, promptly confirmed by telecopier or electronic mail) of the date of the requested Borrowing, the Type of Advances comprising such Borrowing, the LIBOR Period (if applicable), and the amount corresponding to that Lender’s ratable share of the Borrowing. Not later than 12:00 noon, California time, on the date specified for any Borrowing (which must be a Banking Day), each Lender shall make its ratable share of the Borrowing in immediately available funds available to the Administrative Agent at the Administrative Agent’s Office. Upon, and subject to, satisfaction or waiver of the applicable conditions set forth in Article 8, all Advances shall be credited on that date in immediately available funds to the Designated Deposit Account.

(d) Anything in subsection (c) above to the contrary notwithstanding, Borrower may not (a) request Alternate Base Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than $100,000 (and any such Borrowing exceeding such minimum amount shall be in an integral multiple of $50,000), provided that the foregoing minimum amount shall not apply to an Alternate Base Rate Advance that causes the aggregate amount borrowed under the Facility to equal the full amount available for Advances thereunder, or (b) elect LIBOR Rate Advances for any Borrowing (i) if the aggregate amount of such Borrowing is less than $500,000 (and any such Borrowing exceeding such minimum amount shall be in an integral multiple of $100,000) or (ii) if the obligation of the Lenders to make LIBOR Rate Advances shall then be suspended pursuant to Section 2.4, 3.5 or 3.6.

(e) The Advances made by each Lender under its Commitment shall be evidenced by that Lender’s Note.

(f) A Request for Borrowing shall be irrevocable upon the Administrative Agent’s first notification thereof.

(g) The Administrative Agent, on behalf of the Lenders, is hereby authorized to make Borrowings available to Borrower upon fulfillment of the applicable conditions set forth in Article 8, and, if applicable, Section 2.1(d). Upon fulfillment of such applicable conditions, the proceeds of Borrowings shall either be credited in immediately available funds to the Designated Deposit Account or remitted directly to one or more third parties, as directed by Borrower and approved by the Administrative Agent. The proceeds of any Borrowing consisting of LIBOR Rate Advances shall be so credited or remitted on the first day of the applicable LIBOR Period for such Borrowings.

2.2 Alternate Base Rate Advances. Each request by Borrower for a Borrowing comprised of Alternate Base Rate Advances shall be made pursuant to a Request for Borrowing (or telephonic or other request for Borrowing referred to in the second sentence of Section 2.1(b), if applicable) received by the Administrative Agent, at the Administrative Agent’s Office, not later than 11:00 a.m. California time, on the date of the requested Borrowing, provided such date is a Banking Day. All Advances shall constitute Alternate Base Rate Advances unless properly designated as a LIBOR Rate Advance pursuant to Section 2.3 or 2.4.

2.3 LIBOR Rate Advances.

(a) Each request by Borrower for a Borrowing comprised of LIBOR Rate Advances shall be made pursuant to a Request for Borrowing (or telephonic or other request for Borrowing referred to in the second sentence of Section 2.1(b), if applicable) received by the Administrative Agent, at the Administrative Agent’s Office, not later than 11:00 a.m., California time, at least three (3) LIBOR Banking Days before the first day of the applicable LIBOR Period.

(b) On the date which is two (2) LIBOR Banking Days before the first day of the applicable LIBOR Period, the Administrative Agent shall confirm its determination of the applicable LIBOR Rate (which determination shall be conclusive in the absence of manifest error) and promptly shall give notice of the same to Borrower and the Lenders by telephone, telecopier or electronic mail (and if by telephone, promptly confirmed by telecopier or electronic mail).

(c) Unless the Administrative Agent and the Required Lenders otherwise consent, LIBOR Rate Advances may not be outstanding under more than five (5) separate LIBOR Periods at any one time.

(d) No Borrowing comprised of LIBOR Rate Advances may be requested during the continuation of a Default or Event of Default.

(e) Nothing contained herein shall require any Lender to fund any LIBOR Rate Advance in the Designated Eurodollar Market.

2.4 Conversion and Continuation of Advances.

(a) Optional Conversion. Borrower may on any Banking Day, upon notice given to the Administrative Agent not later than 11:00 a.m. (California time) on the third LIBOR Banking Day prior to the date of a proposed Conversion if the Conversion is into LIBOR Rate Advances, or one Banking Day prior to the date of a proposed Conversion if the Conversion is into Alternate Base Rate Advances, and subject to the provisions of Sections 3.5 and 3.6, Convert all or any portion of the Advances of one Type outstanding under the Facility (and, in the case of LIBOR Rate Advances, having the same LIBOR Period) into Advances of the other Type under the Facility; provided that any Conversion of LIBOR Rate Advances into Alternate Base Rate Advances on other than the last day of a LIBOR Period for such LIBOR Rate Advances shall be subject to Section 3.6(e), any Conversion of Alternate Base Rate Advances into LIBOR Rate Advances shall be in an amount not less than $500,000 or integral multiples of $100,000 in excess thereof and no Conversion of any Advances shall result in more than five (5) separate LIBOR Periods being outstanding under the Facility. Each such notice of Conversion shall be made pursuant to a Request for Continuation/Conversion and shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the aggregate amount, Type and category of the Advances (and, in the case of LIBOR Rate Advances, the LIBOR Period therefor) to be Converted and (iii) if such Conversion is into LIBOR Rate Advances, the duration of the initial LIBOR Period for such Advances. Each request for Conversion shall be irrevocable and binding on Borrower.

(b) Certain Mandatory Conversions.

(i) On the date on which the aggregate unpaid principal amount of LIBOR Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $500,000 such Advances shall automatically Convert into Alternate Base Rate Advances.

(ii) If Borrower shall fail to select the duration of any LIBOR Period for any outstanding LIBOR Rate Advances in accordance with the provisions contained in Section 2.1(c) and in clause (a) or (c) of this Section 2.4, each such LIBOR Rate Advance will automatically, on the last day of the then existing LIBOR Period therefor, Convert into an Alternate Base Rate Advance.

(iii) Upon the occurrence and during the continuance of any Event of Default and upon notice from the Administrative Agent to Borrower at the request of the Required Lenders, (x) each LIBOR Rate Advance will automatically, on the last day of the then existing LIBOR Period therefor, Convert into an Alternate Base Rate Advance and (y) the obligation of the Lenders to make, or to Convert Advances into, or to Continue, LIBOR Rate Advances shall be suspended.

(c) Continuations. Borrower may, on any LIBOR Banking Day, upon notice given to the Administrative Agent not later than 11:00 a.m. (California time) on the third LIBOR Banking Day prior to the date of the proposed Continuation and subject to the provisions of Sections 3.5 and 3.6, Continue all or any portion of the LIBOR Rate Advances outstanding under the Facility having the same LIBOR Period; provided that any such Continuation shall be made only on the last day of a LIBOR Period for such LIBOR Rate Advances, no Continuation of LIBOR Rate Advances shall be in an amount less than $500,000 and no Continuation of any LIBOR Rate Advances shall result in more than five (5) separate LIBOR Periods being outstanding under the Facility. Each such notice of Continuation shall be made pursuant to a Request for Continuation/Conversion and shall, within the restrictions specified above, specify (i) the date of such Continuation, (ii) the aggregate amount and category of, and the LIBOR Period for, the Advances being Continued and (iii) the duration of the initial LIBOR Period for the LIBOR Rate Advances subject to such Continuation. Each notice of Continuation shall be irrevocable and binding on Borrower.

2.5 Letters of Credit.

(a) As of the Closing Date and at all relevant times thereafter, the Existing Letters of Credit shall be Letters of Credit for all purposes under this Agreement and the other Loan Documents. Subject to the terms and conditions hereof, at any time and from time to time from the Closing Date through the Letter of Credit Expiration Date, the Issuing Lender shall issue such Letters of Credit under the Facility as Borrower may request by a Request for Letter of Credit; provided that giving effect to all such Letters of Credit, (i) Facility Usage does not exceed the Maximum Facility Amount, (ii) the Aggregate Effective Amount under all outstanding Letters of Credit shall not exceed $25,000,000, and (iii) as to each Lender, such Lender’s Pro Rata Share of the Facility Usage does not exceed such Lender’s Commitment. Each Letter of Credit shall be in a form reasonably acceptable to the Issuing Lender. Unless the Issuing Lender and the Required Lenders otherwise consent, the term of any Commercial Letter of Credit shall not exceed 180 days and the term of any Standby Letter of Credit shall not exceed 365 days, provided that any

Standby Letter of Credit may be automatically extended for one or more successive periods not to exceed one year each unless the Issuing Lender elects not to extend for any such additional period by giving notice to the beneficiary of such Standby Letter of Credit. If, as of the Letter of Credit Expiration Date, any Letter of Credit remains outstanding or any draw on any Letter of Credit remains unreimbursed by Borrower, Borrower shall immediately Cash Collateralize the then Aggregate Effective Amount. For purposes of the foregoing, “Cash Collateralize” means to pledge and deposit with the Administrative Agent, for the benefit of the Issuing Lender and the Lenders, as collateral for all L/C Exposure, cash or deposit account balances pursuant to documentation in form and substances satisfactory to the Administrative Agent and the Issuing Lender (which documents are hereby consented to by the Lenders). Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Lender and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Any such cash collateral shall be maintained in a blocked, non-interest bearing deposit account at Wells Fargo.

(b) Each Request for Letter of Credit shall be submitted to the Issuing Lender, with a copy to the Administrative Agent, at least three (3) Banking Days (or such shorter period as the Issuing Lender shall agree) prior to the date upon which the related Letter of Credit is proposed to be issued. The Administrative Agent shall promptly notify the Issuing Lender whether such request, and the issuance of a Letter of Credit pursuant thereto, conforms to the requirements of this Agreement. Upon issuance of a Letter of Credit, the Issuing Lender shall promptly notify the Administrative Agent of the amount and terms thereof. Unless the Issuing Lender has notified, in its sole and absolute discretion, Borrower to the contrary not less than three (3) days prior to the date of any Request for Letter of Credit, a Request for Letter of Credit may be delivered to the Issuing Lender by facsimile by a Responsible Official of Borrower, in which case Borrower shall confirm such request by promptly delivering a Request for Letter of Credit (conforming to the preceding sentence) in person to the Issuing Lender. The Issuing Lender shall incur no liability whatsoever hereunder in acting upon any Request for Letter of Credit received by facsimile purportedly made by a Responsible Official of Borrower, and Borrower hereby agrees to indemnify the Issuing Lender from any loss, cost, expense or liability as a result of so acting. A Request for Letter of Credit shall be irrevocable absent the reasonable consent of the Issuing Lender.

(c) Upon issuance of a Letter of Credit, each Lender shall be deemed to have purchased a pro rata participation in such Letter of Credit from the Issuing Lender in proportion to that Lender’s Pro Rata Share of the Facility. Without limiting the scope and nature of each Lender’s participation in any Letter of Credit, to the extent that the Issuing Lender has not been reimbursed by Borrower for any payment required to be made by the Issuing Lender under any Letter of Credit, each Lender shall, pro rata according to its Pro Rata Share of the Facility, reimburse the Issuing Lender through the Administrative Agent promptly upon demand for the amount of such payment. The obligation of each Lender to so reimburse the Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of Borrower to reimburse the Issuing Lender for the amount of any payment made by the Issuing Lender under any Letter of Credit together with interest as hereinafter provided.

(d) Borrower agrees to pay to the Issuing Lender through the Administrative Agent an amount equal to any payment made by the Issuing Lender with respect to each Letter of Credit within one (1) Banking Day after demand made by the Issuing Lender therefor, together with interest on such amount from the date of any payment made by the Issuing Lender at the rate applicable to Alternate Base Rate Advances for the period commencing on the date of any such payment and continuing through the first Banking Day following such demand and thereafter at the Default Rate. The principal amount of any such payment shall be used to reimburse the Issuing Lender for the payment made by it under the Letter of Credit. Each Lender that has reimbursed the Issuing Lender pursuant to Section 2.5(c) for its Pro Rata Share of any payment made by the Issuing Lender under a Letter of Credit shall thereupon acquire a pro rata participation, to the extent of such reimbursement, in the claim of the Issuing Lender against Borrower under this Section 2.5(d) and shall share, in accordance with that pro rata participation, in any payment made by Borrower with respect to such claim. Upon receipt of any such reimbursement from Borrower, the Issuing Lender shall pay to the Administrative Agent, for the ratable benefit of those Lenders that had reimbursed the Issuing Lender pursuant to Section 2.5(c) for their respective Pro Rata Shares of any payment made by the Issuing Lender under a Letter of Credit to which such reimbursement applies, the amount of such reimbursement.

(e) So long as no Event of Default shall have occurred and remain in effect, Borrower may request (in writing) that Advances be made pursuant to Section 2.1(a) to provide funds for the payment required by Section 2.5(d), provided that, after giving effect to any such Advance, Borrower shall be in compliance with maximum Facility Usage as set forth in Section 2.1(a) and provided that, for this purpose, the conditions set forth in Article 8 shall not apply (other than the condition that no Event of Default shall then be in effect). The proceeds of such Advances shall be paid directly to the Issuing Lender to reimburse it for the payment made by it under the Letter of Credit.

(f) If Borrower fails to make the payment required by Section 2.5(d) within the time period therein set forth, in lieu of reimbursement to the Issuing Lender under Section 2.5(c) the Issuing Lender may (but is not required to), without notice to or the consent of Borrower, instruct the Administrative Agent to cause Advances to be made by the Lenders under the Facility in an aggregate amount equal to the amount paid by the Issuing Lender with respect to that Letter of Credit and, for this purpose, the conditions precedent set forth in Article 8 shall not apply. The proceeds of such Advances shall be paid to the Issuing Lender to reimburse it for the payment made by it under the Letter of Credit.

(g) The issuance of any supplement, modification, amendment, renewal, or extension to or of any Letter of Credit shall be treated in all respects (other than as provided in Section 3.4) the same as the issuance of a new Letter of Credit.

(h) The obligation of Borrower to pay to the Issuing Lender the amount of any payment made by the Issuing Lender under any Letter of Credit shall be absolute, unconditional, and irrevocable, subject only to performance by the Issuing Lender of its obligations to Borrower under Section 5108 of the UCC. Without limiting the foregoing, Borrower’s obligations shall not be affected by any of the following circumstances:

(i) any lack of validity or enforceability of the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) any amendment or waiver of or any consent to departure from the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto, with the written consent of Borrower executed by a Responsible Official of Borrower;

(iii) the existence of any claim, setoff, defense, or other rights that Borrower may have at any time against the Issuing Lender, the Administrative Agent or any Lender, any beneficiary of the Letter of Credit (or any Persons for whom any such beneficiary may be acting) or any other Person, whether in connection with the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto, or any unrelated transactions;

(iv) any demand, statement, or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever so long as any such document reasonably appeared to comply with the terms of the Letter of Credit;

(v) payment to the applicable beneficiary, or its successors or assigns, by the Issuing Lender in good faith under the Letter of Credit against presentation of a draft or any accompanying document which does not strictly comply with the terms of the Letter of Credit;

(vi) the existence, character, quality, quantity, condition, packing, value or delivery of any Property purported to be represented by documents presented in connection with any Letter of Credit or for any difference between any such Property and the character, quality, quantity, condition, or value of such Property as described in such documents;

(vii) the time, place, manner, order or contents of shipments or deliveries of Property as described in documents presented in connection with any Letter of Credit or the existence, nature and extent of any insurance relative thereto;

(viii) the solvency or financial responsibility of any party issuing any documents in connection with a Letter of Credit;

(ix) any failure or delay in notice of shipments or arrival of any Property;

(x) any error in the transmission of any message relating to a Letter of Credit not caused by the Issuing Lender, or any delay or interruption in any such message;

(xi) any error, neglect or default of any correspondent of the Issuing Lender in connection with a Letter of Credit;

(xii) any consequence arising from acts of God, war, terrorism, insurrection, civil unrest, disturbances, labor disputes, emergency conditions or other causes beyond the control of the Issuing Lender; and

(xiii) so long as the Issuing Lender in good faith determines that the contract or document appears to comply with the terms of the Letter of Credit, the form, accuracy, genuineness or legal effect of any contract or document referred to in any document submitted to the Issuing Lender in connection with a Letter of Credit;

provided that notwithstanding anything to the contrary set forth above, the Issuing Lender shall be liable for damages caused by the willful misconduct or gross negligence of the Issuing Lender.

(i) The Issuing Lender shall be entitled to the protection accorded to the Administrative Agent pursuant to Section 10.6 (subject to the standards set forth therein), mutatis mutandis.

(j) The Uniform Customs and Practice for Documentary Credits, as published in its most current version by the International Chamber of Commerce, shall be deemed a part of this Section and shall apply to all Letters of Credit to the extent not inconsistent with applicable Law.

2.6 Foreign Exchange. Subject to the terms and conditions of this Agreement, the Lenders, or any one or more of them, may from time to time enter into one or more Approved Foreign Exchange Agreements with Borrower for the purchase and/or sale by Borrower in United States Dollars of various foreign currencies; provided that the maximum amount of all outstanding foreign exchange contracts entered into in connection with Approved Foreign Exchange Agreements shall not at any time exceed an aggregate of Two Million Five Hundred Thousand US Dollars (US $2,500,000) nor shall any such foreign exchange contract be executed for a term that extends beyond the Maturity Date.

2.7 Termination or Reduction of the Commitments.

(a) Optional. Borrower may at any time or from time to time, upon not less than three (3) Banking Days’ prior written notice to the Administrative Agent, terminate in whole or reduce in part the Commitments under the Facility, provided that each partial reduction of the Commitments under any of the Facilities shall be in an aggregate amount of $1,000,000 or an integral multiple of $1,000,000 in excess thereof.

(b) Mandatory. The Commitments shall be automatically and permanently reduced to zero on the Maturity Date.

(c) Reduction Pro Rata; No Reinstatements. Each reduction of the Commitments under the Facility shall be applied to the respective Commitments of the Lenders according to their respective Pro Rata Shares of the Facility. Commitments once terminated or reduced may not be reinstated.

2.8 Optional Increase to the Revolving Commitments.

(a) Provided that no Default or Event of Default then exists, on any date prior to March 14, 2010, Borrower may request in writing that the Facility be increased by increasing the then effective Commitments in an aggregate amount which does not result in the aggregate principal amount of the Commitments being greater than $100,000,000 minus the amount of any permanent reductions to the Commitments which have then occurred prior to the date of any such request pursuant to Section 2.7, provided that the interest rates payable in connection with any such increased Commitments shall be the same interest rates payable in connection with the existing Commitments. Any request under this Section shall be submitted by Borrower to the Lenders through the Administrative Agent not less than thirty (30) days prior to the proposed increase, specify the proposed effective date and amount of such increase and be accompanied by a Certificate signed by a Senior Officer of Borrower, stating that no Default or Event of Default exists as of the date of the request or will result from the requested increase. Borrower’s right under this Section 2.8 to increase the aggregate Commitments shall terminate and be of no further effect if not exercised prior to March 14, 2010. The consent of the Lenders, as such, shall not be required for an increase in the amount of the Commitments pursuant to this Section; as such, this Section shall supersede any provisions in Section 3.10, or 11.2 to the contrary.

(b) Each Lender may approve or reject a request for an increase in the amount of the Commitments in its sole and absolute discretion and, absent an affirmative written response within ten (10) Banking Days after receipt of such request, shall be deemed to have rejected the request. The rejection of such a request by any number of Lenders shall not affect Borrower’s right to increase the Commitments pursuant to this Section.

(c) In responding to a request under this Section, each Lender that is willing to increase the amount of its Pro Rata Share of the increased Commitments shall specify the amount of the proposed increase which it is willing to assume. Each consenting Lender shall be entitled to participate ratably (based on its Pro Rata Share of the Commitments before such increase) in any resulting increase in the Commitments, subject to the right of the Administrative Agent to adjust allocations of the increased Commitments so as to result in the amounts of the Pro Rata Shares of the Lenders being in integral multiples of $100,000.

(d) If the aggregate principal amount offered to be assumed by the consenting Lenders is less than the amount requested, Borrower may (i) reject the proposed increase in its entirety, (ii) accept the offered amounts or (iii) designate new lenders who qualify as Eligible Assignees and which are reasonably acceptable to the Administrative Agent as additional Lenders hereunder in accordance with clause (f) of this Section (each, a “New Lender”), which New Lenders may assume the amount of the increase in the Commitments that has not been assumed by the consenting Lenders.

(e) After completion of the foregoing, the Administrative Agent shall give written notification to the Lenders and any New Lenders of the increase to the Commitments which shall thereupon become effective and in connection with such notification the Administrative Agent will distribute to Borrower and the Lenders a revised Schedule 1.1 reflecting the then applicable Pro Rata Shares of the Lenders.

(f) Each New Lender shall become an additional party hereto as a Lender concurrently with the effectiveness of the proposed increase in the Commitments upon its execution of an instrument of joinder to this Agreement, which is in form and substance reasonably acceptable to the Administrative Agent and which, in any event, contains the representations, warranties, indemnities and other protections afforded to the Administrative Agent and the other Lenders which would be granted or made by an Eligible Assignee by means of the execution of an Assignment and Acceptance.

(g) Subject to the foregoing, any increase to the Commitments requested under this Section shall be effective as of the date proposed by Borrower and shall be in the principal amount equal to (i) the amount which consenting Lenders are willing to assume as increases to their respective Commitments plus (ii) the amount offered by any New Lenders. Upon the effectiveness of any such increase, each Borrowing outstanding shall be refinanced with new Advances reflecting the adjusted Pro Rata Shares of the Lenders in the Facility if there is any change thereto and Borrower shall:

(x) issue replacement Notes to each affected Lender and new Notes to each New Lender (in each case, as may be requested by such Lender), and the percentage of Pro Rata Shares of each Lender will be adjusted to give effect to the increase in the Commitments;

(y) execute and deliver to the Administrative Agent such amendments to the Loan Documents as the Administrative Agent may reasonably request relating to such increase; and

(z) pay to the existing Lenders any breakage costs which are payable in connection with the refinancing of any Borrowings in the manner contemplated by Section 3.6.

2.9 Administrative Agent’s Right to Assume Funds Available for Advances. Unless the Administrative Agent shall have been notified by any Lender no later than 10:00 a.m., California time, on the Banking Day of the proposed funding by the Administrative Agent of any Borrowing, that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of the total amount of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the date of the Borrowing and the Administrative Agent may, in reliance upon such assumption, make available to Borrower a corresponding amount. If the Administrative Agent has made funds available to Borrower based on such assumption and such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent promptly shall notify Borrower and Borrower shall pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover from such Lender interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to the daily Federal Funds Rate. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its commitments or to prejudice any rights which the Administrative Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.10 Collateral. The Obligations shall be secured by a first priority (subject to Liens permitted by Section 6.7) perfected Lien on the Collateral pursuant to the Collateral Documents.

2.11 Swing Line.

(a) The Swing Line Lender shall from time to time from the Closing Date through the day prior to the Maturity Date make Swing Line Loans to Borrower in such amounts as Borrower may request, provided that (i) after giving effect to such Swing Line Loan, Facility Usage does not exceed the Maximum Facility Amount, (ii) after giving effect to such Swing Line Loan, the Swing Line Outstandings do not exceed $5,000,000 and/or (iii) without the consent of all of the Lenders, no Swing Line Loan may be made during the continuation of a Default or Event of Default if written notice of such Default or Event of Default shall have been provided to the Swing Line Lender by the Administrative Agent or a Lender sufficiently in advance of the making of such Swing Line Loan. Borrower may borrow, repay and reborrow under this Section. Borrowings under the Swing Line may be made (in minimum amounts to be agreed upon by Borrower and the Swing Line Lender) upon telephonic request by a Responsible Official of Borrower made to the Administrative Agent not later than 2:00 p.m., California time (or such later time as the Swing Line Lender may agree), on the Banking Day of the requested borrowing (which telephonic request shall be promptly confirmed in writing by telecopier or electronic mail). Promptly after receipt of such a request for borrowing, the Administrative Agent shall provide telephonic verification to the Swing Line Lender that, after giving effect to such request, availability for Borrowings will exist under Section 2.1(a) (and such verification shall be promptly confirmed in writing by telecopier or electronic mail). Each repayment of a Swing Line Loan shall be in an amount as may be agreed between Borrower and the Swing Line Lender. Borrower shall notify the Swing Line Lender of its intention to make a repayment of a Swing Line Loan not later than 1:00 p.m. California time (or such later time as the Swing Line Lender may agree) on the date of repayment. If Borrower instructs the Swing Line Lender to debit its demand deposit account at the Swing Line Lender in the amount of any payment with respect to a Swing Line Loan, or the Swing Line Lender otherwise receives repayment, after 3:00 p.m., California time (or such later time as the Swing Line Lender may agree), on a Banking Day, such payment shall be deemed received on the next Banking Day. The Swing Line Lender shall promptly notify the Administrative Agent of the Swing Loan Outstandings each time there is a change therein.

(b) Each request by Borrower for a Swing Line Loan shall be deemed to constitute a representation and warranty by Borrower on the date of such request as to the matters specified in Sections 8.2(a), (b), (c) and (d) and the Swing Line Lender shall be entitled to rely upon such representation and warranty in making any such requested Swing Line Loan.

(c) Swing Line Loans shall bear interest at a fluctuating rate per annum equal to the Alternate Base Rate plus the Applicable Alternate Base Rate Margin. Interest shall be payable on such dates, not more frequent than monthly, as may be specified by the Swing Line Lender and in any event on the Maturity Date. The Swing Line Lender shall be responsible for invoicing Borrower for such interest. The interest payable on Swing Line Loans is solely for the account of the Swing Line Lender (subject to subsection (e) below).

(d) Subject to subsection (e) below, the principal amount of all Swing Line Loans shall be due and payable on the earlier of (i) the maturity date agreed to by the Swing Line Lender and Borrower with respect to such loan (which maturity date shall not be a date more than ten (10) consecutive days from the date of advance thereof) or (ii) the Maturity Date.

(e) Upon the making of a Swing Line Loan, each Lender shall be deemed to have purchased from the Swing Line Lender a participation therein in an amount equal to that Lender’s Pro Rata Share of the Facility times the amount of the Swing Line Loan. Upon demand made by the Swing Line Lender, each Lender shall, according to its Pro Rata Share of the Facility, promptly provide to the Swing Line Lender its purchase price therefor in an amount equal to its participation therein. The obligation of each Lender to so provide its purchase price to the Swing Line Lender shall be absolute and unconditional (except only demand made by the Swing Line Lender) and shall not be affected by the occurrence of a Default or Event of Default; provided that no Lender shall be obligated to purchase its Pro Rata Share of (i) Swing Line Loans to the extent that, after giving effect to such Swing Line Loan, Facility Usage exceeds the Maximum Facility Amount, (ii) Swing Line Loans to the extent that, after giving effect to such Swing Line Loan, Swing Line Outstandings exceed $5,000,000 and (iii) any Swing Line Loan made (absent the consent of all of the Lenders) during the continuation of a Default or Event of Default if written notice of such Default or Event of Default shall have been provided to the Swing Line Lender by the Administrative Agent or a Lender sufficiently in advance of the making of such Swing Line Loan. Each Lender that has provided to the Swing Line Lender the purchase price due for its participation in Swing Line Loans shall thereupon acquire a pro rata participation, to the extent of such payment, in the claim of the Swing Line Lender against Borrower for principal and interest and shall share, in accordance with that pro rata participation, in any principal payment made by Borrower with respect to such claim and in any interest payment made by Borrower (but only with respect to periods subsequent to the date such Lender paid the Swing Line Lender its purchase price) with respect to such claim.

(f) In the event that any Swing Line Loan remains outstanding for ten (10) consecutive days, then on the next Banking Day (unless Borrower has made other arrangements acceptable to the Swing Line Lender to repay such Swing Line Loan, in full), Borrower shall request a Borrowing pursuant to Section 2.1(a) sufficient to repay the aggregate principal amount of such Swing Line Loan together with any and all accrued and unpaid interest with respect thereto. In each case, the Administrative Agent shall automatically provide the responsive Advances made by each Lender to the Swing Line Lender (which the Swing Line Lender shall then apply to the Swing Line Outstandings). In the event that Borrower fails to request a Borrowing within the time specified by Section 2.2 on any such date, the Administrative Agent may, but is not required to, without notice to or the consent of Borrower, cause Alternate Base Rate Advances to be made by the Lenders under the Facility in amounts which are sufficient to reduce the Swing Line Outstandings as required above. The proceeds of such Alternate Base Rate Advances shall be paid directly to the Swing Line Lender for application to the Swing Line Outstandings.

Article 3.

PAYMENTS AND FEES

3.1 Principal and Interest.

(a) Interest shall be payable on the outstanding daily unpaid principal amount of each Advance from the date thereof until payment in full is made and shall accrue and be payable at the rates set forth or provided for herein before and after Default, before and after maturity, before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law, with interest on overdue interest at the Default Rate to the fullest extent permitted by applicable Laws.

(b) Interest accrued on each Alternate Base Rate Advance through the end of each calendar month shall be due and payable on the first Monthly Payment Date following the end of such calendar month. Except as otherwise provided in Section 3.7, the unpaid principal amount of any Alternate Base Rate Advance shall bear interest at a fluctuating rate per annum equal to the Alternate Base Rate plus the Applicable Alternate Base Rate Margin. Each change in the interest rate under this Section 3.1(b) due to a change in the Alternate Base Rate shall take effect simultaneously with the corresponding change in the Alternate Base Rate.

(c) Interest accrued on each LIBOR Rate Advance which is for a term of three months or less shall be due and payable on the last day of the related LIBOR Period. Interest accrued on each other LIBOR Rate Advance shall be due and payable on the date which is three months after the date such LIBOR Rate Advance was made (and, in the event that all of the Lenders have approved a LIBOR Period of longer than six months, every three months thereafter through the last day of the LIBOR Period) and on the last day of the related LIBOR Period. Except as otherwise provided in Section 3.7, the unpaid principal amount of any LIBOR Rate Advance shall bear interest at a rate per annum equal to the LIBOR Rate for that LIBOR Rate Advance plus the Applicable LIBOR Rate Margin.

(d) If not sooner paid, the principal Indebtedness evidenced by the Notes shall be payable as follows:

(i) the amount, if any, by which the principal Indebtedness evidenced by the Notes at any time exceeds the Maximum Facility Amount shall be payable immediately; and

(ii) the principal Indebtedness evidenced by the Notes shall in any event be payable on the Maturity Date for such Notes.

(e) The principal Indebtedness evidenced by the Notes may, at any time and from time to time, voluntarily be paid or prepaid in whole or in part without premium or penalty, except that with respect to any voluntary prepayment under this subsection, (i) any partial prepayment shall be not less than $500,000 and shall be an integral multiple of $100,000, (ii) each prepayment of principal on any LIBOR Rate

Advance shall be accompanied by payment of interest accrued to the date of payment on the amount of principal paid, (iii) any payment or prepayment of all or any part of any LIBOR Rate Advance on a day other than the last day of the applicable LIBOR Period shall be subject to Section 3.6(e).

3.2 Unused Facility Commitment Fee. From the Closing Date through the Maturity Date, Borrower shall pay to the Administrative Agent, for the ratable accounts of the applicable Lenders in accordance with their respective Pro Rata Shares, a commitment fee equal to the Applicable Commitment Fee Margin times the average daily amount by which the Maximum Facility Amount exceeds Facility Usage. The commitment fee shall be payable quarterly in arrears on each Quarterly Payment Date.

3.3 Other Fees. Borrower shall pay to the Administrative Agent, fees in the amounts and at the times specified in the letter agreement (the “Fee Letter”), between Borrower and the Administrative Agent. Such fees shall be fully earned when paid and shall be nonrefundable for any reason whatsoever.

3.4 Letter of Credit Fees. With respect to each Letter of Credit, Borrower shall pay the following fees on each Monthly Payment Date:

(a) to the Lenders in accordance with their respective Pro Rata Shares of the Commitments, a letter of credit fee in an amount equal to the product of the Applicable Letter of Credit Fee Rate per annum during the calendar month immediately preceding such Monthly Payment Date multiplied by the average outstanding undrawn amount of all Letters of Credit during such calendar month; and

(b) to the Issuing Lender for its own account, a fronting fee in an amount equal to 0.125% (12.5 basis points) per annum multiplied by the average outstanding undrawn amount of all Letters of Credit during such preceding calendar month.

In addition to the foregoing, in connection with a Letter of Credit and activity relating thereto, Borrower also shall pay to the Issuing Lender, for the sole account of Issuing Lender, amendment, transfer, issuance, negotiation and such other fees as the Issuing Lender normally charges, in the amounts set forth from time to time as the Issuing Lender’s published scheduled fees for such services. Each of the fees payable with respect to Letters of Credit under this Section is earned when due and is nonrefundable.

3.5 Increased Commitment Costs. If any Lender shall determine in good faith that the introduction after the Closing Date of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change after the Closing Date therein or any change after the Closing Date in the interpretation or administration thereof by any central bank or other Governmental Agency charged with the interpretation or administration thereof, or compliance by such Lender (or its LIBOR Lending Office) or any corporation controlling such Lender, with any request, guideline or directive regarding capital adequacy (whether or not having the force of Law) of any such central bank or other authority not imposed as a result of such Lender’s or such corporation’s failure to comply with any other Laws, affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy and such Lender’s desired return on capital) determines in good faith that the amount of such capital is increased, or the rate of return on capital is reduced, as a consequence of its obligations under this Agreement, then, within five (5) Banking Days after demand of such Lender, Borrower shall pay to such Lender, from time to time as specified in good faith by such Lender, additional amounts sufficient to compensate such Lender in light of such circumstances, to the extent reasonably allocable to such obligations under this Agreement, provided that Borrower shall not be obligated to pay any such amount which arose prior to the date which is six months preceding the date of such demand or is attributable to periods prior to the date which is six months preceding the date of such demand. Each Lender’s determination of such amounts shall be conclusive in the absence of manifest error.

3.6 LIBOR Costs and Related Matters.

(a) In the event that any Governmental Agency imposes on any Lender any reserve or comparable requirement (including any emergency, supplemental or other reserve) with respect to the Eurodollar Obligations of that Lender (other than amounts that are reflected in the calculation of LIBOR), Borrower shall pay that Lender within five (5) Banking Days after demand all amounts necessary to compensate such Lender (determined as though such Lender’s LIBOR Lending Office had funded 100% of its LIBOR Rate Advances in the Designated Eurodollar Market) in respect of the imposition of such reserve requirements (provided that Borrower shall not be obligated to pay any such amount which arose prior to the date which is six months preceding the date of such demand or is attributable to periods prior to the date which is six months preceding the date of such demand). Any Lender’s determination of such amount shall be conclusive in the absence of manifest error.

(b) If, after the date hereof, the existence or occurrence of any Special LIBOR Circumstance:

(i) shall subject any Lender or its LIBOR Lending Office to any tax, duty or other charge or cost with respect to any LIBOR Rate Advance, any of its Notes evidencing LIBOR Rate Advances or its obligation to make LIBOR Rate Advances, or shall change the basis of taxation of payments to any Lender attributable to the principal of or interest on any LIBOR Rate Advance or any other amounts due under this Agreement in respect of any LIBOR Rate Advance, any of its Notes evidencing LIBOR Rate Advances or its obligation to make LIBOR Rate Advances, excluding (A) taxes imposed on or measured in whole or in part by its overall net income by (1) any jurisdiction (or political subdivision thereof) in which it is organized or maintains its principal office or LIBOR Lending Office or (2) any jurisdiction (or political subdivision thereof) in which it is “doing business” and (B) any withholding taxes or other taxes based on gross income imposed by the United States of America for any period with respect to which it has failed to provide

Borrower with the appropriate form or forms required by Section 11.21, to the extent such forms are then required by applicable Laws;

(ii) shall impose, modify or deem applicable any reserve not applicable or deemed applicable on the date hereof (including any reserve imposed by the Board of Governors of the Federal Reserve System, special deposit, capital or similar requirements against assets of, deposits with or for the account of, or credit extended by, any Lender or its LIBOR Lending Office); or

(iii) shall impose on any Lender or its LIBOR Lending Office or the Designated Eurodollar Market any other condition affecting any LIBOR Rate Advance, any of its Notes evidencing LIBOR Rate Advances, its obligation to make LIBOR Rate Advances or this Agreement, or shall otherwise affect any of the same;

and the result of any of the foregoing, as determined in good faith by such Lender, increases the cost to such Lender or its LIBOR Lending Office of making or maintaining any LIBOR Rate Advance or in respect of any LIBOR Rate Advance, any of its Notes evidencing LIBOR Rate Advances or its obligation to make LIBOR Rate Advances or reduces the amount of any sum received or receivable by such Lender or its LIBOR Lending Office with respect to any LIBOR Rate Advance, any of its Notes evidencing LIBOR Rate Advances or its obligation to make LIBOR Rate Advances (assuming such Lender’s LIBOR Lending Office had funded 100% of its LIBOR Rate Advances in the Designated Eurodollar Market), then, within five (5) Banking Days after demand by such Lender (with a copy to the Administrative Agent), Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction (determined as though such Lender’s LIBOR Lending Office had funded 100% of its LIBOR Rate Advances in the Designated Eurodollar Market); provided that Borrower shall not be obligated to pay any such amount which arose prior to the date which is six months preceding the date of such demand or is attributable to periods prior to the date which is six months preceding the date of such demand. A statement of any Lender claiming compensation under this subsection shall be conclusive in the absence of manifest error.

(c) If, after the date hereof, the existence or occurrence of any Special LIBOR Circumstance shall, in the good faith opinion of any Lender, make it unlawful or impossible for such Lender or its LIBOR Lending Office to make, maintain or fund its portion of any Borrowing consisting of LIBOR Rate Advances, or materially restrict the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the Designated Eurodollar Market, or to determine or charge interest rates based upon the LIBOR Rate, then such Lender’s obligation to make LIBOR Rate Advances shall be suspended for the duration of such illegality or impossibility and replaced with an obligation to make Alternate Base Rate Advances and the Administrative Agent forthwith shall give notice thereof to the other Lenders and Borrower. Upon receipt of such notice, the outstanding principal amount of such

Lender’s affected LIBOR Rate Advances, together with accrued interest thereon, automatically shall be converted to Alternate Base Rate Advances on either (i) the last day of the LIBOR Period(s) applicable to such LIBOR Rate Advances if such Lender may lawfully continue to maintain and fund such LIBOR Rate Advances to such day(s) or (ii) immediately if such Lender may not lawfully continue to fund and maintain such LIBOR Rate Advances to such day(s), provided that in such event the conversion shall not be subject to payment of a prepayment fee under Section 3.6(e). Each Lender agrees to endeavor promptly to notify Borrower of any event of which it has actual knowledge, occurring after the Closing Date, which will cause such Lender to notify Borrower as set forth in the first sentence of this Section, and agrees to designate a different LIBOR Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender. In the event that any Lender is unable, for the reasons set forth above, to make, maintain or fund any LIBOR Rate Advance, such Lender shall fund such LIBOR Rate Advance as an Alternate Base Rate Advance for the same period of time, and such amount shall be treated in all respects as an Alternate Base Rate Advance. In the event that any Lender’s obligation to make LIBOR Rate Advances has been suspended under this Section, such Lender shall promptly notify the Administrative Agent and Borrower of the cessation of the Special LIBOR Circumstance which gave rise to such suspension.

(d) If, with respect to any proposed Borrowing comprised of LIBOR Rate Advances:

(i) the Administrative Agent reasonably determines that, by reason of circumstances affecting the Designated Eurodollar Market generally that are beyond the reasonable control of the Lenders, deposits in Dollars (in the applicable amounts) are not being offered to any Lender in the Designated Eurodollar Market for the applicable LIBOR Period; or

(ii) the Required Lenders advise the Administrative Agent that the LIBOR Rate as determined by the Administrative Agent (A) does not represent the effective pricing to such Lenders for deposits in Dollars in the Designated Eurodollar Market in the relevant amount for the applicable LIBOR Period, or (B) will not adequately and fairly reflect the cost to such Lenders of making the applicable LIBOR Rate Advances;

then the Administrative Agent forthwith shall give notice thereof to Borrower and the Lenders, whereupon until the Administrative Agent notifies Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Lenders to make any future LIBOR Rate Advances shall be suspended.

(e) Upon payment or prepayment of any LIBOR Rate Advance (other than as the result of a conversion required under Section 3.6(c)) on a day other than the last day in the applicable LIBOR Period (whether voluntarily, involuntarily, by reason of acceleration, or otherwise), or upon the failure of Borrower (for a reason other than (i) the breach by a Lender of its obligation pursuant to Section 2.1(a) or (ii)

as a result of the application of Section 3.6(d)) to borrow on the date or in the amount specified for a Borrowing comprised of LIBOR Rate Advances in any Request for Borrowing, Borrower shall pay to the appropriate Lender within five (5) Banking Days after demand a prepayment fee or failure to borrow fee, as the case may be (determined as though 100% of the LIBOR Rate Advance had been funded in the Designated Eurodollar Market) equal to the sum of:

(1) the amount, if any, by which (i) the additional interest would have accrued on the amount prepaid or not borrowed at the LIBOR Rate plus the Applicable LIBOR Rate Margin if that amount had remained or been outstanding through the last day of the applicable LIBOR Period exceeds (ii) the interest that such Lender could recover by placing such amount on deposit in the Designated Eurodollar Market for a period beginning on the date of the prepayment or failure to borrow and ending on the last day of the applicable LIBOR Period (or, if no deposit rate quotation is available for such period, for the most comparable period for which a deposit rate quotation may be obtained); plus

(2) all out-of-pocket expenses incurred by such Lender reasonably attributable to such payment, prepayment or failure to borrow.

Each Lender’s determination of the amount of any prepayment fee payable under this Section shall be conclusive in the absence of manifest error.

(f) Each Lender agrees to endeavor promptly to notify Borrower of any event of which it has actual knowledge, occurring after the Closing Date, which will entitle such Lender to compensation pursuant to clause (a) or clause (b) of this Section, and agrees to designate a different LIBOR Lending Office if such designation will avoid the need for or reduce the amount of such compensation and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender. Any request for compensation by a Lender under this Section shall set forth the basis upon which it has been determined that such an amount is due from Borrower, a calculation of the amount due, and a certification that the corresponding costs have been incurred by such Lender.

3.7 Late Payments and Default Rate. If any installment of principal or interest or any fee or cost or other amount payable under any Loan Document to the Administrative Agent or any Lender is not paid when due, it shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the sum of the interest rate otherwise applicable thereto hereunder (or, if no interest rate is otherwise applicable thereto hereunder, the Alternate Base Rate) plus 2.00% (the “Default Rate”), to the fullest extent permitted by applicable Laws. While any Event of Default exists or after acceleration, at the option of the Required Lenders, Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by Law) on the principal amount of all outstanding Obligations, at the Default Rate, to the fullest extent permitted by Law. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be compounded monthly, on the last day of each calendar month, to the fullest extent permitted by applicable Laws.

3.8 Computation of Interest and Fees. Computation of interest and fees under this Agreement shall be calculated on the basis of a year of 360 days (365 days in the case of Alternate Base Rate Loans) and the actual number of days elapsed. Interest shall accrue on each Advance for the day on which the Advance is made; interest shall not accrue on an Advance, or any portion thereof, for the day on which the Advance or such portion is paid. Any Advance that is repaid on the same day on which it is made shall bear interest for one day. Notwithstanding anything in this Agreement to the contrary, interest in excess of the maximum amount permitted by applicable Laws shall not accrue or be payable hereunder or under the Notes, and any amount paid as interest hereunder or under the Notes which would otherwise be in excess of such maximum permitted amount shall instead be treated as a payment of principal.

3.9 Non-Banking Days. If any payment to be made by Borrower or any other Party under any Loan Document shall come due on a day other than a Banking Day, payment shall, except as otherwise provided in the definition of LIBOR Period, instead be considered due on the next succeeding Banking Day and the extension of time shall be reflected in computing interest and fees.

3.10 Manner and Treatment of Payments.

(a) Each payment hereunder or on the Notes or under any other Loan Document shall be made by Borrower to the Administrative Agent at the Administrative Agent’s Office, in immediately available funds not later than 11:00 a.m. California time, on the day of payment (which must be a Banking Day). All payments received after such time, on any Banking Day, shall be deemed received on the next succeeding Banking Day. The amount of all payments received by the Administrative Agent for the account of each Lender shall be immediately paid by the Administrative Agent to the applicable Lender in immediately available funds and, if such payment was received by the Administrative Agent by 11:00 a.m., California time, on a Banking Day and not so made available to the account of a Lender on that Banking Day, the Administrative Agent shall reimburse that Lender for the cost to such Lender of funding the amount of such payment at the Federal Funds Rate. All payments shall be made in lawful money of the United States of America.

(b) Borrower hereby authorizes the Administrative Agent to debit the Designated Deposit Account of Borrower to effect any payment due to the Lenders or the Administrative Agent pursuant to this Agreement. Any resulting overdraft in the Designated Deposit Account shall be payable by Borrower to the Administrative Agent on the next following Banking Day.

(c) Each payment or prepayment on account of any Borrowing shall be applied pro rata according to the outstanding Advances made by each Lender comprising such Borrowing.

(d) Each Lender shall use commercially reasonable efforts to keep a record (in writing or by an electronic data entry system) of Advances made by it and payments received by it with respect to each of its Notes and, subject to Section 10.6(g), such record shall, as against Borrower, be presumptive evidence of the amounts owing. Notwithstanding the foregoing sentence, the failure by any Lender to keep such a record shall not affect Borrower’s obligation to pay the Obligations.

(e) Each payment of any amount payable by Borrower or any other Party to any Lender under this Agreement or any other Loan Document shall be made free and clear of, and without reduction by reason of, any taxes, assessments or other charges imposed by any Governmental Agency, central bank or comparable authority, excluding (i) taxes imposed on or measured in whole or in part by its overall net income and franchise taxes imposed in lieu of net income taxes by (A) any jurisdiction (or political subdivision thereof) in which it is organized or maintains its principal office or LIBOR Lending Office or (B) any jurisdiction (or political subdivision thereof) in which it is “doing business” and (ii) any withholding taxes or other taxes based on gross income imposed by the United States of America for any period with respect to which it has failed to provide Borrower with the appropriate form or forms required by Section 11.21, to the extent such forms are then required by applicable Laws (all such non-excluded taxes, assessments or other charges being hereinafter referred to as “Taxes”). To the extent that Borrower is obligated by applicable Laws to make any deduction or withholding on account of Taxes from any amount payable to any Lender under this Agreement, Borrower shall (1) make such deduction or withholding and pay the same to the relevant Governmental Agency and (2) pay such additional amount to that Lender as is necessary to result in that Lender’s receiving a net after-Tax amount equal to the amount to which that Lender would have been entitled under this Agreement absent such deduction or withholding. If and when receipt of such payment results in an excess payment or credit to that Lender on account of such Taxes, that Lender shall promptly refund such excess to Borrower.

3.11 Funding Sources. Nothing in this Agreement shall be deemed to obligate any Lender to obtain the funds for any Advance in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Advance in any particular place or manner.

3.12 Failure to Charge Not Subsequent Waiver. Any decision by the Administrative Agent or any Lender not to require payment of any interest (including default interest arising under Section 3.7), fee, cost or other amount payable under any Loan Document, or to calculate any amount payable by a particular method, on any occasion shall in no way limit or be deemed a waiver of the Administrative Agent’s or such Lender’s right to require full payment of any interest (including default interest arising under Section 3.7), fee, cost or other amount payable under any Loan Document, or to calculate an amount payable by another method that is not inconsistent with this Agreement, on any other or subsequent occasion.

3.13 Administrative Agent’s Right to Assume Payments Will be Made. Unless the Administrative Agent shall have been notified by Borrower prior to the date on which any payment to be made by Borrower hereunder is due that Borrower does not intend to remit such payment (or otherwise cause sufficient funds to be available in the Designated Deposit Account for debit pursuant to Section 3.10(b)), the Administrative Agent may, in its discretion, assume that Borrower has remitted such payment (or caused funds sufficient to make such payment to be available) when so due and the Administrative Agent may, in its discretion and in reliance upon such assumption, make available to each Lender on such payment date, an amount equal to such Lender’s share of such assumed payment. If Borrower has not in fact remitted such payment (or caused funds sufficient to make such payment to be available) to the Administrative Agent, each Lender shall forthwith on demand repay to the Administrative Agent the amount of such assumed payment made available to such Lender, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent at the Federal Funds Rate.

3.14 Fee Determination Detail. The Administrative Agent, and any Lender, shall provide reasonable detail to Borrower regarding the manner in which the amount of any payment to the Administrative Agent and the Lenders, or that Lender, under Article 3 has been determined, concurrently with demand for such payment.

3.15 Survivability. All of Borrower’s obligations under Sections 3.4 and 3.5 shall survive for the six month period following the Termination Date, and Borrower shall remain obligated thereunder for all claims under such Sections made by any Lender to Borrower prior to the expiration of such period.

Article 4.

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to the Administrative Agent and each of the Lenders on each date the representations and warranties are made pursuant to this Agreement that:

4.1 Existence and Qualification; Power; Compliance With Laws. Borrower is a corporation duly formed, validly existing and in good standing under the Laws of the State of California and is duly qualified or registered to transact business and is in good standing in each other jurisdiction in which the conduct of its business or the ownership or leasing of its Properties makes such qualification or registration necessary, except where the failure so to qualify or register and to be in good standing would not constitute a Material Adverse Effect. Borrower, has all requisite power and authority to conduct its business, to own and lease its Properties and to execute and deliver each Loan Document to which it is a Party and to perform its Obligations. The chief executive office of Borrower is located in Pomona, California. All outstanding capital stock of Borrower, is duly authorized, validly issued, fully paid and non-assessable, and no holder thereof has any enforceable right of rescission under any applicable state or federal securities or other Laws. Borrower is in compliance with all Laws and other legal requirements applicable to its business, has obtained all authorizations, consents, approvals, orders, licenses and permits from, and has accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business, except where the failure so to comply with Laws and other legal requirements applicable to its business, obtain authorizations, etc., file, register, qualify or obtain exemptions does not constitute a Material Adverse Effect.

4.2 Authority; Compliance With Other Agreements and Instruments and Government Regulations. The execution, delivery and performance by Borrower and the other Obligors of the Loan Documents to which it is a Party have been duly authorized by all necessary corporate or company action, as applicable, and do not and will not:

(a) Require any consent or approval not heretofore obtained of any partner, director, stockholder, member, security holder or creditor, as applicable, of such Party;

(b) Violate or conflict with any provision of such Party’s charter, articles of incorporation, bylaws, articles or certificate of organization, operating agreement, or other organizational documents, as applicable;

(c) Result in or require the creation or imposition of any Lien (other than pursuant to the Loan Documents) or Right of Others upon or with respect to any Property now owned or leased or hereafter acquired by such Party;

(d) Violate any Requirement of Law applicable to such Party in any material respect;

(e) Result in a breach of or constitute a default under, or cause or permit the acceleration of any obligation owed under, any material indenture or loan or credit agreement or any other material Contractual Obligation to which such Party is a party or by which such Party or any of its Property is bound or affected;

and such Party is not in violation of, or default under, any Requirement of Law or Contractual Obligation, or any indenture, loan or credit agreement described in Section 4.2(e), in any respect that constitutes a Material Adverse Effect.

4.3 No Governmental Approvals Required. Except as previously obtained or made, no authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any Governmental Agency is or will be required to authorize or permit under applicable Laws the execution, delivery and performance by Borrower or any other Obligor of the Loan Documents to which it is a Party.

4.4 Subsidiaries.

(a) As of the date hereof, Schedule 4.4 hereto correctly sets forth the names, form of legal entity, number of shares of capital stock or membership or other equity interests, as applicable, issued and outstanding, number of shares of capital stock or membership or other equity interests, as applicable, owned by Borrower or any Subsidiary of Borrower (specifying such owner) and jurisdictions of organization of all Subsidiaries of Borrower. As of the date hereof, except as described in Schedule 4.4, Borrower does not own any capital stock, membership interest, other equity interest or debt security which is convertible, or exchangeable, for capital stock, membership interests or other equity interests in any Person. As of the date hereof, unless otherwise indicated in Schedule 4.4, all of the outstanding shares of capital stock, all of the outstanding membership interests or all of the units of other equity interest, as the case may be, of each Subsidiary are owned of record and beneficially by Borrower in the percentages set forth in Schedule 4.4, there are no outstanding options, warrants or other rights to purchase capital stock of any such Subsidiary, and all such shares, membership interests or other equity interests so owned are duly authorized, validly issued, fully paid and non-assessable, and were issued in compliance with all applicable state and federal securities and other Laws, and are free and clear of all Liens, except for Permitted Encumbrances and other encumbrances permitted pursuant to Section 6.7.

(b) Each Subsidiary is a corporation, partnership, limited liability company or other legal entity duly formed, validly existing and, if such concept is legally recognized in such Subsidiary’s jurisdiction of organization, in “good standing” under the Laws of its jurisdiction of organization, is duly qualified to do business as a foreign organization and, if such concept is legally recognized in any applicable jurisdiction, is in “good standing” as such in each jurisdiction in which the conduct of its business or the ownership or leasing of its Properties makes such qualification necessary (except where the failure to be so duly qualified and in good standing does not constitute a Material Adverse Effect), and has all requisite power and authority to conduct its business and to own and lease its Properties.

(c) Each Subsidiary is in compliance with all Laws and other requirements applicable to its business and has obtained all authorizations, consents, approvals, orders, licenses, and permits from, and each such Subsidiary has accomplished all filings, registrations, and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business, except where the failure to be in such compliance, obtain such authorizations, consents, approvals, orders, licenses, and permits, accomplish such filings, registrations, and qualifications, or obtain such exemptions, does not constitute a Material Adverse Effect.

4.5 Financial Statements. Borrower has furnished to the Lenders the consolidated financial statements of Borrower and its Subsidiaries for the Fiscal Year ended April 1, 2005, audited by Borrower’s independent certified public accountants. The financial statements described above fairly present the financial condition, results of operations and changes in financial position of Borrower and its Subsidiaries, as of such date and for such period in conformity with GAAP consistently applied.

4.6 No Other Liabilities; No Material Adverse Changes. Borrower and its Subsidiaries do not have any material liability or material contingent liability required to be reflected or disclosed, and not reflected or disclosed, in the consolidated financial statements described in Section 4.5, other than liabilities and contingent liabilities (i) arising in the ordinary course of business since the date of such balance sheet or (ii) permitted pursuant to this Agreement. As of the Closing Date, no circumstance or event has occurred that constitutes a Material Adverse Effect since April 1, 2005.

4.7 Title to and Location of Property. Borrower and its Subsidiaries have valid title to the material Property (other than assets which are the subject of a Capital Lease Obligation) reflected in the consolidated financial statements described in Section 4.5, other than items of Property or exceptions to title which are in each case immaterial and Property subsequently sold or disposed of in the ordinary course of business. Such Property is free and clear of all Liens and Rights of Others, other than Liens or Rights of Others described in Schedule 4.7A and Permitted Encumbrances, other encumbrances permitted pursuant to Section 6.7, and Permitted Rights of Others. As of the Closing Date, all Property of Borrower and its Subsidiaries is located at one of the locations described in Schedule 4.7B, which schedule sets forth (a) all office, warehouse and manufacturing and other space of Borrower and its Subsidiaries where any Property of Borrower and its Subsidiaries is located and (b) all deposit (whether a demand, time, savings, passbook or similar account) and investment accounts of Borrower, identifying such account by account number, type, location of depositary institution and applicable owner thereof.

4.8 Intangible Assets. Borrower and its Subsidiaries own, or possess, the right to use to the extent necessary in their respective businesses, all material trademarks, trade names, copyrights, patents, patent rights, computer software, licenses and other Intangible Assets that are used in the conduct of their respective businesses as now operated, and no such Intangible Asset, to the best knowledge of Borrower, conflicts with the valid trademark, trade name, copyright, patent, patent right or Intangible Asset of any other Person. Except as described in Schedule 4.8 with respect to Property owed by Borrower and its

Subsidiaries as of the Closing Date or as hereafter disclosed by Borrower to the Administrative Agent (in writing) with respect to Property acquired by Borrower or any Subsidiary after the Closing Date, in the enforcement of its rights as a secured creditor, the Administrative Agent (or any applicable Lender) will not be required to own or otherwise possess the right to use any patent, trademark or other intellectual property, or any license to use the same, in order to sell any inventory of Borrower or any Subsidiary after the occurrence of an Event of Default. Schedule 4.8 sets forth all patents, patent applications, trademarks, trade names and trade styles used by Borrower and its Subsidiaries at any time within the five (5) year period ending on the Closing Date.

4.9 Public Utility Holding Company Act. None of Borrower or any of the other Obligors is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

4.10 Litigation. Except for (a) any matter fully covered as to subject matter and amount (subject to applicable deductibles and retentions) by insurance for which the insurance carrier has not asserted lack of subject matter coverage or reserved its right to do so, (b) any matter, or series of related matters, involving a claim against Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect, (c) matters of an administrative nature not involving a claim or charge against Borrower or any Subsidiary of Borrower and (d) matters set forth in Schedule 4.10, there are no actions, suits, proceedings or investigations pending as to which Borrower or any of its Subsidiaries have been served or have received notice or, to the best knowledge of Borrower threatened against or affecting Borrower or any of its Subsidiaries or any Property of any of them before any Governmental Agency. None of Borrower, its Subsidiaries, or, to the best knowledge of Borrower, any executive officer of any such Persons has been indicted or convicted in connection with or is engaging in any criminal conduct which constitutes a felony, or is currently subject to any lawsuit or proceeding or, to the best of Borrower’s knowledge, under investigation in connection with any anti-racketeering or criminal conduct or activity which constitutes a felony.

4.11 Binding Obligations. Each of the Loan Documents to which Borrower and any of the other Obligors is a Party will, when executed and delivered by such Party, constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws or equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.

4.12 No Default. No event has occurred and is continuing that is a Default or Event of Default. None of Borrower or any of its Subsidiaries is in default on any obligation for borrowed money, any purchase money obligation or any other lease, commitment, contract, instrument or obligation which could reasonably be expected to have a Material Adverse Effect.

4.13 ERISA. Borrower and its Subsidiaries are in compliance in all material respects with all applicable provisions of ERISA; neither Borrower nor any of its Subsidiaries has violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower or its Subsidiaries (each, a “Plan”); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower or its Subsidiaries; Borrower and its Subsidiaries have met their minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under GAAP, except, in each case, where it could not reasonably be expected to have a Material Adverse Effect.

4.14 Regulation U; Investment Company Act. No part of the proceeds of any Advance hereunder will be used to purchase or carry, or to extend credit to others for the purpose of purchasing or carrying, any Margin Stock in violation of Regulation U. Neither Borrower nor any of the other Obligors is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

4.15 Disclosure. No written statement made by a Senior Officer of Borrower or any other Obligor to the Administrative Agent or any Lender pursuant to this Agreement, or in connection with any Advance, as of the date thereof contained any untrue statement of a material fact or omitted a material fact necessary to make the statement made not materially misleading in light of all the circumstances existing at the date the statement was made.

4.16 Tax Liability. Borrower and the other Obligors have filed all tax returns which are required to be filed, and have paid, or made provision for the payment of, all taxes with respect to the periods, Property or transactions covered by said returns, or pursuant to any assessment received by Borrower or any of its Subsidiaries, except (a) such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained and (b) immaterial taxes so long as no material Property of Borrower or any Subsidiary is at impending risk of being seized, levied upon or forfeited.

4.17 Hazardous Materials. Except as described in Schedule 4.17 (a) neither Borrower nor any of the other Obligors at any time has disposed of, discharged, released or threatened the release of any Hazardous Materials on, from or under the Real Property in violation of any Hazardous Materials Law that would individually or in the aggregate constitute a Material Adverse Effect, (b) no condition exists that violates any Hazardous Material Law affecting any Real Property except for such violations that would not individually or in the aggregate constitute a Material Adverse Effect, (c) no Real Property or any portion thereof is or has been utilized by any Borrower or any Subsidiary as a site for the manufacture of any Hazardous Materials and (d) to the extent that any Hazardous Materials are used, generated or stored by Borrower or any Subsidiary on any Real Property, or transported to or from such Real Property by Borrower, or any Subsidiary, such use, generation, storage and transportation are in compliance in all material respects with all Hazardous Materials Laws.

4.18 Security Interests. Upon the execution and delivery of the Security Agreement, the Security Agreement will create a valid security interest in the Collateral described therein securing the Obligations (subject only to Permitted Encumbrances, Permitted Rights of Others and other matters permitted by Section 6.7 and to such qualifications and exceptions as are contained in the UCC with respect to the priority of security interests perfected by means other than the filing of a financing statement or with respect to the creation of security interests in Property to which Division 9 of the UCC does not apply) and all actions necessary to perfect the security interests so created, other than filing of the UCC-1 financing statements delivered to the Administrative Agent pursuant to Section 8.1 with the appropriate Governmental Agency, have been taken and completed. Upon the execution and delivery of any control account agreement by the depositary institution party thereto and the Borrower or any applicable Subsidiary, such control account agreement will create a valid security interest in the Collateral described therein (subject only to Liens permitted by the terms of such control account agreement and Liens permitted by Section 6.7) securing the Obligations and all actions necessary to perfect the security interests so created will have been taken and completed.

4.19 Employee Matters. There is no strike, work stoppage or labor dispute with any union or group of employees pending or, to the best knowledge of Borrower overtly threatened involving Borrower or any Subsidiary that would constitute a Material Adverse Effect.

4.20 Fiscal Periods. Schedule 4.20 contains a designation of the Fiscal Quarter and Fiscal Year periods of Borrower and its Subsidiaries through and including Fiscal Year 2011.

4.21 Solvency. After giving effect to this Agreement and the other Loan Documents (including after giving effect to Advances under this Agreement as of the Closing Date), Borrower and each of its Subsidiaries shall be Solvent.

Article 5.

AFFIRMATIVE COVENANTS

(OTHER THAN INFORMATION AND

REPORTING REQUIREMENTS)

So long as any Advance remains unpaid, or any other Obligation (other than Unmatured Surviving Obligations) remains unpaid, or any portion of any of the Commitments remains in force, Borrower shall, and shall cause each of the Subsidiaries to, unless the Administrative Agent (with the written approval of the Required Lenders) otherwise consents:

5.1 Payment of Obligations. Punctually pay all principal, interest, fees or other Obligations due under any of the Loan Documents at the times and place and in the manner specified therein, and Borrower shall, immediately upon demand by the Administrative Agent, pay the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.

5.2 Payment of Taxes and Other Potential Liens. Pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon any of them, upon their respective Property or any part thereof and upon their respective income or profits or any part thereof, except that Borrower and its Subsidiaries shall not be required to pay or cause to be paid (a) any tax, assessment, charge or levy that is not yet past due, or is being contested in good faith by appropriate proceedings so long as the relevant entity has established and maintains adequate reserves for the payment of the same or (b) any immaterial tax so long as no material Property of Borrower or any Subsidiary thereof is at impending risk of being seized, levied upon or forfeited.

5.3 Preservation of Existence. Preserve and maintain their respective existences (except as permitted by Section 6.3) in the jurisdiction of their formation and all material authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits, or registrations from any Governmental Agency that are necessary for the transaction of their respective business and qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of their respective business or the ownership or leasing of their respective Properties except where the failure to so qualify or remain qualified would not constitute a Material Adverse Effect.

5.4 Maintenance of Properties. Maintain, preserve and protect all of their respective Properties in good order and condition, subject to wear and tear in the ordinary course of business, and not permit any waste of their respective Properties, except (i) that the failure to maintain, preserve and protect a particular item of Property that is at the end of its useful life or that is not of significant value, either intrinsically or to the operations of Borrower or any of its Subsidiaries, shall not constitute a violation of this covenant, and (ii) this covenant shall not be construed to prohibit any Disposition otherwise permitted pursuant to Section 6.4.

5.5 Maintenance of Insurance.

(a) Maintain insurance on all insurable tangible Property against fire, casualty and such other hazards (including extended coverage and workmen’s compensation) in such amounts, with such deductibles and with such insurers (rated “A” or better by “A.M. Best’s Insurance Reports”) as are customarily used by companies operating in the same industry as Borrower and its Subsidiaries and acceptable to the Administrative Agent. Prior to the Closing Date, Borrower shall furnish the Administrative Agent with a schedule of all such insurance prepared by their insurance broker, and certificates of insurance with respect thereto (including the text of the lender’s loss payable clause in favor of the Administrative Agent required below), or such other evidence of insurance as the Administrative Agent may reasonably require. Within five (5) Banking Days of written request therefor, Borrower shall furnish to Administrative Agent copies of each policy of insurance so requested. In the event Borrower fails to procure or cause to be procured any such insurance or to timely pay or cause to be paid the premium(s) on any such insurance, the Administrative Agent may do so for Borrower but Borrower shall continue to be liable for the same. All casualty insurance policies shall contain standard lender’s loss payable clauses issued in favor of the Administrative Agent (on behalf of the Lenders) indicating that the Administrative Agent is sole lender loss payee, under which all losses thereunder shall be paid to the Administrative Agent (on behalf of the Lenders) as the Administrative Agent’s interest may appear. Such policies shall expressly provide that the requisite insurance cannot be canceled without thirty (30) days prior written notice to the Administrative Agent and shall insure the Administrative Agent notwithstanding the act or neglect of Borrower or any of its Subsidiaries. Borrower hereby appoints the Administrative Agent as its attorney-in-fact, exercisable at the Administrative Agent’s option only during the occurrence and continuance of an Event of Default, and only to the extent the Obligations (other than Unmatured Surviving Obligations) are outstanding, to endorse any check which may be payable to Borrower and to file proofs of loss with respect to any insurance claims, in order to collect the proceeds of such insurance and any amount or amounts collected by the Administrative Agent pursuant to the provisions of this paragraph may be applied by the Administrative Agent to the Obligations. Borrower further covenants that all insurance premiums due and owing under its current casualty policies have been paid. Borrower also agrees to notify the Administrative Agent, promptly, upon any receipt of a notice of termination, cancellation, or non-renewal from its insurance company of any such policy.

(b) Maintain, and deliver to the Administrative Agent upon the Administrative Agent’s request evidence of, public liability, products liability and business interruption insurance in such amounts as are reasonably acceptable to the Administrative Agent, but in any event not more than are customary for companies in the same or similar businesses located in the same or similar area. The Administrative Agent (on behalf of the Lenders) shall be named as additional insured with respect to all such liability insurance. The foregoing insurance shall be obtained from such insurers (rated “A” or better by “A.M. Best’s Insurance Reports”) as are customarily used by companies operating in the same industry as Borrower and its Subsidiaries or reasonably acceptable to the Administrative Agent.

5.6 Compliance With Laws. Comply with all Requirements of Law noncompliance with which constitutes a Material Adverse Effect.

5.7 Inspection and Appraisal Rights.

(a) Inspection Rights. Upon reasonable notice, at any time during regular business hours and, so long as no Event of Default shall have occurred and remain in effect, on no more than one occasion within each Fiscal Year during the period from the Closing Date through the Termination Date, as requested by the Administrative Agent (but not so as to materially interfere with the business of Borrower or any of its Subsidiaries) permit the Administrative Agent, or any Lender, or any authorized employee, agent or representative thereof, at Borrower’s reasonable expense, to examine and make copies and abstracts from the records and books of account of (including any software or CD ROM programs relating thereto) Borrower and its Subsidiaries and to discuss the affairs, finances and accounts of Borrower and its Subsidiaries with any of their officers, key employees or accountants and, upon request, furnish promptly to the Administrative Agent or any Lender true copies of all financial information made available to the board of directors or audit committee of the board of directors of Borrower. If any of the books or records of Borrower or any of its Subsidiaries are in the possession of a third party, Borrower authorizes that third party to permit the Administrative Agent or any Lender or any agents thereof to have access to perform inspections or audits and to respond to the Administrative Agent’s or any Lender’s request for information concerning such Properties, books and records. Notwithstanding the foregoing, no prior notice of any such examination, visit or discussion shall be required if an Event of Default has occurred and remains in effect.

(b) Appraisal Rights. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, or any Lender, or any authorized employee, agent or representative thereof, shall have the right to conduct periodic inventory appraisals and to visit and inspect the Properties of Borrower and its Subsidiaries, all at Borrower’s reasonable expense. No prior notice of any such appraisal, visit or inspection shall be required.

5.8 Keeping of Records and Books of Account. Keep adequate records and books of account reflecting all financial transactions in conformity with GAAP, consistently applied, and in material conformity with all applicable requirements of any Governmental Agency having regulatory jurisdiction over Borrower and its Subsidiaries.

5.9 Compliance With Agreements. Promptly and fully comply with all Contractual Obligations to which any one or more of them is a party, except for (a) any such Contractual Obligations (i) the performance of which would cause a Default or (ii) then being contested by any of them in good faith by appropriate proceedings or (b) any such noncompliance that could not reasonably be expected to result in a Material Adverse Effect.

5.10 Use of Proceeds. Use the proceeds of all Advances (a) for the issuance of Letters of Credit and (b) to provide for the working capital and general corporate purpose needs of Borrower and its Subsidiaries (including to finance Permitted Acquisitions).

5.11 Hazardous Materials Laws. Keep and maintain all Real Property and each portion thereof in compliance in all material respects with all applicable Hazardous Materials Laws and promptly notify the Administrative Agent in writing (attaching a copy of any pertinent written material) of (a) any and all material enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened in writing by a Governmental Agency pursuant to any applicable Hazardous Materials Laws, (b) any and all material claims made or threatened in writing by any Person against Borrower or any Subsidiary relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials and (c) discovery by any Senior Officer of Borrower of any material occurrence or condition on any real property adjoining or in the vicinity of such Real Property that could reasonably be expected to cause such Real Property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such Real Property under any applicable Hazardous Materials Laws.

5.12 Financial Condition. Maintain the consolidated financial condition of Borrower and its Subsidiaries as follows using GAAP and used consistently with prior practices (except to the extent modified by the definitions herein):

(a) Minimum Tangible Net Worth. Tangible Net Worth as of the last day of any Fiscal Quarter of not less than (i) $145,046,750 plus (ii) an amount equal to 75% of Net Income earned in each Fiscal Quarter ending after July 1, 2005 (with no deduction for a net loss in any such Fiscal Quarter) plus (iii) an amount equal to 75% of the aggregate increases in Stockholders’ Equity of Borrower and its Subsidiaries after the Closing Date by reason of the issuance and sale of equity interests of Borrower or any Subsidiary (including upon any conversion of debt Securities of Borrower or any Subsidiary into such equity interests).

(b) Maximum Leverage Ratio. Leverage Ratio, as of the last day of each Fiscal Quarter (commencing with the Fiscal Quarter ending nearest to September 30, 2005) not to exceed the ratio set forth below opposite such Fiscal Quarter or the period during which such Fiscal Quarter ends:

Period	Ratio
Fiscal Quarter ending nearest to September 30, 2005 through the Fiscal Quarter ending nearest to June 30, 2008	3.00 to 1.00

Fiscal Quarter ending nearest to September 30, 2008 and thereafter	2.50 to 1.00

(c) Minimum Fixed Charge Coverage Ratio. Fixed Charge Coverage Ratio, as of the last day of any Fiscal Quarter (commencing with the Fiscal Quarter ending nearest to September 30, 2005), not less than 1.50 to 1.00.

5.13 Future Subsidiaries; Additional Security Documentation. Within ten (10) Banking Days after the creation or acquisition of any new Subsidiary (a) cause each such Subsidiary (other than Tax Preferred Subsidiaries and Inactive Subsidiaries) to execute and deliver to the Administrative Agent an appropriate joinder to the Subsidiary Guaranty, (b) cause each such Subsidiary (other than, subject to the provisions set forth below, Foreign Subsidiaries and Inactive Subsidiaries) to execute and deliver to the Administrative Agent an appropriate joinder to the Security Agreement and such other documents and instruments as would have been required of Borrower and such Subsidiary on the Closing Date if such Person had been a Subsidiary on the Closing Date, (c) as promptly as reasonably possible, deliver such resolutions, authorizations, certificates and other documents as would have been required of Borrower and such Subsidiary on the Closing Date if such Person had been a Subsidiary on the Closing Date (consistent with the provisions of Section 8.1(a)(4)), in form and substance reasonably satisfactory to the Administrative Agent, and (d) pledge to the Administrative Agent pursuant to the Security Agreement (i) except as provided in clause (ii) below, all of the equity interest of any Subsidiary formed or acquired after the Closing Date and (ii) 65% of the equity interest of any Tax Preferred Subsidiary formed or acquired after the Closing Date. In addition to the foregoing, Borrower and its Subsidiaries (other than, subject to the provisions set forth below, Foreign Subsidiaries and Inactive Subsidiaries) shall cause such documents and instruments as may be reasonably requested by the Administrative Agent (or any Lender through the Administrative Agent) from time to time to be executed and delivered and do such further acts and things as reasonably may be required in order for the Administrative Agent, for the benefit of the Lenders, to obtain a fully perfected first priority Lien on all Collateral, subject to Permitted Encumbrances, Permitted Rights of Others and other matters permitted by Section 6.7. Notwithstanding the foregoing and anything else to the contrary contained herein or in any other Loan Document, the Administrative Agent (acting at the direction of the Required Lenders) may require a Material Non-TP Foreign Subsidiary to execute and deliver to the Administrative Agent, on behalf of the Lenders, any and all of the foregoing documents (including such additional Collateral Documents) as the Administrative Agent may reasonably require to perfect its Liens on Collateral in the foreign jurisdiction(s) in which such Subsidiary is organized and/or does material business.

5.14 Operating Accounts. Maintain all of the primary operating accounts of Borrower and its domestic Subsidiaries with the Administrative Agent.

Article 6.

NEGATIVE COVENANTS

So long as any Advance remains unpaid, or any other Obligation (other than Unmatured Surviving Obligations) remains unpaid, or any portion of any of the Commitments remains in force, Borrower shall not, and shall not permit any of its Subsidiaries to, unless the Administrative Agent (with the written approval of the Required Lenders or, if required by Section 11.2, all of the Lenders) otherwise consents:

6.1 Payment of Indebtedness. (a) Pay any (i) principal (including sinking fund payments) or any other amount (other than, subject to clause (ii) below, scheduled principal and interest payments) with respect to any Subordinated Obligation (including any Permitted Seller Debt), or purchase or redeem (or offer to purchase or redeem) any Subordinated Obligation, or deposit any monies, securities or other Property with any trustee or other Person to provide assurance that the principal or any portion thereof of any Subordinated Obligations will be paid when due or otherwise to provide for the defeasance of any Subordinated Obligation or (ii) scheduled principal and interest on any Subordinated Obligations unless, with respect to any of the amounts specified in either clause (i) or (ii), the payment of such amount is then permitted pursuant to the terms of any applicable Subordination Agreement pertaining to such Subordinated Obligation, or (b) with respect to Indebtedness of Borrower or any of its Subsidiaries other than Subordinated Obligations, prepay any principal or interest on any such Indebtedness prior to the date when due, or make any payment or deposit with any Person that has the effect of providing for the satisfaction of any such Indebtedness prior to the date when due, except (i) Indebtedness to the Administrative Agent and the Lenders under this Agreement and the other Loan Documents, (ii) Indebtedness to other Persons the prepayment of which is approved in advance by the Required Lenders in writing, (iii) Indebtedness owed to Borrower or any Subsidiary of Borrower, (iv) Indebtedness prepaid in connection with a refinancing of such Indebtedness and (iv) Indebtedness required to be prepaid as a result of a Disposition or other asset sale permitted under this Agreement.

6.2 Capital Expenditures. Make any Capital Expenditures in any Fiscal Year ending after April 1, 2005 in excess of an aggregate of $20,000,000; provided that the amount of permitted Capital Expenditures set forth above in respect of any Fiscal Year shall be increased by the amount of unused permitted Capital Expenditures for the immediately preceding Fiscal Year (excluding any Carryover Capex Portion (as defined below) carried forward to such prior Fiscal Year). As used herein, “Carryover Capex Portion” shall mean, with respect to any Fiscal Year, the difference (if a positive number ) between $20,000,000 and the actual amount of Capital Expenditures made during such Fiscal Year.

6.3 Other Indebtedness. Create, incur, assume or permit to exist any Indebtedness resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except the following:

(a) Indebtedness arising under the Loan Documents;

(b) Indebtedness existing on the Closing Date and disclosed on Schedule 6.3;

(c) Indebtedness owed to Borrower or any of its domestic Subsidiaries;

(d) Permitted Seller Debt and Indebtedness consisting of payments due under Permitted Acquisition Consulting Agreements (collectively, “Permitted Acquisition Indebtedness”) as may be approved in writing by the Administrative Agent and the Required Lenders;

(e) Indebtedness consisting of Capital Lease Obligations, or otherwise incurred to finance the purchase or construction of capital assets (i.e., purchase money Indebtedness, which shall be deemed to exist if the Indebtedness is incurred at or within 90 days before or after the purchase or construction of the capital asset), or to refinance any such Indebtedness, provided that the aggregate principal amount of such Indebtedness outstanding at any time does not exceed $5,000,000 (as determined in accordance with GAAP consistently applied);

(f) Subordinated Obligations in such amount as may be approved in writing by the Administrative Agent and the Required Lenders;

(g) Indebtedness consisting of net obligations under Interest Rate Protection Agreements and Foreign Exchange Agreements provided that the obligations of Borrower under any such Interest Rate Protection Agreement or Foreign Exchange Agreement that is not an Approved Interest Rate Protection Agreement or an Approved Foreign Exchange Agreement, as the case may be, shall be unsecured;

(h) loans and advances to employees in the ordinary course of the business of Borrower and its Subsidiaries in an aggregate principal amount not to exceed $1,000,000 at any time outstanding;

(i) Indebtedness of a Person existing at the time such Person is acquired or merged with or into or consolidated with Borrower or any of its Subsidiaries (and not created in anticipation or contemplation thereof); provided that (i) such Indebtedness was in existence prior to the contemplation of the acquisition, merger or consolidation and does not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon) and (ii) the outstanding principal amount of such Indebtedness does not, in the aggregate exceed $5,000,000;

(j) Guaranty Obligations permitted pursuant to Section 6.5; and

(k) other unsecured Indebtedness in an aggregate principal amount outstanding at any time not to exceed $2,000,000.

6.4 Merger, Consolidation, Transfer of Assets. Except in connection with a Permitted Acquisition in accordance with Section 6.6(b) below, merge into or consolidate with any other Person; acquire all or substantially all of the assets of any other Person; or sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower’s or any Subsidiary’s assets except:

(a) in the ordinary course of its business;

(b) any Subsidiary of Borrower may merge into or consolidate with Borrower or any other Subsidiary of Borrower; provided that, in the case of any such merger or consolidation, the Person formed by such merger or consolidation shall be Borrower or a wholly-owned Subsidiary of Borrower; provided, further that, in the case of any such merger or consolidation to which an Obligor is a party, the Person formed by such merger or consolidation shall be or become an Obligor; provided, further, that, in the case of any such merger or consolidation to which Borrower is a party, the surviving entity in such merger or consolidation shall be Borrower;

(c) any sale, lease, transfer or other disposition of assets to the Borrower or an Obligor; and

(d) in connection with any sale or other disposition permitted under this Agreement, any Subsidiary of Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it.

6.5 Guaranties. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower or any of its Subsidiaries as security for, any liabilities or obligations of any other Person, except (a) guaranties existing as of the Closing Date identified on Schedule 6.5, (b) any of the foregoing in favor of the Administrative Agent (on behalf of the Lenders), (c) unsecured guaranties by Borrower or any Subsidiary of the rental obligations of any Subsidiary to such Subsidiary’s landlord under any real property lease so long as the annual rental obligations under all such leases at no time exceeds $10,000,000 in the aggregate for all Subsidiaries, and (d) guaranties by Borrower or any of its Subsidiaries for Indebtedness otherwise permitted under this Agreement.

6.6 Loans, Advances, Investments. Make any loans or advances to or other Investments in any Person, or make any Acquisitions, except:

(a) Investments in cash and Cash Equivalents;

(b) Permitted Acquisitions (provided that the limitations set forth in clause (d) below shall apply to and in connection with any such Acquisition);

(c) loans, advances and other Investments existing as of the Closing Date, and which are disclosed on Schedule 6.6;

(d) Investments in Subsidiaries of Borrower provided that (i) Investments by Borrower and its wholly-owned domestic Subsidiaries in Foreign Subsidiaries and domestic Subsidiaries that are not wholly-owned by Borrower and its Subsidiaries do not exceed $10,000,000 in the aggregate at any time outstanding and

(ii) Investments in Inactive Subsidiaries do not exceed $50,000 in the aggregate at any time outstanding;

(e) Investments by Subsidiaries in Borrower;

(f) Investments consisting of trade payables of Borrower or any of its Subsidiaries created in the ordinary course of business;

(g) Investments acquired by the Borrower or any of its Subsidiaries in exchange for settlements and collections;

(h) Investments in securities or other assets not constituting cash or Cash Equivalents and received in connection with any asset sale permitted under this Agreement; and

(i) other Investments in Persons unaffiliated with Borrower and its Subsidiaries not to exceed $1,000,000 in the aggregate at any time outstanding.

6.7 Pledge of Assets. Mortgage, pledge, grant or permit to exist a Lien upon all or any portion of Borrower’s or any of its Subsidiaries’ assets now owned or hereafter acquired, except:

(a) Liens under the Loan Documents;

(b) Liens existing as of the Closing Date and which are disclosed on Schedule 4.7A.

(c) Liens on Property acquired by Borrower or any Subsidiary (i) in connection with any Permitted Acquisition or (ii) that were in existence at the time of the acquisition of such Property and were not created in contemplation of such acquisition provided that each such Lien shall extend solely to the item or items of Property so acquired and provided further that the aggregate amount of Indebtedness of the Borrowers and their Subsidiaries secured by such Liens shall not at any time exceed $5,000,000;

(d) Liens securing Indebtedness permitted by Section 6.3(e) on and limited to the capital assets acquired, constructed or financed with the proceeds of such Indebtedness or with the proceeds of any Indebtedness directly or indirectly refinanced by such Indebtedness;

(e) Permitted Encumbrances;

(f) Liens securing Indebtedness permitted pursuant to Section 6.3(e); and

(g) Judgment Liens which are not Events of Default.

6.8 Hostile Tender Offers. Make any offer to purchase or acquire, or consummate a purchase or acquisition of, five percent (5%) or more of the voting interest in any corporation or other business entity if the board of directors or management of such corporation or business entity has notified Borrower or any of its Subsidiaries that it opposes such offer or purchase and such notice has not been withdrawn or superseded.

6.9 ERISA. (a) At any time, permit any Plan to: (i) engage in any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code); (ii) fail to comply with ERISA or any other applicable Laws; (iii) incur any material “accumulated funding deficiency” (as defined in Section 302 of ERISA); or (iv) terminate in any manner, which, with respect to each event listed above, could reasonably be expected to result in a Material Adverse Effect or (b) withdraw, completely or partially, from any Multiemployer Plan if to do so could reasonably be expected to result in a Material Adverse Effect.

6.10 Change in Nature of Business. Make any change in the nature of the business of Borrower and its Subsidiaries (other than reasonable extensions of such business), taken as a whole, as at present conducted.

6.11 Change of Fiscal Periods. Change its Fiscal Year or any other fiscal period with respect to which it reports financial results hereunder or otherwise.

6.12 Amendments of Subordinated Obligations Documents. Amend or modify any material term or provision of any document evidencing Subordinated Obligations (other than any modification thereof as is permitted by the terms of the applicable Subordination Agreement pertaining thereto).

6.13 Sale-Leasebacks. Enter into any arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by Borrower or any of its Subsidiaries of real or personal Property which has been or is to be sold or transferred by Borrower or any Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or rental obligation of Borrower or any of its Subsidiaries, except for sale and leaseback transactions involving fee interests in real Property owned by Borrower or any of its Subsidiaries with respect to which the aggregate purchase price paid by the purchasers in such transactions does not exceed $1,000,000 in the aggregate in any Fiscal Year or $2,500,000 in the aggregate during the term of this Agreement.

6.14 Transactions With Affiliates. Enter into any transaction of any kind with any Affiliate of Borrower, other than (a) salary, bonus, employee stock option and other compensation arrangements with directors or officers in the ordinary course of business, (b) transactions on overall terms at least as favorable to Borrower or its Subsidiaries as would be the case in an arm’s-length transaction between unrelated parties of equal bargaining power, and (c) transactions among Borrower and its Subsidiaries otherwise permitted pursuant to this Agreement.

Article 7.

INFORMATION AND REPORTING REQUIREMENTS

7.1 Financial and Business Information. So long as any Advance remains unpaid, or any other Obligation remains unpaid, or any portion of any of the Commitments remains in force, Borrower shall, unless the Administrative Agent (with the written approval of the Required Lenders) otherwise consents, at Borrower’s sole expense, deliver to the Administrative Agent for distribution by it to the Lenders, a sufficient number of copies for all of the Lenders of the following:

(a) As soon as practicable, and in any event within forty-five (45) days after the end of each Fiscal Quarter (commencing with the Fiscal Quarter ending nearest to September 30, 2005), unaudited consolidated balance sheets of Borrower and its Subsidiaries as at the end of such Fiscal Quarter and consolidated statements of income, retained earnings and cash flows for such Fiscal Quarter, together with a copy of Borrower’s filed 10-Q report. Such financial statements shall be certified by chief financial officer of Borrower as fairly presenting the financial condition, and results of operations of Borrower and its Subsidiaries in accordance with GAAP (other than footnote disclosures), consistently applied, as at such date and for such periods, subject only to normal year-end accruals and audit adjustments.

(b) As soon as practicable, and in any event within ninety (90) days after the end of each Fiscal Year (commencing with the Fiscal Year ending nearest to March 31, 2006), consolidated financial statements of Borrower and its Subsidiaries, audited by an independent certified public accountant reasonably acceptable to the Administrative Agent, to include consolidated balance sheets, statements of income, retained earnings, stockholders’ equity and cash flows for such Fiscal Year, together with a copy of Borrower’s filed 10-K report. Such financial statements shall be prepared in accordance with GAAP, consistently applied, and such consolidated financial statements shall be accompanied by a report of independent public accountants of recognized standing selected by Borrower and reasonably satisfactory to the Required Lenders, which report shall be prepared in accordance with generally accepted auditing standards as at such date, and shall not be subject to any material qualifications or exceptions (and for this purpose any “going concern” or “scope of audit” qualification or exception shall be deemed material). In addition, Borrower shall deliver to the Administrative Agent a copy of any “management letter” prepared by such accountants in conjunction with preparation of the foregoing report.

(c) As soon as practicable, and in any event not later than forty-five (45) days after the commencement of each Fiscal Year, a budget and projection of Borrower and its Subsidiaries, the format of which shall be reasonably satisfactory to the Administrative Agent, setting forth (i) by Fiscal Quarter for the four quarters of that Fiscal Year and (ii) on an annual basis for each succeeding Fiscal Year thereafter through the Maturity Date, projected balance sheets, income statements, statements of operations and statements of cash flow, all in reasonable detail.

(d) As soon as practicable, and in any event within forty-five (45) days after the end of each of the first three Fiscal Quarters in each Fiscal Year and within ninety (90) days after the end of each Fiscal Year, a Pricing Certificate setting forth a calculation of the Leverage Ratio as of the last day of such Fiscal Quarter or Fiscal Year, and providing reasonable detail as to the calculation thereof;

(e) Promptly after request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to Borrower or any Subsidiary by independent accountants in connection with the accounts or books of Borrower, or any of its Subsidiaries, or any audit of any of them;

(f) Promptly after request by Lender, copies of any report or document that was filed by Borrower or any Subsidiary with any Governmental Agency;

(g) Promptly upon a Senior Officer of Borrower, becoming aware, and in any event within five (5) Banking Days after becoming aware, of the occurrence of any (i) ”reportable event” (as such term is defined in Section 4043 of ERISA, but excluding such events as to which the PBGC has by regulation waived the requirement therein contained that it be notified within thirty days of the occurrence of such event) or (ii) non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) involving any Pension Plan or any trust created thereunder which could reasonably be expected to cause a material liability to the Borrower or its Subsidiaries, telephonic notice specifying the nature thereof, and, no more than two (2) Banking Days after such telephonic notice, written notice again specifying the nature thereof and specifying what action Borrower is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto;

(h) Promptly upon a Senior Officer of Borrower becoming aware, and in any event within five (5) Banking Days after becoming aware, of any termination or cancellation of any insurance policy which Borrower or any of its Subsidiaries is required to maintain, or any uninsured or partially uninsured loss in an amount in excess of $1,000,000 through liability or property damage, or through fire, theft or any other cause affecting Borrower’s or any of its Subsidiaries’ Property.

(i) As soon as practicable, and in any event within two (2) Banking Days after a Senior Officer of Borrower becomes aware of the existence of any condition or event which constitutes a Default or Event of Default, telephonic notice specifying the nature and period of existence thereof, and, no more than two (2) Banking Days after such telephonic notice, written notice again specifying the nature and period of existence thereof and specifying what action Borrower is taking or proposes to take with respect thereto;

(j) Promptly upon a Senior Officer of Borrower becoming aware that (i) any Person has commenced a legal proceeding with respect to a claim against

Borrower or any Guarantor that is $1,000,000 or more in excess of the amount thereof that is fully covered by insurance, (ii) any creditor under a credit agreement involving Indebtedness of $1,000,000 or more or any lessor under a lease involving aggregate rent of $1,000,000 or more has asserted a default thereunder on the part of Borrower or any Guarantor or, (iii) any Person has commenced a legal proceeding with respect to a claim against Borrower or any Guarantor under a contract that is not a credit agreement or material lease with respect to a claim of in excess of $1,000,000 or which otherwise may reasonably be expected to result in a Material Adverse Effect, a written notice describing the pertinent facts relating thereto and what action Borrower or such Guarantor is taking or proposes to take with respect thereto; and

(k) Such other data and information as from time to time may be reasonably requested in writing by the Administrative Agent or any Lender.

7.2 Compliance Certificates. So long as any Advance remains unpaid, or any other Obligation (other than Unmatured Surviving Obligations) remains unpaid or unperformed, or any portion of any of the Commitments remain outstanding, Borrower shall, at Borrower’s sole expense, deliver to the Administrative Agent for distribution by it to the Lenders concurrently with the financial statements required pursuant to Sections 7.1(a) and 7.1(b), a Compliance Certificate signed by a Senior Officer of Borrower.

Article 8.

CONDITIONS

8.1 Initial Advances. The obligation of each Closing Date Lender to make the initial Advance to be made by it, and the obligation of the Issuing Lender to issue the initial Letter of Credit (as applicable), is subject to the following conditions precedent, each of which shall be satisfied prior to the making of the initial Advances or the issuance of the initial Letter of Credit (as applicable) (unless all of the Closing Date Lenders, in their sole and absolute discretion, shall agree otherwise):

(a) The Administrative Agent shall have received all of the following, each of which shall be originals unless otherwise specified, each properly executed by a Responsible Official of each party thereto, each dated as of the Closing Date and each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel (unless otherwise specified or, in the case of the date of any of the following, unless the Administrative Agent otherwise agrees or directs):

(1) at least one (1) executed counterpart of this Agreement, all Collateral Documents and the Guaranties, together with arrangements satisfactory to the Administrative Agent for additional executed counterparts, sufficient in number for distribution to the Closing Date Lenders and Borrower;

(2) Notes executed by Borrower in favor of each Closing Date Lender, each in a principal amount equal to that Lender’s Commitment;

(3) the Security Agreement executed by Borrower, together with such control agreements regarding Borrower’s investment and other accounts maintained with Wells Fargo, as Administrative Agent may require, executed by the appropriate parties thereto;

(4) such documentation as the Administrative Agent may reasonably require to establish the due organization, valid existence and good standing of Borrower, its qualification to engage in business in each material jurisdiction in which it is engaged in business or required to be so qualified (other than jurisdictions in which failure to qualify or failure to be in good standing could not reasonably be expected to result in a Material Adverse Effect), its authority to execute, deliver and perform the Loan Documents to which it is a Party (if any), the identity, authority and capacity of each Responsible Official thereof authorized to act on its behalf, including certified copies of articles of incorporation and amendments thereto, bylaws and amendments thereto, certificates of good standing and/or qualification to engage in business, tax clearance certificates, certificates of corporate resolutions or other applicable authorization document, incumbency certificates, Certificates of Responsible Officials, and the like;

(5) a favorable opinion of Borrower’s counsel reasonably acceptable to the Administrative Agent addressed to the Administrative Agent and each Lender, as to the matters set forth concerning Borrower, the Subsidiaries and the Loan Documents, in form and substance reasonably satisfactory to the Administrative Agent;

(6) evidence of the insurance policies required by Section 5.5, together with such endorsements as are necessary to show the Administrative Agent as sole loss payee and an additional insured, as applicable, thereunder;

(7) a duly completed Compliance Certificate as of the last day of the Fiscal Quarter of Borrower most recently ended prior to the Closing Date, signed by a Senior Officer of Borrower and in form and substance reasonably satisfactory to Administrative Agent;

(8) one or more Requests for Borrowing or Requests for Letters of Credit (and, in connection therewith, applicable Letter of Credit Agreements);

(9) a Certificate signed by a Senior Officer of Borrower certifying that the conditions specified in Sections 8.1(e) and 8.1(f) have been satisfied;

(10) the Agent Fee Letter duly executed by Borrower;

(11) such other instruments and other documents relating to perfection of a security interest in the Collateral as may be reasonably required by the Administrative Agent; and

(12) such other assurances, certificates, documents, consents or opinions as the Administrative Agent and/or any Closing Date Lender reasonably may require.

(b) The fees payable on the Closing Date pursuant to Section 3.3 shall have been paid.

(c) The Administrative Agent and the Closing Date Lenders shall have completed and been satisfied with the results of their due diligence investigation of Borrower, including all audits, inspections and examinations as deemed necessary in the Administrative Agent’s reasonable opinion with respect to the Collateral, the books and records of Borrower and its Subsidiaries, the financial and business condition and operations of Borrower and its Subsidiaries, and the transactions contemplated hereby.

(d) Borrower shall have paid all reasonable fees, charges and disbursements of the Administrative Agent (including all reasonable fees and expenses of outside counsel and reasonable allocated costs of internal counsel) in connection with the preparation of the Loan Documents payable pursuant to Section 11.3, to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrower and the Administrative Agent).

(e) The representations and warranties of Borrower contained in Article 4 shall be true and correct in all material respects.

(f) Borrower and any other Parties shall be in compliance with all the terms and provisions of the Loan Documents, and giving effect to the initial Advances or initial Letter of Credit (as applicable), no Default or Event of Default shall have occurred and be continuing.

(g) No material adverse change shall have occurred in the business, assets, operations or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole since April 1, 2005.

(h) No material adverse change shall have occurred in the financial, bank loan syndication, or capital markets.

(i) Borrower shall have delivered to the Administrative Agent evidence, in form and substance reasonably satisfactory to the Administrative Agent, that the credit facility of Borrower and its Subsidiaries under the Existing Credit Agreement has been or will be concurrently terminated and that all Liens securing any part of such credit facility have been or will be concurrently reconveyed, released and/or terminated, as the case may be.

(j) Wells Fargo, in its capacity as syndication agent, shall have successfully syndicated the Facility as contemplated by the terms of the Proposal Letter.

(k) All legal matters relating to the Loan Documents shall be reasonably satisfactory to Sheppard, Mullin, Richter & Hampton LLP, special counsel to Lender.

(l) The Closing Date shall have occurred on or before October 31, 2005.

8.2 Any Advance. The obligation of each Lender to make any Advance, and the obligation of the Issuing Lender to issue any Letter of Credit, is subject to the following conditions precedent (unless the Required Lenders or, in any case where the approval of all of the Lenders is required pursuant to Section 11.2, all of the Lenders, in their sole and absolute discretion, shall agree otherwise):

(a) except (i) for representations and warranties which expressly speak as of a particular date or are no longer true and correct as a result of a change which is permitted by this Agreement or (ii) as disclosed by Borrower and approved in writing by the Required Lenders, the representations and warranties contained in Article 4 (other than Sections 4.4(a), 4.6 (first sentence), and 4.10) shall be true and correct in all material respects on and as of the date of the Advance or the Letter of Credit as though made on that date;

(b) No Default shall exist, or would result from such proposed Advance or from the application of proceeds thereof;

(c) no circumstance or event shall have occurred that constitutes a Material Adverse Effect since April 1, 2005;

(d) other than matters described in Schedule 4.10 or subsections (a), (b) or (c) of Section 4.10 hereof, there shall not be then pending or threatened any action, suit, proceeding or investigation against or affecting Borrower or any other Obligor or any Property of any of them before any Governmental Agency (i) which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) that involve this Agreement or any of the other Loan Documents;

(e) the Administrative Agent shall have timely received a Request for Borrowing (or telephonic or other request for Borrowing referred to in the second sentence of Section 2.1(b), if applicable), or the Issuing Lender shall have received a Request for Letter of Credit, as the case may be, in compliance with Article 2; and

(f) the Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent, such other assurances, certificates, documents or consents related to the foregoing as the Administrative Agent or Required Lenders reasonably may require.

Article 9.

EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT

9.1 Events of Default. The existence or occurrence of any one or more of the following events, whatever the reason therefor and under any circumstances whatsoever, shall constitute an Event of Default:

(a) Borrower fails to pay within two (2) Banking Days of when due any principal, interest, fees or other amounts payable under any of the Loan Documents; or

(b) Borrower fails to comply with, or cause or permit any of its Subsidiaries to fail to comply with, any of the covenants contained in Section 5.12 or Article 6 (other than Section 6.9 and Section 6.10); or

(c) (i) Borrower fails to comply with Section 7.1(i) in the manner stated therein or (ii) Borrower fails to perform any other reporting requirement set forth in Article 7 within five (5) Banking Days after the giving of written notice to Borrower by the Administrative Agent on behalf of the Required Lenders of such default;

(d) Borrower or any other Party fails to perform or observe any other covenant or agreement (not specified in clause (a), (b) or (c) above) contained in any Loan Document on its part to be performed or observed and such default shall continue unremedied for thirty (30) calendar days after the giving of written notice to Borrower by the Administrative Agent on behalf of the Required Lenders of such default; or

(e) Any representation or warranty of Borrower or any other Party made in any Loan Document, or in any financial statement, certificate or other writing delivered by Borrower or such other Party pursuant to any Loan Document, proves to have been incorrect, false or misleading in any material respect when furnished, made or reaffirmed; or

(f) to the extent not otherwise addressed in this Section 9.1, Borrower or any of its Subsidiaries (i) fails to pay the principal, or any principal installment, of any present or future Indebtedness of $2,500,000 or more, or any guaranty of present or future Indebtedness of $2,500,000 or more, on its part to be paid, when due (or within any stated grace period), whether at the stated maturity, upon acceleration, by reason of required prepayment or otherwise or (ii) fails to perform or observe any other term, covenant or agreement on its part to be performed or observed, or suffers any event of default to occur, in connection with any present or future Indebtedness of $2,500,000 or more, or of any guaranty of present or future Indebtedness of $2,500,000 or more, if as a result of such failure or sufferance any holder or holders thereof (or an agent or trustee on its or their behalf) has the right to declare such Indebtedness due before the date on which it otherwise would become due or the right to require Borrower or any such Subsidiary to redeem or purchase, or offer to redeem or purchase, all or any portion of such Indebtedness; or

(g) Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement or action (or omission to act) of the Administrative Agent or satisfaction in full of all the Obligations, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any material respect; or any Collateral Document ceases (other than by action or inaction of the Administrative Agent) to create a valid and effective Lien in any material portion of the Collateral; or any Party thereto denies in writing that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind same; or

(h) The filing of a notice of judgment lien against Borrower, any Subsidiary or any other Obligor; or the recording of any abstract of judgment against Borrower, any Subsidiary or any other Obligor in any county in which it has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower, any Subsidiary or any other Obligor; or the entry of a judgment against Borrower, any Subsidiary or other Obligor; provided, however, that such judgments, liens, levies, writs, executions and other process involve debts of or claims against Borrower, any Subsidiary or any other Obligor in excess of $1,000,000.00, individually or in the aggregate for all such judgments, liens, levies, writs, executions and other process against Borrower, any Subsidiary or any other Obligor combined, and for any period of twenty (20) consecutive days after the creation thereof, shall remain unstayed, unsatisfied an undischarged or fail to be insured against, such insurance to be reasonably satisfactory to the Administrative Agent; or

(i) Borrower or any of its Subsidiaries institutes or consents to the institution of any proceeding under a Debtor Relief Law relating to it or to all or any material part of its Property, or is unable or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under a Debtor Relief Law relating to any such Person or to all or any part of its Property is instituted without the consent of that Person and continues undismissed or unstayed for sixty (60) calendar days; or

(j) A Change in Control occurs; or

(k) The dissolution or liquidation of Borrower or, except as permitted by Section 6.4, of any Guarantor which is not an individual, or any of Borrower’s partners, members, directors or stockholders, as the case may be, shall take action seeking to effect the dissolution or liquidation of Borrower or such Guarantor; or

(l) The occurrence of an Event of Default (as such term is or may hereafter be specifically defined in any other Loan Document) under any other Loan Document; or

(m) Any Pension Plan maintained by Borrower is finally determined by the PBGC to have a material “accumulated funding deficiency” as that term is defined in Section 302 of ERISA in excess of an amount equal to 5% of the consolidated total assets of Borrower as of the most-recently ended Fiscal Quarter for which financial statements have been delivered under this Agreement; or

(n) (i) Any holder of a Subordinated Obligation asserts in writing that such Subordinated Obligation is not subordinated to the Obligations in accordance with its terms and Borrower does not promptly deny in writing such assertion and contest any attempt by such holder to take action based on such assertion, or (ii) final judgment is entered by a court of competent jurisdiction that any Subordinated Obligation is not subordinated in accordance with its terms to the Obligations.

9.2 Remedies Upon Event of Default. Without limiting any other rights or remedies of the Administrative Agent or the Lenders provided for elsewhere in this Agreement, or the other Loan Documents, or by applicable Law, or in equity, or otherwise:

(a) Upon the occurrence, and during the continuance, of any Event of Default other than an Event of Default described in Section 9.1(i):

(1) the commitments to make Advances, to issue Letters of Credit and all other obligations of the Administrative Agent, the Issuing Lender or the Lenders and all rights of Borrower and any other Parties under the Loan Documents shall be suspended without notice to or demand upon Borrower, which are expressly waived by Borrower except that all of the Lenders or the Required Lenders (as the case may be, in accordance with Section 11.2) may waive an Event of Default or, without waiving, determine, upon terms and conditions satisfactory to the Lenders or Required Lenders, as the case may be, to reinstate the Commitments and such other obligations and rights and make further Advances, which waiver or determination shall apply equally to, and shall be binding upon, all the Lenders;

(2) the Issuing Lender may demand immediate payment by Borrower of an amount equal to the Aggregate Effective Amount of all outstanding Letters of Credit to be held by the Administrative Agent, on behalf of the Lenders, in an interest-bearing cash collateral account as collateral for all of the Obligations; and

(3) the Required Lenders may request the Administrative Agent to, and the Administrative Agent thereupon shall, terminate the Commitments and/or declare all or any part of the unpaid principal of all

Notes, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower.

(b) Upon the occurrence of any Event of Default described in Section 9.1(i):

(1) the commitments to make Advances, to issue Letters of Credit and all other obligations of the Administrative Agent, the Issuing Lender or the Lenders and all rights of Borrower and any other Parties under the Loan Documents shall terminate without notice to or demand upon Borrower, which are expressly waived by Borrower, except that all of the Lenders may waive the Event of Default or, without waiving, determine, upon terms and conditions satisfactory to all the Lenders, to reinstate the Commitments and make further Advances, which determination shall apply equally to, and shall be binding upon, all the Lenders;

(2) an amount equal to the Aggregate Effective Amount of all outstanding Letters of Credit shall be immediately due and payable to the Issuing Lender without notice to or demand upon Borrower, which are expressly waived by Borrower, to be held by the Administrative Agent, on behalf of the Lenders, in an interest-bearing cash collateral account as collateral for all of the Obligations; and

(3) the unpaid principal of all Notes, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents shall be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower.

(c) Upon the occurrence of any Event of Default, the Lenders and the Administrative Agent, or any of them, without notice to (except as expressly provided for in any Loan Document) or demand upon Borrower, which are expressly waived by Borrower (except as to notices expressly provided for in any Loan Document), may proceed (but only with the consent of the Required Lenders) to protect, exercise and enforce their rights and remedies under the Loan Documents against Borrower and any other Party and such other rights and remedies as are provided by Law or equity.

(d) The order and manner in which the Lenders’ rights and remedies are to be exercised shall be determined by the Required Lenders in their sole discretion, and all payments received by the Administrative Agent and the Lenders, or any of them, shall be applied first to the costs and expenses (including reasonable attorneys’ fees and disbursements and the reasonably allocated costs of attorneys employed by the Administrative Agent or by any Lender) of the Administrative Agent

and of the Lenders, and thereafter paid pro rata to the Lenders in the same proportions that the aggregate Obligations owed to each Lender under the Loan Documents bear to the aggregate Obligations owed under the Loan Documents to all the Lenders, without priority or preference among the Lenders. Regardless of how each Lender may treat payments for the purpose of its own accounting, for the purpose of computing Borrower’s Obligations hereunder and under the Notes, payments shall be applied first, to the costs and expenses of the Administrative Agent and the Lenders, as set forth above, second, to the payment of accrued and unpaid interest due under any Loan Documents to and including the date of such application (ratably, and without duplication, according to the accrued and unpaid interest due under each of the Loan Documents), and third, to the payment of all other amounts (including principal and fees) then owing to the Administrative Agent or the Lenders under the Loan Documents. No application of payments will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of the Lenders hereunder or thereunder or at Law or in equity.

Article 10.

THE ADMINISTRATIVE AGENT

10.1 Appointment and Authorization. Subject to Section 10.8, each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof or are reasonably incidental, as determined by the Administrative Agent, thereto. This appointment and authorization is intended solely for the purpose of facilitating the servicing of the Facility and does not constitute appointment of the Administrative Agent as trustee for any Lender or as representative of any Lender for any other purpose and, except as specifically set forth in the Loan Documents to the contrary, the Administrative Agent shall take such action and exercise such powers only in an administrative and ministerial capacity.

10.2 Administrative Agent and Affiliates. Wells Fargo (and each successor Administrative Agent) has the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” includes Wells Fargo in its individual capacity. Wells Fargo (and each successor Administrative Agent) and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with Borrower, any Subsidiary thereof, or any Affiliate of Borrower or any Subsidiary thereof, as if it were not the Administrative Agent and without any duty to account therefor to the Lenders. Wells Fargo (and each successor Administrative Agent) need not account to any other Lender for any monies received by it for reimbursement of its costs and expenses as Administrative Agent hereunder, or (subject to Section 11.10) for any monies received by it in its capacity as a Lender hereunder. The Administrative Agent shall not be deemed to hold a fiduciary relationship with any Lender and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent.

10.3 Proportionate Interest in any Collateral. The Administrative Agent, on behalf of all the Lenders, shall hold in accordance with the Loan Documents all items of any collateral or interests therein received or held by the Administrative Agent. Subject to the Administrative Agent’s and the Lenders’ rights to reimbursement for their costs and expenses hereunder (including reasonable attorneys’ fees and disbursements and other professional services and the reasonably allocated costs of attorneys employed by the Administrative Agent or a Lender) and subject to the application of payments in accordance with Section 9.2(d), each Lender shall have an interest in the Lenders’ interest in such collateral or interests therein in the same proportions that the aggregate Obligations owed such Lender under the Loan Documents bear to the aggregate Obligations owed under the Loan Documents to all the Lenders, without priority or preference among the Lenders.

10.4 Lenders’ Credit Decisions. Each Lender agrees that it has, independently and without reliance upon the Administrative Agent, any other Lender or the directors, officers, agents, employees or attorneys of the Administrative Agent or of any other Lender, and instead in reliance upon information supplied to it by or on behalf of Borrower and upon such other information as it has deemed appropriate, made its own independent credit analysis and decision to enter into this Agreement. Each Lender also agrees that it shall, independently and without reliance upon the Administrative Agent, any other Lender or the directors, officers, agents, employees or attorneys of the Administrative Agent or of any other Lender, continue to make its own independent credit analyses and decisions in acting or not acting under the Loan Documents.

10.5 Action by Administrative Agent.

(a) The Administrative Agent may assume that no Default has occurred and is continuing, unless the Administrative Agent (or the Lender that is then the Administrative Agent) has received notice from Borrower stating the nature of the Default or has received notice from a Lender stating the nature of the Default and that such Lender considers the Default to have occurred and to be continuing.

(b) The Administrative Agent has only those obligations under the Loan Documents as are expressly set forth therein.

(c) Except for any obligation expressly set forth in the Loan Documents and as long as the Administrative Agent may assume that no Event of Default has occurred and is continuing, the Administrative Agent may, but shall not be required to, exercise its discretion to act or not act, except that the Administrative Agent shall be required to act or not act upon the instructions of the Required Lenders (or of all the Lenders, to the extent required by Section 11.2) and those instructions shall be binding upon the Administrative Agent and all the Lenders, provided that the Administrative Agent shall not be required to act or not act if to do so would be contrary to any Loan Document or to applicable Law or would result, in the reasonable judgment of the Administrative Agent, in substantial risk of liability to the Administrative Agent.

(d) If the Administrative Agent has received a notice specified in clause (a), the Administrative Agent shall immediately give notice thereof to the Lenders and shall act or not act upon the instructions of the Required Lenders (or of all the Lenders, to the extent required by Section 11.2), provided that the Administrative Agent shall not be required to act or not act if to do so would be contrary to any Loan Document or to applicable Law or would result, in the reasonable judgment of the Administrative Agent, in substantial risk of liability to the Administrative Agent, and except that if the Required Lenders (or all the Lenders, if required under Section 11.2) fail, for five (5) Banking Days after the receipt of notice from the Administrative Agent, to instruct the Administrative Agent, then the Administrative Agent, in its sole discretion, may act or not act as it deems advisable for the protection of the interests of the Lenders.

(e) The Administrative Agent shall have no liability to any Lender for acting, or not acting, as instructed by the Required Lenders (or all the Lenders, if required under Section 11.2), notwithstanding any other provision hereof.

10.6 Liability of Administrative Agent. Neither the Administrative Agent nor any of its directors, officers, agents, employees or attorneys shall be liable for any action taken or not taken by them under or in connection with the Loan Documents, except for their own gross negligence or willful misconduct. Without limitation on the foregoing, the Administrative Agent and its directors, officers, agents, employees and attorneys:

(a) May treat the payee of any Note as the holder thereof until the Administrative Agent receives notice of the assignment or transfer thereof, in form satisfactory to the Administrative Agent, signed by the payee, and may treat each Lender as the owner of that Lender’s interest in the Obligations for all purposes of this Agreement until the Administrative Agent receives notice of the assignment or transfer thereof, in form satisfactory to the Administrative Agent, signed by that Lender;

(b) May consult with legal counsel (including in-house legal counsel), accountants (including in-house accountants) and other professionals or experts selected by it, or with legal counsel, accountants or other professionals or experts for Borrower or any other Obligor and/or any of their Affiliates or the Lenders, and shall not be liable for any action taken or not taken by it in good faith in accordance with any advice of such legal counsel, accountants or other professionals or experts;

(c) Shall not be responsible to any Lender for any statement, warranty or representation made in any of the Loan Documents or in any notice, certificate, report, request or other statement (written or oral) given or made in connection with any of the Loan Documents;

(d) Except to the extent expressly set forth in the Loan Documents, shall have no duty to ask or inquire as to the performance or observance by Borrower or any other Obligor of any of the terms, conditions or covenants of any of the Loan Documents or to inspect any Collateral or any Property, books or records of Borrower or any other Obligor;

(e) Will not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, effectiveness, sufficiency or value of any Loan Document, any other instrument or writing furnished pursuant thereto or in connection therewith, or any Collateral;

(f) Will not incur any liability by acting or not acting in reliance upon any Loan Document, notice, consent, certificate, statement, request or other instrument or writing believed in good faith by it to be genuine and signed or sent by the proper party or parties; and

(g) Will not incur any liability for any arithmetical error in computing any amount paid or payable by Borrower or any other Obligor or paid or payable to or received or receivable from any Lender under any Loan Document, including principal, interest, commitment fees, Advances and other amounts; provided that, promptly upon discovery of such an error in computation, the Administrative Agent, the Lenders and (to the extent applicable) Borrower and/or any other applicable Obligor shall make such adjustments as are necessary to correct such error and to restore the parties to the position that they would have occupied had the error not occurred.

10.7 Indemnification. Each Lender shall, ratably in accordance with its Pro Rata Share of the Facility, indemnify and hold the Administrative Agent and its directors, officers, agents, employees and attorneys harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable attorneys’ fees and disbursements and allocated costs of attorneys employed by the Administrative Agent) that may be imposed on, incurred by or asserted against it or them in any way relating to or arising out of the Loan Documents (other than losses incurred by reason of the failure of Borrower to pay the Indebtedness represented by the Notes) or any action taken or not taken by it as Administrative Agent thereunder, except such as result from its own gross negligence or willful misconduct. Without limitation on the foregoing, each Lender shall reimburse the Administrative Agent upon demand for that Lender’s Pro Rata Share of any out-of-pocket cost or expense incurred by the Administrative Agent in connection with the negotiation, preparation, execution, delivery, amendment, waiver, restructuring, reorganization (including a bankruptcy reorganization), enforcement or attempted enforcement of the Loan Documents, to the extent that Borrower or any other Party are required by Section 11.3 to pay that cost or expense but fails to do so upon demand. Nothing in this Section 10.7 shall entitle the Administrative Agent or any indemnitee referred to above to recover any amount from the Lenders if and to the extent that such amount has theretofore been recovered from Borrower or any of the other Obligors. To the extent that the Administrative Agent or any indemnitee referred to above is later reimbursed such amount by Borrower or any of the other Obligors, it shall return the amounts paid to it by the Lenders in respect of such amount.

10.8 Successor Administrative Agent. The Administrative Agent may, and at the request of the Required Lenders shall, resign as Administrative Agent upon reasonable notice to the Lenders and Borrower effective upon acceptance of appointment by a successor Administrative Agent. If the Administrative Agent shall resign as Administrative Agent under this Agreement, the Required Lenders shall appoint from among the Lenders a successor Administrative Agent for the Lenders, which successor Administrative Agent shall be approved by Borrower (and such approval shall not be unreasonably withheld or delayed). If no successor Administrative Agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and Borrower, a successor Administrative Agent from among the Lenders. Upon the acceptance of its appointment as successor Administrative Agent hereunder, such successor Administrative Agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor Administrative Agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 10, and Sections 11.3, 11.11 and 11.21, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. Notwithstanding the foregoing, if no successor Administrative Agent has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint and Borrower approves a successor Administrative Agent as provided for above.

10.9 No Obligations of Borrower. Nothing contained in this Article 10 shall be deemed to impose upon Borrower any obligation in respect of the due and punctual performance by the Administrative Agent of its obligations to the Lenders under any provision of this Agreement, and Borrower shall have no liability to the Administrative Agent or any of the Lenders in respect of any failure by the Administrative Agent or any Lender to perform any of its obligations to the Administrative Agent or the Lenders under this Agreement. Without limiting the generality of the foregoing, where any provision of this Agreement relating to the payment of any amounts due and owing under the Loan Documents provides that such payments shall be made by Borrower to the Administrative Agent for the account of the Lenders, Borrower’s obligations to the Lenders in respect of such payments shall be deemed to be satisfied upon the making of such payments to the Administrative Agent in the manner provided by this Agreement. In addition, Borrower may rely on a written statement by the Administrative Agent to the effect that it has obtained the written consent of the Required Lenders or all of the Lenders, as applicable under Section 11.2, in connection with a waiver, amendment, consent, approval or other action by the Lenders hereunder, and shall have no obligation to verify or confirm the same.

Article 11.

MISCELLANEOUS

11.1 Cumulative Remedies; No Waiver. The rights, powers, privileges and remedies of the Administrative Agent and the Lenders provided herein or in any Note or other Loan Document are cumulative and not exclusive of any right, power, privilege or remedy provided by Law or equity. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power, privilege or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power, privilege or remedy preclude any other or further exercise of the same or any other right, power, privilege or remedy. The terms and conditions of Article 8 hereof are inserted for the sole benefit of the Administrative Agent and the Lenders; the same may be waived in whole or in part, with or without terms or conditions, in respect of any Borrowing without prejudicing the Administrative Agent’s or the Lenders’ rights to assert them in whole or in part in respect of any other Borrowing.

11.2 Amendments; Consents. No amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, and no consent to any departure by Borrower or any other Party therefrom, may in any event be effective unless in writing signed by the Administrative Agent with, except as described in clause (iii) of the proviso below, the written approval of the Required Lenders (and, in the case of any amendment, modification or supplement of or to any Loan Document to which Borrower or any other Obligor is a party, signed by Borrower and each such other Obligor, and, in the case of any amendment, modification or supplement to Article 10, signed by the Administrative Agent), and then only in the specific instance and for the specific purpose given; and, without the approval in writing of all the Lenders, no amendment, modification, supplement, termination, waiver or consent may be effective:

(a) To amend or modify the principal of, or the amount of principal, principal prepayments or the rate of interest payable on, any Note, or the amount of any commitment fee payable to any Lender, or any other fee or amount (other than default interest) payable to any Lender (in its capacity as a Lender) under the Loan Documents or to waive an Event of Default consisting of the failure of Borrower to pay when due principal, interest (other than default interest) or any fee;

(b) To postpone any date fixed for any payment of principal of, prepayment of principal of or any installment of interest on, any Note or any installment of any fee, or to extend the term of the Facility;

(c) To amend the provisions of the definition of “Required Lenders” or “Maturity Date”;

(d) To release any Guarantor from its Guaranty or to release any Collateral from the Lien of the Collateral Documents with a book value (as determined in accordance with GAAP) in excess of $5,000,000 except if such release of material Collateral occurs in connection with a Disposition permitted under the Loan

Documents, in which case such release shall not require the consent of any of the Lenders; or

(e) To amend or waive Section 8.1 or this Section 11.2; or

(f) To amend any provision of this Agreement that expressly requires the consent or approval of all the Lenders;

provided, however, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Lender in addition to the Lenders required above, affect the rights or duties of the Issuing Lender under this Agreement or any Letter of Credit Agreement relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; and (iii) the consent of the Required Lenders shall not be required with respect to any amendment, modification, supplement, extension, termination or waiver of any provision of any Approved Interest Rate Protection Agreement or Approved Foreign Exchange Agreement so long as such amendment, modification, supplement, extension, termination or waiver would not result in a breach or other violation of any provision of any other Loan Document.

Any amendment, modification, supplement, termination, waiver or consent pursuant to this Section 11.2 shall apply equally to, and shall be binding upon, all the Lenders and the Administrative Agent.

11.3 Costs, Expenses and Taxes. Borrower agrees to pay within five (5) Banking Days after demand, accompanied by an invoice therefor, all reasonable expenses of the Administrative Agent (including the reasonable fees and expenses of counsel to the Administrative Agent (including reasonable allocated costs of in-house counsel employed by the Administrative Agent) and of local counsel, if any, who may be retained by counsel to the Administrative Agent) in connection with:

(a) The negotiation, preparation, execution and delivery of this Agreement and of each other Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to this Agreement or any other Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby (or thereby) are consummated;

(b) The filing, recording, re-filing or re-recording of any Loan Document or any UCC financing statement relating thereto and all amendments, supplements, amendments and restatements and other modifications to any thereof and any and all other documents or instruments of further assurance required to be filed or recorded or re-filed or re-recorded by the terms hereof or the terms of any Loan Document;

(c) The preparation and review of the form of any document or instrument relevant to this Agreement or any other Loan Document; and

(d) The preparation of any information or response required with respect to any investigative request or inquiry, approval, findings of suitability or any other response or communication involving a Governmental Agency arising out of this Agreement, any other Loan Document or any Obligation evidenced by the Loan Documents or the participation in any public or investigatory hearing or meeting.

Borrower further agrees to pay, and to save the Administrative Agent, the Issuing Lender and the Lenders harmless from all liability for, any stamp and similar taxes that may be payable in connection with the execution or delivery of this Agreement, the credit extensions made hereunder, or the issuance of the Notes, the Letters of Credit or any other Loan Document. Borrower also agrees to reimburse the Administrative Agent and, after the occurrence and during the continuance of an Event of Default, the Issuing Lender and each Lender upon demand for all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and legal expenses of counsel and fees and expenses of consultants to the Administrative Agent, the Issuing Lender and the Lenders (including reasonable allocated costs of in-house counsel employed by any such Person)) incurred by the Administrative Agent, the Issuing Lender or such Lenders in connection with (i) the negotiation of any restructuring or “work-out” with Borrower whether or not consummated, of any Obligations, (ii) the enforcement or attempted enforcement of any Obligations and any matter related thereto, (iii) any bankruptcy of Borrower (including any adversary proceeding, contested matter or motion brought by the Administrative Agent, the Issuing Lender, any Lender or any other Person) and (iv) the prosecution or defense of any action in any way related to any of the Loan Documents, including any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, relating to Borrower or any other Person. Any amount payable to the Administrative Agent or any Lender under this Section 11.3 shall bear interest from the fifth Banking Day following the date of demand, if not then paid, for payment at the Default Rate.

11.4 Nature of Lenders’ Obligations. The obligations of the Lenders hereunder are several and not joint or joint and several. Nothing contained in this Agreement or any other Loan Document and no action taken by the Administrative Agent or the Lenders or any of them pursuant hereto or thereto may, or may be deemed to, make the Lenders a partnership, an association, a joint venture or other entity, either among themselves or with Borrower, any other Obligor or any Affiliate of any Obligor. A default by any Lender will not increase the Commitment of any other Lender or the Pro Rata Share of the Facility attributable to any other Lender. Any Lender not in default may, if it desires, assume (in such proportion as the nondefaulting Lenders agree) the obligations of any Lender in default, but no Lender is obligated to do so.

11.5 Survival of Representations and Warranties. All representations and warranties contained herein or in any other Loan Document, or in any certificate or other writing delivered by or on behalf of any one or more of the Parties to any Loan Document, will survive the making of the Advances hereunder and the execution and delivery of the

Notes, and have been or will be relied upon by Lender, notwithstanding any investigation made by the Administrative Agent or any Lender or on their behalf.

11.6 Notices. Except as otherwise expressly provided in the Loan Documents, all notices, requests, demands, directions and other communications provided for hereunder or under any other Loan Document must be in writing and must be mailed, telegraphed, telecopied, dispatched by commercial courier or delivered to the appropriate party at the address set forth on the signature pages of this Agreement or other applicable Loan Document or, as to any party to any Loan Document, at any other address as may be designated by it in a written notice sent to all other parties to such Loan Document in accordance with this Section. Except as otherwise expressly provided in any Loan Document, if any notice, request, demand, direction or other communication required or permitted by any Loan Document is given by mail it will be effective on the earlier of receipt or the fourth Banking Day after deposit in the United States mail with first class or airmail postage prepaid; if given by telegraph or cable, when delivered to the telegraph company with charges prepaid; if given by telecopier, when sent; if dispatched by commercial courier, on the scheduled delivery date; or if given by personal delivery, when delivered.

11.7 Execution of Loan Documents. Unless the Administrative Agent otherwise specifies with respect to any Loan Document, (a) this Agreement and any other Loan Document may be executed in any number of counterparts and any party hereto or thereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this Agreement or any other Loan Document, as the case may be, when taken together will be deemed to be but one and the same instrument and (b) execution of any such counterpart may be evidenced by a telecopier transmission of the signature of such party. The execution of this Agreement or any other Loan Document by any party hereto or thereto will not become effective until counterparts hereof or thereof, as the case may be, have been executed by all the parties hereto or thereto.

11.8 Binding Effect; Assignment.

(a) This Agreement and the other Loan Documents to which Borrower is a Party will be binding upon and inure to the benefit of Borrower, the Administrative Agent, each of the Lenders, and their respective successors and assigns, except that Borrower may not assign its rights hereunder or thereunder or any interest herein or therein without the prior written consent of all the Lenders. Each Lender represents that it is not acquiring its Note with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (subject to any requirement that disposition of such Note must be within the control of such Lender). Any Lender may at any time pledge its Note or any other instrument evidencing its rights as a Lender under this Agreement to a Federal Reserve Bank, but no such pledge shall release that Lender from its obligations hereunder or grant to such Federal Reserve Bank the rights of a Lender hereunder absent foreclosure of such pledge.

(b) From time to time following the Closing Date, each Lender may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement (including all or any portion of its interest in any Advance or

L/C Exposure owing to such Lender, any Note held by such Lender, the Commitment of such Lender and/or any other interest of such Lender hereunder (in respect of such Lender, its “Credit Exposure”)); provided that, subject to subsection (f) below, (i) such Eligible Assignee, if not then a Lender or an Affiliate of the assigning Lender, shall be approved by the Administrative Agent and Borrower (neither of which approvals shall be unreasonably withheld or delayed), (ii) such assignment shall be evidenced by an Assignment and Acceptance, a copy of which shall be furnished to the Administrative Agent as hereinbelow provided, (iii) except in the case of an assignment (A) to an Affiliate of the assigning Lender, (B) to another Lender or (C) of the entire remaining Credit Exposure of the assigning Lender under this Agreement, the assignment shall not assign Credit Exposure that is equivalent to less than $5,000,000 or, unless such assignment is of such assigning Lender’s entire remaining Credit Exposure, result in the assigning Lender retaining less than $5,000,000 in Credit Exposure, and (iv) the effective date of any such assignment shall be as specified in the Assignment and Acceptance, but not earlier than the date which is five (5) Banking Days after the date the Administrative Agent has received the Assignment and Acceptance. Upon the effective date of such Assignment and Acceptance, the Eligible Assignee named therein shall be a Lender for all purposes of this Agreement, with the Credit Exposure therein set forth and, to the extent of such Credit Exposure, the assigning Lender shall be released from its further obligations under this Agreement. Borrower agrees that it shall execute and deliver (against delivery by the assigning Lender to Borrower of such Lender’s Notes) to such assignee Lender, Notes evidencing that assignee Lender’s Credit Exposure, and to the assigning Lender, Notes evidencing the remaining balance of the Credit Exposure retained by the assigning Lender.

(c) By executing and delivering an Assignment and Acceptance, the Eligible Assignee thereunder acknowledges and agrees that: (i) other than the representation and warranty that it is the legal and beneficial owner of the rights and obligations hereunder being assigned thereby free and clear of any adverse claim, the assigning Lender has made no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness or sufficiency of this Agreement or any other Loan Document; (ii) the assigning Lender has made no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance by Borrower of the Obligations; (iii) it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) it will, independently and without reliance upon the Administrative Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) it appoints and authorizes the Administrative Agent to take such action and to exercise such powers under this Agreement as are delegated to the Administrative Agent by this Agreement; and (vi) it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) of the names and address of each of the Lenders and the Pro Rata Share of the Commitments held by each Lender, giving effect to each Assignment and Acceptance. The Register shall be available during normal business hours for inspection by Borrower or any Lender upon reasonable prior notice to the Administrative Agent. After receipt of a completed Assignment and Acceptance executed by any Lender and an Eligible Assignee, and receipt of an assignment fee of $3,500 from such Lender or Eligible Assignee, the Administrative Agent shall, promptly following the effective date thereof, provide to Borrower and the Lenders a revised Schedule 1.1 giving effect thereto. Borrower, the Administrative Agent and the Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the Pro Rata Shares of the Facility listed therein for all purposes hereof, and no assignment or transfer of any Lender’s rights and obligations hereunder shall be effective, in each case unless and until an Assignment and Acceptance effecting the assignment or transfer thereof shall have been accepted by the Administrative Agent and recorded in the Register as provided above. Prior to such recordation, all amounts owed with respect to the applicable Pro Rata Shares of the Facility shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Pro Rata Shares of the Facility.

(e) Each Lender may from time to time grant participations to one or more banks or other financial institutions in or to all or a portion of its Credit Exposure; provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other financial institutions shall not be a Lender hereunder for any purpose except, if the participation agreement so provides, for the purposes of Sections 3.5, 3.6, 11.11 and 11.21 but only to the extent that the cost of such benefits to Borrower does not exceed the cost which Borrower would have incurred in respect of the Lender granting such participation absent the participation, (iv) Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (v) the participation interest shall be expressed as a percentage of the granting Lender’s Pro Rata Share of the Facility as it then exists and shall not restrict an increase in the Facility (or the aggregate Commitments pertaining thereto), or in the granting Lender’s rights and obligations hereunder, so long as the amount of the participation interest is not affected thereby and (vi) the consent of the holder of such participation interest shall not be required for amendments or waivers of provisions of the Loan Documents other than those which (A) extend any Maturity Date or any other date upon which any payment of money (other than default interest) is due to the Lenders, (B) reduce the rate of interest on the Notes, any fee or any other monetary amount (other than default interest) payable to the Lenders, (C) reduce the amount of any installment of principal due under the Notes, or (D) release any Guarantor from its Guaranty.

(f) Borrower agrees that upon the occurrence and during the continuance of any Event of Default, each Lender shall be entitled to assign its rights hereunder and under the Loan Documents to any Person, in whole or in any part thereof, notwithstanding any provisions contained herein (including those set forth in subsection (b) above) or in any other Loan Document to the contrary, except that, other than (i) assignments by a Lender to an Affiliate of such Lender or to another Lender or (ii) pledges described in the last sentence of subsection (a) above, no assignment shall be made without the approval of the Administrative Agent.

11.9 Right of Setoff. If an Event of Default has occurred and is continuing, the Administrative Agent or any Lender (but in each case only with the consent of the Required Lenders) may exercise its rights under Article 9 of the UCC and other applicable Laws and, to the extent permitted by applicable Laws, apply any funds in any deposit account maintained with it by Borrower and/or any Property of Borrower in its possession against the Obligations.

11.10 Sharing of Setoffs. Each Lender severally agrees that if it, through the exercise of any right of setoff, banker’s lien or counterclaim against a Borrower, or otherwise, receives payment of the Obligations held by it that is ratably more than any other Lender, through any means, receives in payment of the Obligations held by that Lender, then, subject to applicable Laws: (a) the Lender exercising the right of setoff, banker’s lien or counterclaim or otherwise receiving such payment shall purchase, and shall be deemed to have simultaneously purchased, from each of the other Lenders a participation in the Obligations held by the other Lenders and shall pay to the other Lenders a purchase price in an amount so that the share of the Obligations held by each Lender after the exercise of the right of setoff, banker’s lien or counterclaim or receipt of payment shall be in the same proportion that existed prior to the exercise of the right of setoff, banker’s lien or counterclaim or receipt of payment; and (b) such other adjustments and purchases of participations shall be made from time to time as shall be equitable to ensure that all of the Lenders share any payment obtained in respect of the Obligations ratably in accordance with each Lender’s share of the Obligations immediately prior to, and without taking into account, the payment; provided that, if all or any portion of a disproportionate payment obtained as a result of the exercise of the right of setoff, banker’s lien, counterclaim or otherwise is thereafter recovered from the purchasing Lender by a Borrower or any Person claiming through or succeeding to the rights of a Borrower, the purchase of a participation shall be rescinded and the purchase price thereof shall be restored to the extent of the recovery, but without interest. Each Lender that purchases a participation in the Obligations pursuant to this Section 11.10 shall from and after the purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in an Obligation so purchased pursuant to this Section 11.10 may exercise any and all rights of setoff, banker’s lien or counterclaim with respect to the participation as fully as if the Lender were the original owner of the Obligation purchased.

11.11 Indemnity by Borrower. Borrower agrees to indemnify, save and hold harmless the Administrative Agent and each Lender and their respective directors, officers,

agents, attorneys and employees (collectively the “Indemnitees”) from and against: (a) any and all claims, demands, actions or causes of action (except a claim, demand, action, or cause of action for any amount excluded from the definition of “Taxes” in Section 3.10(e)) if the claim, demand, action or cause of action arises out of or relates to (i) any act or omission (or alleged act or omission) of Borrower, any other Obligor, any Affiliate of any Obligor or any partner, officer, director, stockholder, or other equity interest holder of any Obligor relating to the Facility, (ii) the use or contemplated use of proceeds of any Borrowing, (iii) the relationship of Borrower and the Lenders under this Agreement, or (iv) the Loan Documents or the Facility in any other manner or respect; (b) any administrative or investigative proceeding by any Governmental Agency arising out of or related to a claim, demand, action or cause of action described in clause (a) above; and (c) any and all liabilities, losses, reasonable costs or expenses (including reasonable attorneys’ fees and the reasonably allocated costs of attorneys employed by any Indemnitee and disbursements of such attorneys and other professional services) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action or cause of action; provided that (A) no Indemnitee shall be entitled to indemnification for any liability, loss, cost or expense caused by its own gross negligence or willful misconduct or for any liability, loss, cost or expense asserted against it by another Indemnitee and (ii) none of Wells Fargo & Company nor any of its Subsidiaries (collectively, the “Wells Fargo Entities”) shall be entitled to indemnification for any loss, liability, cost or expense incurred by any Wells Fargo Entity solely as a result of, or otherwise in connection wit or arising with respect to, such Wells Fargo Entity’s equity ownership in Borrower. If any claim, demand, action or cause of action is asserted against any Indemnitee, such Indemnitee shall promptly notify Borrower, but the failure to so promptly notify Borrower shall not affect Borrower’s obligations under this Section unless such failure materially prejudices Borrower’s right to participate in the contest of such claim, demand, action or cause of action, as hereinafter provided. Such Indemnitee may (and shall, if requested by Borrower in writing) contest the validity, applicability and amount of such claim, demand, action or cause of action and shall permit Borrower to participate in such contest. Any Indemnitee that proposes to settle or compromise any claim or proceeding for which Borrower may be liable for payment of indemnity hereunder shall give Borrower written notice of the terms of such proposed settlement or compromise reasonably in advance of settling or compromising such claim or proceeding and shall obtain Borrower’s prior consent (which shall not be unreasonably withheld or delayed). In connection with any claim, demand, action or cause of action covered by this Section 11.11 against more than one Indemnitee, all such Indemnitees shall be represented by the same legal counsel (which may be a law firm engaged by the Indemnitees or attorneys employed by an Indemnitee or a combination of the foregoing) selected by the Indemnitees, provided, that if such legal counsel determines in good faith that representing all such Indemnitees would or could result in a conflict of interest under Laws or ethical principles applicable to such legal counsel or that a defense or counterclaim is available to an Indemnitee that is not available to all such Indemnitees, then to the extent reasonably necessary to avoid such a conflict of interest or to permit unqualified assertion of such a defense or counterclaim, each affected Indemnitee shall be entitled to separate representation by legal counsel selected by that Indemnitee, with all such legal counsel using reasonable efforts to avoid unnecessary duplication of effort by counsel for all Indemnitees; and further provided that the Administrative Agent (as an Indemnitee) shall at all times be entitled to representation by separate legal counsel (which may be a law firm or attorneys employed by the Administrative Agent or a combination of the foregoing). Any obligation or liability of Borrower to any Indemnitee under this Section 11.11 shall survive the expiration or termination of this Agreement and the repayment of all Borrowings and the payment and performance of all other Obligations owed to the Lenders.

11.12 Nonliability of the Lenders. Borrower acknowledges and agrees that:

(a) Any inspections of any Property of Borrower or any other Obligor made by or through the Administrative Agent or the Lenders are for purposes of administration of the Facility only and Borrower is not entitled to rely upon the same (whether or not such inspections are at the expense of Borrower);

(b) By accepting or approving anything required to be observed, performed, fulfilled or given to the Administrative Agent or the Lenders pursuant to the Loan Documents, neither the Administrative Agent nor the Lenders shall be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by the Administrative Agent or the Lenders;

(c) The relationship between Borrower and the Administrative Agent and the Lenders is, and shall at all times remain, solely that of borrower and lenders; neither the Administrative Agent nor the Lenders shall under any circumstance be construed to be partners or joint venturers of Borrower, any other Obligor or any of their respective Affiliates; neither the Administrative Agent nor the Lenders shall under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower, any other Obligor or any of their respective Affiliates, or to owe any fiduciary duty to Borrower, any other Obligor or any of their respective Affiliates; neither the Administrative Agent nor the Lenders undertake or assume any responsibility or duty to Borrower, any other Obligor or any of their respective Affiliates to select, review, inspect, supervise, pass judgment upon or inform Borrower, any other Obligor or any of their respective Affiliates of any matter in connection with their Property or the operations of Borrower, any other Obligor or any of their respective Affiliates; Borrower, the other Obligors and their respective Affiliates shall rely entirely upon their own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by the Administrative Agent or the Lenders in connection with such matters is solely for the protection of the Administrative Agent and the Lenders and neither Borrower nor any other Person is entitled to rely thereon; and

(d) The Administrative Agent and the Lenders shall not be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to Property caused by the actions, inaction or negligence of Borrower, any other Obligor and/or any of their respective Affiliates and Borrower hereby indemnifies and holds the Administrative Agent and the Lenders harmless on the terms set forth in Section 11.11 from any such loss, damage, liability or claim.

11.13 No Third Parties Benefited. This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of Borrower, the Administrative Agent and the Lenders in connection with the Facilities, and is made for the sole benefit of Borrower, the Administrative Agent and the Lenders, and the Administrative Agent’s and the Lenders’ successors and assigns. Except as provided in Sections 11.8 and 11.11, no other Person shall have any rights of any nature hereunder or by reason hereof.

11.14 Confidentiality. Each Lender agrees to hold any confidential information that it may receive from Borrower pursuant to this Agreement in confidence, except for disclosure: (a) to other Lenders or Affiliates of a Lender; (b) to legal counsel and accountants for Borrower, any other Obligor or any Lender; (c) to other professional advisors to Borrower or any other Obligor or any Lender, provided that the recipient has accepted such information subject to a confidentiality agreement substantially similar to this Section 11.14; (d) to regulatory officials having jurisdiction over that Lender; (e) as required by Law or legal process, provided that each Lender agrees to notify Borrower of any such disclosures unless prohibited by applicable Laws, or in connection with any legal proceeding to which that Lender and Borrower or any other Obligor are adverse parties; and (f) to another financial institution in connection with a disposition or proposed disposition to that financial institution of all or part of that Lender’s interests hereunder or a participation interest in its Note(s), provided that the recipient has accepted such information subject to a confidentiality agreement substantially similar to this Section 11.14. For purposes of the foregoing, “confidential information” shall mean any information respecting Borrower or any other Obligor reasonably considered by Borrower to be confidential, other than (i) information previously filed with any Governmental Agency and available to the public, (ii) information previously published in any public medium from a source other than, directly or indirectly, that Lender, and (iii) information previously disclosed by Borrower or such other Obligor to any Person not associated with Borrower or such other Obligor which does not owe a professional duty of confidentiality to Borrower or such other Obligor or which has not executed an appropriate confidentiality agreement with Borrower or such other Obligor. Nothing in this Section shall be construed to create or give rise to any fiduciary duty on the part of the Administrative Agent or the Lenders to Borrower or any other Obligor.

11.15 Further Assurances. Borrower shall, at its expense and without expense to the Lenders or the Administrative Agent, do, execute and deliver such further acts and documents as the Required Lenders or the Administrative Agent from time to time reasonably require for the assuring and confirming unto the Lenders or the Administrative Agent of the rights hereby created or facilitating the performance of the terms of any Loan Document.

11.16 Integration. This Agreement, together with the other Loan Documents, the Fee Letter and the provisions of the Proposal Letter regarding syndication of the Facility (including the cost reimbursement provisions relating to any such syndication), comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

11.17 Governing Law. EXCEPT TO THE EXTENT OTHERWISE PROVIDED THEREIN, EACH LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN CALIFORNIA. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN A STATE OR FEDERAL COURT LOCATED IN THE STATE OF CALIFORNIA. THE PARTIES EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN ANY SUCH COURT, AND THE PARTIES HEREBY WAIVE ANY OBJECTION THEY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION AND HEREBY CONSENT TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY ANY SUCH COURT. FURTHERMORE, THE PARTIES HEREBY WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT THEY MAY HAVE TO ASSERT THE DOCTRINE OF “FORUM NON CONVENIENS” OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 11.17.

11.18 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable or invalid as to any party or in any jurisdiction shall, as to that party or jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions or the operation, enforceability or validity of that provision as to any other party or in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

11.19 Headings. Article and Section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.

11.20 Time of the Essence. Time is of the essence of the Loan Documents.

11.21 Foreign Lenders and Participants. Each Lender, and each holder of a participation interest herein, that is incorporated or otherwise organized under the Laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia shall deliver to Borrower (with a copy to the Administrative Agent), on or before the Closing Date (or on or before accepting an assignment or receiving a participation interest herein pursuant to Section 11.8, if applicable) two duly completed copies, signed by a Responsible Official, of Form W-8 BEN or W-8 ECI (or other equivalent successor form) satisfactory to Borrower and the Administrative Agent that no withholding under the federal income tax laws is required with respect to such Person. Thereafter and from time to time, each such Person shall (a) promptly submit to Borrower (with a copy to the Administrative Agent), such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to Borrower and the Administrative Agent of any available exemption from, United States withholding taxes in respect of all payments to be made to such Person by Borrower pursuant to this Agreement and (b) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Person, and as may be reasonably necessary (including the re-designation of its LIBOR Lending Office, if any) to avoid any requirement of applicable Laws that Borrower make any deduction or withholding for taxes from amounts payable to such Person. In the event that Borrower or the Administrative Agent become aware that a participation has been granted pursuant to Section 11.8(e) to a financial institution that is incorporated or otherwise organized under the Laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia, then, upon request made by Borrower or the Administrative Agent to the Lender that granted such participation, such Lender shall cause such participant financial institution to deliver the same documents and information to Borrower and the Administrative Agent as would be required under this Section if such financial institution were a Lender.

11.22 Hazardous Material Indemnity. Borrower hereby agrees to indemnify, hold harmless and defend (by counsel reasonably satisfactory to the Administrative Agent) the Administrative Agent and each of the Lenders and their respective directors, officers, employees, agents, successors and assigns from and against any and all claims, losses, damages, liabilities, fines, penalties, charges, administrative and judicial proceedings and orders, judgments, remedial action requirements, enforcement actions of any kind, and all reasonable costs and expenses incurred in connection therewith (including but not limited to reasonable attorneys’ fees and the reasonably allocated costs of attorneys employed by the Administrative Agent or any Lender, and expenses to the extent that the defense of any such action has not been assumed by Borrower), arising directly or indirectly out of (a) the presence on, in, under or about any Real Property of any Hazardous Materials, or any releases or discharges of any Hazardous Materials on, under or from any Real Property and (b) any activity carried on or undertaken on or off any Real Property by Borrower, any other Obligor or any of their predecessors in title, whether prior to or during the term of this Agreement, and whether by Borrower, any other Obligor or any predecessor in title or any employees, agents, contractors or subcontractors of Borrower, any other Obligor or any predecessor in title, or any third persons at any time occupying or present on any Real Property, in connection with the handling, treatment, removal, storage, decontamination, clean-up, transport or disposal of any Hazardous Materials at any time located or present on, in, under or about any Real Property. The foregoing indemnity shall further apply to any residual contamination on, in, under or about any Real Property, or affecting any natural resources, and to any contamination of any Property or natural resources arising in connection with the generation, use, handling, storage, transport or disposal of any such Hazardous Materials, and irrespective of whether any of such activities were or will be undertaken in accordance with applicable Laws, but the foregoing indemnity shall not apply to Hazardous Materials on, in, under or about any Real Property, the presence of which is caused by the Administrative Agent or the Lenders. Borrower hereby acknowledges and agrees that, notwithstanding any other provision of this Agreement or any of the other Loan Documents to the contrary, the obligations of Borrower under this Section shall be unlimited obligations of Borrower and shall not be secured by any Lien on any Real Property. Any obligation or liability of Borrower to any Indemnitee under this Section 11.22 shall survive the expiration or termination of this Agreement and the repayment of all Advances and the payment and performance of all other Obligations owed to the Lenders.

11.23 Purported Oral Amendments. BORROWER EXPRESSLY ACKNOWLEDGES THAT THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY ONLY BE AMENDED OR MODIFIED, OR THE PROVISIONS HEREOF OR THEREOF WAIVED OR SUPPLEMENTED, BY AN INSTRUMENT IN WRITING THAT COMPLIES WITH SECTION 11.2. BORROWER AGREES THAT IT WILL NOT RELY ON ANY COURSE OF DEALING, COURSE OF PERFORMANCE, OR ORAL OR WRITTEN STATEMENTS BY ANY REPRESENTATIVE OF THE ADMINISTRATIVE AGENT OR ANY LENDER THAT DOES NOT COMPLY WITH SECTION 11.2 TO EFFECT AN AMENDMENT, MODIFICATION, WAIVER OR SUPPLEMENT TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

11.24 Arbitration.

(a) Arbitration. Except as provided in Section 11.24(c), the parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise arising out of or relating to in any way (i) the Loans and related Loan Documents which are the subject of this Agreement and its negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit under this Agreement.

(b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in California selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. § 91 or any similar applicable state Law.

(c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in clauses (i), (ii) and (iii) of this subsection.

(d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators, unless the applicable parties mutually agree upon the selection of a single arbitrator within thirty (30) days of a written request by one party to another party to select a single arbitrator (provided that if within such 30-day period no such mutual agreement is reached, then the three arbitrator standard shall apply); provided, however, that, if three arbitrators are selected, all three such arbitrators must actively participate in all hearings and deliberations. The arbitrator(s) will be a neutral attorney licensed in the State of California or a neutral retired judge of the state or federal judiciary of California, in either case with a minimum of ten years experience in the substantive Law applicable to the subject matter of the dispute to be arbitrated. The arbitrator(s) will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator(s) will decide (by documents only or with a hearing at the discretion of the arbitrator(s)) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator(s) shall resolve all disputes in accordance with the substantive Law of California and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator(s) shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator(s) deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable Law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e) Discovery. In any arbitration proceeding discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date and within 180 days of the filing of the dispute with the AAA. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f) Class Proceedings and Consolidations. The resolution of any dispute arising pursuant to the terms of this Agreement shall be determined by a separate arbitration proceeding and such dispute shall not be consolidated with other disputes or included in any class proceeding.

(g) Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses (including reasonable attorneys’ fees) of the arbitration proceeding to the prevailing party. If both parties to such dispute prevail in part, such fees shall be allocated among the disputing parties in such amounts as may be determined by the arbitrator based on the relative merits and amounts of each party’s claims.

(h) Injunctions. The arbitrator shall have the right to issue temporary restraining orders, preliminary injunctions and final injunctions.

(i) Real Property Collateral; Judicial Reference. Notwithstanding anything herein to the contrary, no dispute shall be submitted to arbitration if the dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real Property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such dispute is not submitted to arbitration, the dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA’s selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

(j) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable Law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. The arbitration provisions set forth in this Section 11.24 shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

11.25 Replacement of Lenders. If any Lender (i) shall be entitled to increased compensation pursuant to Section 3.5 or Section 3.6(a) or (b), (ii) shall not be required to fund LIBOR loans as a result of the application of Section 3.6(c); or (iii) does not consent to a requested waiver or amendment hereof that is consented to by the Required Lenders, then Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.8), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) Borrower shall have paid or shall shave caused to be paid to the Administrative Agent the assignment fee specified in Section 11.8(d),

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts); and

(c) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise made within five (5) Business Days of Borrower’s notice to such Lender of Borrower’s intent to replace such Lender, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

11.26 USA Patriot Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

[THIS SPACE INTENTIONALLY LEFT BLANK -

SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

KEYSTONE AUTOMOTIVE INDUSTRIES, INC., a California corporation

By	/s/ John A. Palumbo
Name: John A. Palumbo
Title: CFO, Vice President & Treasurer

Address for Borrower:

Keystone Automotive Industries, Inc. 700 E. Bonita Avenue Pomona, California 91767

Attn: Chief Financial Officer

Telecopier: (909) 624-9136 Telephone: (909) 624-8041

With a copy to:

Keystone Automotive Industries, Inc. 700 E. Bonita Avenue Pomona, California 91767

Attn: General Counsel

Telecopier: (909) 624-9136 Telephone: (909) 624-8041

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By	/s/ Robert Louk
Name: Robert Louk
Title: Vice President

Address for notices to Administrative Agent for borrowings and payments:

Wells Fargo Bank, National Association San Gabriel Valley RCBO 1000 Lakes Drive, Suite 250 West Covina, California 91790 Attn: Keystone Automotive Account Officer

Telecopier: (626) 919-2909 Telephone: (626) 919-6613

With a copy to:

Wells Fargo Bank, National Association 201 Third Street, 8th Floor San Francisco, California 94103 Attn: Keystone Automotive Agency Officer

Telecopier: (415) 546-6353 Telephone: (415) 477-5339

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By	/s/ Robert Louk
Name: Robert Louk
Title: Vice President

Address:

Wells Fargo Bank, National Association San Gabriel Valley RCBO 1000 Lakes Drive, Suite 250 West Covina, California 91790 Attn: Keystone Automotive Account Officer

Telecopier: (626) 919-2909 Telephone: (626) 919-6613

JPMORGAN CHASE BANK, N.A., as a Lender

By	/s/ Sanjna R. Daphtary
Name: Sanjna R. Daphtary
Title: Associate

Address:

1999 Avenue of the Stars, 27th Floor Los Angeles, California 90067 Attention: Sanjna Daphtary

Telecopier: (310) 860-7110 Telephone: (310) 860-7283

SCHEDULE 1.1

LENDER COMMITMENTS AND

PRO RATA SHARES

BANK	AMOUNT	%
Wells Fargo	$50,000,000	66.66666667%
JPMorgan Chase	$25,000,000	33.33333333%
TOTAL	$75,000,000	100.00000000%

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